UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Gap, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF GAP INC. SHAREHOLDERS
PROXY STATEMENT
May 11, 2021
Via the Internet
www.virtualshareholdermeeting.com/GAP2021

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS

DATE AND TIME Tuesday, May 11, 2021 10:00 a.m., San Francisco Time
ITEMS OF BUSINESS
•Elect as directors the thirteen director nominees named in this Proxy Statement;
•Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022;
•Hold an advisory vote to approve the compensation of our named executive officers;
•Approve the amendment and restatement of The Gap, Inc. Employee Stock Purchase Plan;
•Approve the amendment and restatement of The Gap, Inc. 2016 Long-Term Incentive Plan; and
•Transact such other business as may properly come before the meeting.

INTERNET AVAILABILITY
In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2020 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors, Annual Reports & Proxy links).
PROXY VOTING
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.
ATTENDING THE ANNUAL MEETING
You are entitled to attend the Annual Meeting, which will be held via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/GAP2021 on May 11, 2021 at 10:00 a.m., San Francisco Time, and any adjournments or postponements thereof. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions online during the Annual Meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

Given the ongoing COVID-19 pandemic, we have decided to use a virtual meeting format for our Annual Meeting, which allows us to continue to proceed with the Annual Meeting while mitigating the health and safety risks to participants. The platform for the virtual Annual Meeting includes functionality that affords validated shareholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. This technology will allow us to expand access to the Annual Meeting, improve communications and lower the cost to us, our shareholders and the environment. We expect to return to in-person annual meetings, when it becomes safe to do so.
By Order of the Board of Directors,

PLACE Via the Internet at www.virtualshareholdermeeting.com/GAP2021

RECORD DATE You must have been a shareholder of record at the close of business on March 15, 2021 to vote at the Annual Meeting.

Julie Gruber Corporate Secretary March 30, 2021

PROXY SUMMARY
References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.
These proxy materials are being delivered in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/GAP2021 on May 11, 2021, at 10:00 a.m., San Francisco Time, and any adjournment or postponement thereof (the “2021 Annual Meeting”). You will be able to attend the 2021 Annual Meeting online, vote your shares electronically and submit questions online during the 2021 Annual Meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on any additional voting instructions accompanying these proxy materials. The platform for the virtual 2021 Annual Meeting includes functionality that affords validated shareholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. We recommend that you log in a few minutes before the 2021 Annual Meeting to ensure you are logged in when the 2021 Annual Meeting starts.
On or about March 30, 2021, we commenced distribution of this Proxy Statement and the form of proxy to our shareholders entitled to vote at the Annual Meeting.

AGENDA			VOTING SHARES
Items of Business	Management Recommendation	Page No.
The holders of common stock at the close of business on March 15, 2021 (the “Record Date”) are entitled to one vote per share on each matter voted upon at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 374,911,323 shares of common stock outstanding.

Elect to the Board of Directors the thirteen nominees named in this Proxy Statement.	The Board recommends you vote “FOR” each of the thirteen nominees.	Page 5	You may vote your shares by:

Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 29, 2022.	The Board recommends you vote “FOR” the selection of the independent registered public accounting firm.	Page 24	By Internet prior to the 2021 Annual Meeting: www.proxyvote.com By Internet during the 2021 Annual Meeting: www.virtualshareholdermeeting.com/GAP2021

Hold an advisory vote to approve the overall compensation of the named executive officers.	The Board recommends you vote “FOR” the approval of the overall compensation of the Company’s named executive officers.	Page 27

Approve the amendment and restatement of The Gap, Inc. Employee Stock Purchase Plan.	The Board recommends you vote “FOR” the approval of the amendment and restatement of The Gap, Inc. Employee Stock Purchase Plan.	Page 28	By Mail Sign and return a proxy card (for shareholders of record) or voting instruction card (for beneficial owners of shares)

Approve the amendment and restatement of The Gap, Inc. 2016 Long-Term Incentive Plan.	The Board recommends you vote “FOR” the approval of the amendment and restatement of The Gap, Inc. 2016 Long-Term Incentive Plan.	Page 33	By Phone 1-800-690-6903

If you vote by Internet or by phone, you will need to have a proxy card or voting instruction card, or the Notice of Internet Availability, in hand when you access the voting website or call to vote by phone. And if you vote by Internet or phone, you do not need to return anything by mail. Specific voting instructions are found on the proxy card, voting instruction card, or the Notice of Internet Availability of Proxy Materials.

PROPOSALS REQUIRING YOUR VOTE
5	Proposal No. 1 — Election of Directors
	5	Nominees for Election as Directors
	10	Director Independence
	11	Key Director Attributes
	13	Corporate Governance
	15	Policies and Procedures with Respect to Related Party Transactions
	15	Certain Relationships and Related Transactions
	21	Compensation of Directors

24	Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm

27	Proposal No. 3 — Advisory Vote on the Overall Compensation of The Gap, Inc.’s Named Executive Officers

28	Proposal No. 4 — Approve the Amendment and Restatement of the Gap, Inc. Employee Stock Purchase Plan

33	Proposal No. 5 — Amendment and Restatement of The Gap, Inc.’s 2016 Long-Term Incentive Plan

EXECUTIVE COMPENSATION AND RELATED INFORMATION
	44	Compensation Discussion and Analysis
	64	Compensation Committee Report
	65	2020 Summary Compensation Table
	68	2020 Grants of Plan-Based Awards
	70	2020 Outstanding Equity Awards at Fiscal Year-End
	73	2020 Option Exercises and Stock Vested
	74	2020 Nonqualified Deferred Compensation
	75	2020 CEO Pay Ratio
	76	2020 Potential Payments Upon Termination
	79	Equity Compensation Plan Information

BENEFICIAL OWNERSHIP OF SHARES
	80	Beneficial Ownership Table
	82	Note Regarding Various Fisher Family Holdings
	82	Section 16(a) Beneficial Ownership Reporting Compliance

OTHER INFORMATION
	83	Questions and Answers about the Annual Meeting and Voting
	88	Note About Forward-Looking Statements

Appendix A — The Gap, Inc. Employee Stock Purchase Plan (As Amended and Restated Effective as of May 11, 2021)

Appendix B — The Gap, Inc. 2016 Long-Term Incentive Plan (As Amended and Restated Effective as of May 11, 2021)

PROPOSALS REQUIRING
YOUR VOTE
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Nominees for Election as Directors
ELECTION PROCESS
Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance and Sustainability Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors.
DIRECTOR NOMINATIONS
The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed in accordance with our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

John J. Fisher
Age: 59 Director since 2018 Committee Membership: None
Executive Vice Chairman of Pisces, Inc., an investment group, since 2016. President of Pisces, Inc. from 1992 to 2016.
Mr. Fisher brings extensive financial acumen, as well as executive leadership and risk management experience. In addition, he possesses deep retail industry and consumer product expertise having managed investments in a vast array of consumer goods and services companies.

Robert J. Fisher
Age: 66 Director since 1990 Committee Membership: Governance & Sustainability (Chair)
Managing Director, Pisces, Inc. since 2010. Interim President and Chief Executive Officer of Gap Inc. from January 2007 to August 2007 and November 2019 to March 2020. Chairman of the Board of Gap Inc. from 2004 to August 2007 and February 2015 to March 2020. Executive of Gap Inc. from 1992 to 1999. Various positions with Gap Inc. from 1980 to 1992. Former director of Sun Microsystems, Inc. from 1995 to 2006.
Mr. Fisher has vast retail business experience specific to Gap Inc. and its global operations, as a result of his many years serving in a variety of high-level Gap Inc. positions. His previous leadership and oversight roles at Gap Inc. provide him with a deep understanding and unique insight into our organizational and operational structure. Mr. Fisher brings strong leadership to the Board based on perspective gained from his management roles and experience as a key member of the founding family and significant shareholder.

William S. Fisher
Age: 63 Director since 2009 Committee Membership: None
Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Executive Vice Chairman of Pisces, Inc. since June 2016. Various positions with Gap Inc. from 1986 to 1998.
Mr. Fisher brings extensive global retail and business experience to the Board as a result of his many years serving in a variety of high-level positions across Gap Inc., including President of the International Division. In addition, as a director on the boards of a number of private retail companies, including Space NK and Diptyque, he brings extensive knowledge of the global retail industry and risk oversight expertise.

Tracy Gardner
Age: 57 Director since 2015 Committee Membership: Compensation & Management Development (Chair); Governance & Sustainability
Principal of Tracy Gardner Consultancy, since 2010. Chief Executive Officer of dELiA*s Inc., an omni-channel retail company primarily marketing to teenage girls, from 2013 to 2014. dELiA*s Inc. filed voluntary petitions for relief under Chapter 11 in December 2014. Former executive of J. Crew Group, Inc. from 2004 to 2010. Various positions with Gap Inc. from 1999 to 2004. Former director of Lands' End from 2014 to 2015.
With over 30 years of experience, Ms. Gardner is a retail industry veteran who brings deep product and operational expertise and experience as an operator, merchant, creative director and leader in growing multi-channel brands. In addition, her experience as a former senior executive within Gap Inc. and as a prior advisor to Gap brand provides Ms. Gardner with an in-depth understanding of Gap Inc.'s global business structure and operations.

Isabella D. Goren
Age: 60 Director since 2011 Committee Membership: Audit & Finance (Chair)
Chief Financial Officer of AMR Corporation and American Airlines, Inc. from 2010 to 2013. AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 in 2013, for which a voluntary petition was filed in 2011. Senior Vice President of Customer Relationship Marketing of American Airlines from 2006 to 2010. Various positions with AMR Corporation and American Airlines, Inc. from 1986 to 2006, including President of AMR Services, previously a subsidiary of AMR, from 1996 to 1998. Director of LyondellBasell Industries N.V. and MassMutual Financial Group.
Ms. Goren has broad experience in a number of key corporate functions, including finance, marketing, human resources and international operations. She brings extensive expertise in leadership of complex business functions, customer loyalty programs and online marketing, talent development, financial functions, and global operations and strategies.

Bob L. Martin
Age: 72 Director since 2002 Committee Membership: None
Executive Chairman, an employee role, Gap, Inc., since March 2020; Lead Independent Director of Gap Inc. from 2003 to 2015 and November 2019 to March 2020. Operating Partner of Stephens Group, Inc., a private equity group, since 2003. Principal (part-time) of Mcon Management Services, Ltd., a consulting company, since March 2020. Chief Executive Officer (part-time) of Mcon Management Services, Ltd. from 2002 to March 2020. Director of Conn’s Inc. since 2003. Independent Consultant from 1999 to 2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., from 1984 to 1999. Former director of Dillard’s, Inc. from 2003 to 2004, Edgewater Technology, Inc. from 1999 to 2005, Furniture Brands International, Inc. from 2003 to 2010, Guitar Center from 2004 to 2007, Sabre Holdings Corporation from 1997 to 2007, and SolarWinds, Inc. from 2009 to 2010.
Mr. Martin is a retail industry veteran with over 40 years of work experience. As the former chief executive officer of Wal-Mart International, during which he ran operations in 12 countries across four continents, Mr. Martin brings extensive global governance and executive management experience, as well as a vast knowledge of international consumer brands and markets. As the former executive vice president and chief information officer for Wal-Mart Stores, Inc., Mr. Martin also has extensive insight into the areas of information technology and supply chain capabilities and strategies specific to a global retail company.

Amy Miles
Age: 54 Director since 2020 Committee Membership: Audit and Finance	Former Chairman and Chief Executive Officer of Regal Entertainment Group, a leading theater chain, from 2015 to 2018. Chief Executive Officer, Regal Entertainment Group from 2009 to 2015. Executive Vice President, Chief Financial Officer and Treasurer, Regal Entertainment Group from 2002 to 2009. Director of Norfolk Southern Corporation.

As a former Chairman, Chief Executive Officer and Chief Financial Officer, Ms. Miles has extensive finance, accounting, and management experience. In addition, she brings expertise in information technology, marketing, and strategic planning.

Jorge P. Montoya
Age: 74 Director since 2004 Committee Membership: Compensation & Management Development
President, Global Snacks & Beverages, and President, Latin America, of The Proctor & Gamble Company, a consumer products company, from 1999 to 2004. Director of The Kroger Co. Former director of Rohm & Haas Company from 1996 to 2007.
With over 30 years of leadership at large consumer products companies, including The Proctor & Gamble Company, Mr. Montoya possesses a deep knowledge of Hispanic markets, as well as extensive experience in management, international growth, consumer products, and marketing.

Chris O'Neill
Age: 48 Director since 2018 Committee Membership: Compensation & Management Development	Partner, Portag3 Ventures, the venture capital arm of Sagard Holdings, since February 2020. Chairman, President and Chief Executive Officer of Evernote Corporation, a global cloud-based technology company, from 2016 to 2018. President and Chief Executive Officer, Evernote Corporation from 2015 to 2016. Various positions with Google Inc. from 2005 to 2015, including Managing Director, Google Canada from 2010 to 2014 and Head of Global Business Operations, Google [x], from 2014 to 2015.

Mr. O’Neill's experience as a venture investor, as the Chief Executive Officer of Evernote, and his decade-long experience at Google provides him with extensive expertise in leading high-growth, innovative companies and understanding the strategic role technology plays in business.

Mayo A. Shattuck III
Age: 66 Director since 2002 Committee Membership: Audit & Finance; Governance & Sustainability
Non-Executive Chairman of Exelon Corporation, an energy company, since 2013. Executive Chairman of Exelon Corporation from 2012 to 2013. Chairman, Chief Executive Officer, and President of Constellation Energy Group from 2002 to 2012. Chief Executive Officer and President of Constellation Energy Group from 2001 to 2002. Director of Capital One Financial Corporation and Alarm.com Holdings, Inc. (Mr. Shattuck is not standing for reelection to the board of Alarm.com Holdings, Inc. at their annual meeting in 2021.)
With his experience on the boards of directors of two other public companies, as the former chief executive officer of an investment bank and Constellation Energy Group, and as non-executive Chairman of Exelon Corporation, Mr. Shattuck brings extensive expertise in risk oversight, financial literacy and reporting, corporate governance, and compliance, as well as leadership experience.

Elizabeth A. Smith
Age: 57 Director since 2020 Committee Membership: Compensation & Management Development	Former Chairman and Chief Executive Officer of Bloomin' Brands, Inc., a casual dining restaurant company from 2012 to 2019 and Chairman through March 2020. Former President and Chief Executive Officer Bloomin’ Brands, Inc. from 2009 to 2012. Former executive of Avon Products, Inc. from 2005 to 2009. Various positions with Kraft Foods, Inc. from 1990 to 2004. Director of Bloomin’ Brands, Inc. and Hilton Worldwide Holdings Inc. Former director of Carter’s, Inc. from 2004 to 2008 and Staples, Inc. from 2008 to 2014.

As a former Chairman and Chief Executive Officer, Ms. Smith brings extensive global and customer-facing retail experience. She possesses deep experience in strategy, brands, marketing and sales, as well as corporate finance and financial reporting.

Salaam Coleman Smith
Age: 51 Director since 2021 Committee Membership: None	Former Executive Vice President at The Walt Disney Company’s Disney ABC Television Group, from 2014 to 2016, overseeing Strategy and Programming for ABC Family’s Freeform channel. Various senior executive roles at Comcast NBCUniversal from 2003 to 2014, including President of Style Network from 2008 to 2013. Senior executive at Viacom from 1993 to 2002, including serving as a senior executive within MTV Networks International Division and helping Nickelodeon’s global expansion in Europe, Asia, and Latin America. Director of Pinterest since 2020.

With over 23 years of media and entertainment industry experience at three global companies, Ms. Coleman Smith brings experience in strategy and change management, leading organizations through periods of significant transformation and growth. Additionally, she has substantial insights from her experience developing and leading one of the most diverse and inclusive management teams in the media industry.

Sonia Syngal
Age: 51 Director since 2020 Committee Membership: None
Chief Executive Officer of Gap Inc. since March 2020. President and Chief Executive Officer, Old Navy from April 2016 to March 2020. Executive Vice President, Global Supply Chain and Product Operations of Gap Inc. from February 2015 to April 2016. Executive Vice President, Global Supply Chain of Gap Inc. from November 2013 to January 2015. Since joining Gap Inc. in 2004, Ms. Syngal has served in key leadership and general management roles including Managing Director for Gap Inc.'s Europe business, Senior Vice President for Gap Inc.'s International division and Senior Vice President for Gap Inc.'s International Outlet division. Prior to joining Gap Inc., Ms. Syngal had a long career in Fortune 500 product companies, including Sun Microsystems where she led manufacturing operations, logistics and supply chain management, and at Ford Motor Company where she held roles in product design, quality and manufacturing engineering.

As a result of her service as President and Chief Executive Officer of Old Navy, as well as her service in other senior positions at Gap Inc., Ms. Syngal has extensive experience as a leader in the global retail industry, including specific expertise in management, talent development, supply chain and global operations.

John J. Fisher, Robert J. Fisher, and William S. Fisher are brothers. Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

DIRECTOR INDEPENDENCE
The Board has determined that the directors noted as "Independent" in the table below are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company.
In particular, the Board has determined that none of these directors has relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to John, Robert and William Fisher, the Board considered the following factors: (i) with the exception of Robert Fisher’s brief periods of service during 2007 and 2019 to 2020 as Interim President and Chief Executive Officer (“CEO”) of the Company during CEO transitions, neither John, Robert nor William Fisher has served as an officer of the Company in over 20 years; and (ii) NYSE guidance indicates that ownership of even a significant amount of stock does not preclude a finding of independence. After consideration of these factors, the Board concluded that there is no material relationship between the Company and John, Robert and William Fisher that would impact their independence under NYSE rules.

					Committee Membership
Name Occupation	Age	Director Since	Independent	Other Public Boards	AC	CC	GC
John J. Fisher Executive Vice Chairman of Pisces, Inc.	59	2018	Yes	—
Robert J. Fisher Managing Director, Pisces, Inc.	66	1990	Yes	—			C
William S. Fisher Founder and CEO, Manzanita Capital Limited	63	2009	Yes	—
Tracy Gardner Principal of Tracy Gardner Consultancy	57	2015	Yes	—		C	M
Isabella D. Goren Former CFO, American Airlines, Inc.	60	2011	Yes	1	C F
Bob L. Martin Executive Chairman, an employee role, and Director	72	2002	No	1
Amy Miles Former Chairman and CEO, Regal Entertainment Group	54	2020	Yes	2	M F
Jorge P. Montoya Former President, Global Snacks & Beverages, The Proctor & Gamble Company	74	2004	Yes	—		M
Chris O'Neill Partner, Portag3 Ventures	48	2018	Yes	—		M
Mayo A. Shattuck III Non-Executive Chairman, Exelon Corporation	66	2002	Yes	3	M F		M
Elizabeth Smith Former Chairman and CEO, Bloomin' Brands, Inc.	57	2020	Yes	2		M
Salaam Coleman Smith Former Executive Vice President, Disney ABC Television Group	51	2021	Yes	1
Sonia Syngal CEO and Director, Gap Inc.	51	2020	No	—
			C Chair M Member F Financial Expert
AC: Audit and Finance Committee
CC: Compensation and Management Development Committee
GC: Governance and Sustainability Committee

KEY DIRECTOR ATTRIBUTES

The Board believes that varying tenures and diverse backgrounds and perspectives create a balance between directors with a deeper knowledge of the Company's business, operations and history, and directors who bring new and fresh perspectives, which is important to the effectiveness of the Board’s oversight of the Company.

KEY DIRECTOR ATTRIBUTE MATRIX

All director nominees must possess certain core competencies, some of which include experience in retail, consumer products, real estate, store operations, logistics, product design, merchandising, international business/markets, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO.

In addition to having one or more of these core competencies, director nominees are identified and considered based on their knowledge, experience, integrity, leadership, reputation, background, viewpoint, qualifications, gender, race/ethnicity, personal characteristics and ability to understand the Company’s business, as well as their integrity, inclination to engage and intellectual approach. Accordingly, diversity is a factor that is considered in the identification and recommendation of potential director candidates. In this regard, of the thirteen director nominees, six are women and three are ethnically diverse. In addition, all director nominees are pre-screened to ensure that each candidate has qualifications and experience that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination. The Board believes that its criteria for selecting Board nominees are effective in promoting overall diversity.

Corporate Governance
CORPORATE GOVERNANCE GUIDELINES
We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board.

Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Corporate Governance Guidelines links).

ADDITIONAL CORPORATE GOVERNANCE INFORMATION
If you would like further information regarding our corporate governance practices, please visit the Governance and Corporate Compliance sections of www.gapinc.com (follow the Investors link). Those sections include:
•Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);
•Our Code of Business Conduct (available in print on request to our Corporate Secretary);
•Our Committee Charters;
•Our Certificate of Incorporation;
•Our Bylaws;
•A method for interested parties to send direct communications to our Board of Directors (through our Chairman and Corporate Secretary) by email to board@gap.com; and
•Methods for employees and others to report suspected violations of our Code of Business Conduct (“COBC”), including accounting or auditing concerns, directly to our Global Integrity team by confidential email to global_integrity@gap.com, through our COBC Hotline (866) GAP-CODE or online at speakup.gapinc.com. Callers from outside North America must dial their country’s AT&T Direct Access Code, which can be found at speakup.gapinc.com. COBC Hotline calls are answered by a live operator 24 hours a day/7 days a week by an outside company, and are free and confidential and may be made anonymously. Accounting, auditing, and other significant concerns are escalated by the Global Integrity team, as appropriate, including to the Audit and Finance Committee, as required.
RISK OVERSIGHT
BOARD OVERSIGHT OF RISK

The Board has an active role in overseeing the management of the Company’s risks. Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk identified using a risk framework, including strategic, operational, compliance, financial, sustainability, reputational risks, and the economic impact of climate change. The Company has established a Risk Committee, which includes the heads of Finance, Legal, Digital/Strategy, Human Resources, Operations &
Supply Chain, and Internal Audit, as well as a brand president. The Risk Committee is responsible for overseeing the assessment process designed to gather data regarding key enterprise risks and key third party dependencies that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews and surveys with employees, key executives and Board members, review of critical Company strategies and initiatives, regulatory changes and monitoring of emerging industry trends and issues. The assessment results are reviewed by the CEO and the Risk Committee, and are presented to the Board to facilitate discussion of high-risk areas. The results provide the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. The Risk Committee meets periodically to monitor key enterprise risks and review and adjust the risk mitigation plans accordingly. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial and compliance risks, and oversees the data privacy and cybersecurity programs, and the Compensation and Management Development Committee sets employee incentives with the goal of encouraging an appropriate level of risk-taking, consistent with the Company’s business strategies.
COVID-19 PANDEMIC RESPONSE

The Board together with management has overseen our ongoing efforts to mitigate financial and human capital management risk exposures associated with the COVID-19 pandemic. We are committed to protecting the health and safety of our employees and their families, as well as the health and safety of our customers. In connection with the COVID-19 pandemic, we implemented measures such as temporary store closures, increased sanitization efforts at our stores, distribution centers and headquarters offices, physical distancing, temperature checks, a mandatory mask policy for all customers and employees, and remote work arrangements for certain employees. We are committed to following strict safety protocols based on the standards of the Center for Disease Control and Prevention and the World Health Organization, as well as local government mandates. Please see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Executive Summary” for more information regarding some of the measures that we took in fiscal 2020 to mitigate against the impact of the COVID-19 pandemic.

CYBERSECURITY RISK OVERSIGHT

Securing the information we receive and store about our customers, employees, vendors, and other third parties is a priority. We have systems in place to safely receive and store that information and to detect, contain, and respond to data security incidents. While everyone at the Company plays a part in managing these risks, oversight responsibility is shared by the Board, its Audit and Finance Committee, and management. The Board oversees the Company’s information security program. To respond to the threat of security breaches and cyberattacks, the Company maintains a program, overseen by the Company’s Chief Information Security Officer that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. This program also includes a cyber incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident. The Audit and Finance Committee, which is tasked with oversight of certain risk issues, including cybersecurity, receives quarterly reports from the Chief Information Security Officer and the Chief Information Officer. The Audit and Finance Committee regularly briefs the Board on these matters, and the Board also receives periodic briefings on cyber threats to augment our directors’ literacy on cyber security issues.
COMPENSATION RISK ASSESSMENT
On an annual basis, management conducts a comprehensive overall review of each of the Company’s compensation policies and practices for the purpose of determining whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. As a part of this review, each of the Company’s compensation policies and practices were compared to a number of specific factors that could potentially increase risk, including the specific factors that the SEC has identified as potentially triggering disclosure. The Company balanced these factors against a variety of mitigating factors. Examples of some of the mitigating factors are:
•Compensation policies and practices are structured similarly across business units;
•The risk of declines in performance in our largest business units is well understood and managed;
•Incentive compensation expense is not a significant percentage of any unit’s revenues;
•For executives, a significant portion of variable pay is delivered through long-term incentives, which carry vesting schedules over multiple years;
•A mix of compensation vehicles and performance measures is used;
•Stock ownership requirements for executives are in place;
•Payouts of material cash and equity incentive plans are capped at all levels;
•Threshold levels of performance must be achieved for the bulk of variable pay opportunities; and
•A clawback policy with respect to financial restatements is in place.
Management’s assessment was also presented to the Company’s Chief Compliance Officer and the Chair of the Board’s Compensation and Management Development Committee. As a result of management’s review, the Company determined that any risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMMUNICATION WITH DIRECTORS

Interested parties can send direct communications to our Board of Directors (through our Chairman and Corporate Secretary) by email to: board@gap.com.

CODE OF BUSINESS CONDUCT
Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities.

Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links).

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.
In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There are no transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.
See "Policies and Procedures with Respect to Related Party Transactions", above, for a description of the Company's policies and procedures for the review and approval of Related Party Transactions.
BOARD LEADERSHIP STRUCTURE AND SUCCESSION
Bob Martin was appointed Executive Chairman of the Board, an employee role, in March 2020. At the Board's request, Mr. Martin serves as an advisor to our CEO and as a member of management. As a result of his service to the Company as an employee, Mr. Martin is no longer considered an independent director. Robert Fisher, an independent director (other than while he served as our interim CEO), served as our Chairman of the Board from February 2015 to March 2020.
We believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:
•Other than during the period from November 2019 to March 2020 when Mr. Robert Fisher served as interim CEO, we have separated the positions of CEO and Chairman of the Board. We believe this provides the most appropriate leadership structure at this time. Our CEO is responsible for day-to-day leadership and for setting the strategic direction of the Company, while the Chairman of the Board presides over Board meetings, including non-management and independent director sessions, and shareholder meetings.
•Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Martin and Ms. Syngal are independent.
•Our Corporate Governance Guidelines provide that in the event that the Chairman of the Board is not an independent director and the Board determines it is appropriate, the independent directors shall designate, from time to time, an independent director to lead the executive sessions of the independent directors. Currently, an independent director is designated to lead each executive session and no lead independent director has been designated.
•At each regularly scheduled Board meeting, all non-management directors are typically scheduled to meet in an executive session without the presence of any management directors.
•At least annually, the independent directors meet in executive session.
•The charters for each of our standing committees of the Board described below (Governance and Sustainability, Audit and Finance, and Compensation and Management Development) require that all of the members of those committees be independent.
GOVERNANCE AND SUSTAINABILITY COMMITTEE
The Board’s Governance and Sustainability Committee is composed solely of independent directors.
This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, annual evaluation of the Board, its committees and individual directors, identification and selection of director nominees, oversight of the Company’s programs, policies and practices relating to environmental, social and community, and governance issues and impacts and strategies, and such other duties as directed by the Board of Directors.

The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Governance and Sustainability Committee Charter links).
NOMINATION OF DIRECTORS
The Governance and Sustainability Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman, CEO, and at least two independent directors interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman, CEO, or chair of the Committee.

The Committee identifies desired attributes and experience—classifying those that are prioritized and mandatory versus those that are ideal but not mandatory—and engages third-party search firms as independent consultants to identify potential director nominees based on these criteria and a needs assessment. The Committee, in collaboration with the consultant, may develop targeted search specifications. These consultants have assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee. Ms. Coleman Smith was identified as a potential candidate by a third-party search firm.
The Committee will also consider director nominees recommended by shareholders. Our Bylaws provide that a shareholder may propose director nominations at the meeting of shareholders in 2022 by giving written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 10, 2022, and no earlier than January 11, 2022 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2021 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the SEC (including information regarding the director nominee’s experience, qualifications, attributes and/or skills), the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 10, 2022, then the proposed nominee(s) of the shareholder will not be considered at our Annual Meeting in 2022 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or by any shareholder on request by writing to our Corporate Secretary at the above address.
EVALUATION OF DIRECTORS
The Governance and Sustainability Committee is responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a survey, or participates in an interview or other method the Committee utilizes to seek feedback. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any individual and are kept confidential to ensure honest and candid feedback is received. The Committee discusses opportunities and makes recommendations for improvement as appropriate to the full Board, which implements agreed upon improvements. The Committee Chair also meets privately with individual Board members to provide feedback specific to each director received during the evaluation process. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.
SUSTAINABILITY
The Governance and Sustainability Committee is also responsible for reviewing and evaluating Company programs, policies and practices relating to environmental, social and community, and governance issues and impact, and strategies to support the sustainable growth of the Company’s businesses. The Committee regularly discusses social and environmental issues at its meetings, and oversees the Company’s development of industry-leading programs and initiatives.

For more information regarding our commitment to sustainability, please see our website and most recent Sustainability Report available at www.gapinc.com (follow the Sustainability link).

AUDIT AND FINANCE COMMITTEE
The Board’s Audit and Finance Committee is composed solely of independent directors.
This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, adequacy of internal controls, compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm and the performance of its audits, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, finance matters, oversight of our data privacy and cybersecurity programs and such other duties as directed by the Board of Directors. In addition, the Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Audit and Finance Committee Charter links).
AUDIT COMMITTEE FINANCIAL EXPERT
Our Board of Directors has determined that the Audit and Finance Committee has three members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Mr. Shattuck, Ms. Goren and Ms. Miles, all of whom are independent directors. See Mr. Shattuck’s, Ms. Goren’s, and Ms. Miles' biographies in "Nominees for Election as Directors" for information regarding their relevant experience.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
The Board’s Compensation and Management Development Committee is composed solely of independent directors.
This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors.

The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Compensation and Management Development Committee Charter links).
The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his or her assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his or her own compensation. The Committee also oversees senior management development, retention, and succession plans. The Committee approves grants of stock units and stock options to employees at the Vice President level or above, and has delegated authority, within defined parameters, to the CEO or, in the CEO’s absence, the Committee Chair to approve grants of stock units to employees below the Vice President level (see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives” for more details). The Committee has also delegated authority, within defined parameters, to the Company’s Human Resources personnel to make certain non-material changes to the Company’s employee benefit plans. The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant provides advice to the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Role of the CEO and Compensation Consultant” for more details). In addition, under NYSE rules, the Committee can only retain a compensation advisor after considering six independence factors: (a) whether the advisor’s firm provides other services to the Company, (b) the fees received by the advisor’s firm from the Company as a percentage of the firm’s overall revenue, (c) the policies and procedures of the advisor’s firm designed to prevent conflicts of interest, (d) any business or personal relationship between the advisor and a member of the Committee, (e) any stock of the Company owned by the advisor, and (f) any business or personal relationship of the advisor or advisor’s firm with an executive officer of the Company. Based on a review of the Committee’s relationship with its compensation consultant and an assessment considering these six independence factors, the Committee has identified no conflicts of interest and confirmed the independence of Frederic W. Cook & Co.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2020, Ms. Gardner, Mr. Martin, Mr. Montoya, Mr. O’Neill, and Ms. Smith served on the Compensation and Management Development Committee of the Board of Directors. Mr. Martin stepped down from the Compensation and Management Development Committee in March 2020 in connection with his service as Executive Chairman, an employee role, at the Company. Ms. Gardner was previously an officer of the Company from 1999 to 2004. No member of the Committee, while serving on the Committee, was at any time during fiscal 2020 an officer or employee of the Company, and no member of the Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2020, none of our executive officers served on the board of directors or compensation committee of any company where one of that company’s executive officers served as one of our directors.
BOARD MEETINGS
The Board met 9 times during fiscal 2020. The following table lists the current members of each of the committees and the number of committee meetings held during fiscal 2020:

Name	Audit & Finance	Compensation & Management Development	Governance & Sustainability
John J. Fisher
Robert J. Fisher(1)			Chair
William S. Fisher
Tracy Gardner(2)		Chair	●
Isabella D. Goren	Chair
Amy Miles	●
Bob L. Martin(3)
Jorge P. Montoya		●
Chris O'Neill		●
Mayo A. Shattuck III	●		●
Elizabeth Smith		●
Salaam Coleman Smith
Sonia Syngal
Number of Meetings	5	9	8

(1)Mr. Fisher stepped down from his position as a member and Chair of the Governance & Sustainability Committee while serving as Interim President and CEO of the Company from November 2019 to March 2020.
(2)Ms. Gardner served on the Audit & Finance Committee until March 2020. Also in March 2020, Ms. Gardner was appointed to the Compensation & Management Development Committee and to serve as its Chair.
(3)Mr. Martin served as the Chair of both the Compensation & Management Development Committee and the Governance & Sustainability Committee until he stepped down from each committee in March 2020 in connection with his service as Executive Chairman, an employee role.
Other than Ms. Coleman Smith who was appointed to the Board effective March 22, 2021, each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside of formal meetings.
The non-management directors are typically scheduled to meet without the presence of management during each regularly scheduled Board meeting. As no Lead Independent Director has currently been designated, the independent directors designate at each meeting an independent director responsible for organizing, managing and presiding over non-management and independent director sessions of the Board, and reporting on outcomes of such sessions to the CEO, as appropriate.
ATTENDANCE OF DIRECTORS AT ANNUAL MEETINGS OF SHAREHOLDERS

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our current director nominees, except for Ms. Coleman Smith who was not a director at the time and Ms. Bohutinsky, attended our 2020 Annual Meeting via the Internet.
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
We have adopted minimum stock ownership guidelines for our directors. Each non-management director should, within three years of joining the Board of Directors, hold stock (which includes deferred stock units) of the Company worth at least five times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described in "Executive Compensation and Related Information—Compensation Discussion and Analysis—Stock Ownership Requirements for Executive Officers / Hedging and Pledging Prohibitions". All directors are in compliance with our stock ownership guidelines as of the date of this proxy statement.
Our Securities Law Compliance Manual, which is applicable to all Company insiders, including our directors, prohibits speculation in the Company’s stock, including short sales, hedging or publicly-traded option transactions.

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, all of which are prohibited. All Company officers subject to Rule 16a-1(f) of the Securities Exchange Act of 1934 and directors are also prohibited from holding the Company’s stock in a margin account as collateral for a margin loan or otherwise pledging Company stock as collateral.

Compensation of Directors
RETAINER AND MEETING FEES

The table below shows the annual retainer, attendance fees, and committee chair retainer we paid to our non-employee directors in fiscal 2020 as well as the amounts payable for fiscal 2021. In March 2020, in connection with the COVID-19 pandemic, the Company announced that the Board would take a temporary reduction in its cash compensation, which reduction remained in effect until our business stabilized in fiscal 2020. The amounts below reflect the full-year cash compensation of our directors. The Board approved an adjustment to the annual retainer amounts for 2021 in order to remain competitive with the Company's peers.
FISCAL YEAR 2020 AND 2021 DIRECTOR CASH COMPENSATION(1)

	2020	2021
Annual Retainer	$80,000	$90,000
Annual Retainer for Committee Members
Audit and Finance Committee	16,000	16,000
Compensation and Management Development Committee	12,000	12,000
Governance and Sustainability Committee	10,000	10,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	25,000	25,000
Compensation and Management Development Committee	20,000	20,000
Governance and Sustainability Committee	15,000	15,000
Additional Annual Retainer for Chairman of the Board(2)	200,000	200,000
Additional Annual Retainer for Lead Independent Director(3)	40,000	40,000
(1)Non-employee directors who reside primarily outside of North America receive an additional fee of $2,000 for each trip to the United States for Board and/or committee meetings.
(2)Applicable to Mr. Fisher's service during fiscal 2020 when he served as Chairman of the Board (Mr. Fisher did not receive any additional compensation for his service as Interim President and CEO from November 2019 to March 2020). Mr. Martin receives compensation for his role as Chairman of the Board and as an advisor to our CEO as set forth below.
(3)Applicable to Mr. Martin's service during fiscal 2020 when he served as Lead Independent Director.
Employee directors (including Mr. Martin and Ms. Syngal) are not eligible for the annual retainer fees and are not eligible to serve on committees.
CHAIRMAN ROLE AND ADVISOR COMPENSATION

Beginning in March 2020 in connection with Mr. Martin's service as Executive Chairman of the Board and as an advisor to our CEO, an employee role, Mr. Martin was eligible to earn an annual base salary of $750,000 and an annual target bonus of 100% of base salary, based on the same metrics as our CEO, prorated to his start date with a payout that can range from 0% to 200%. (For more information on the bonus program, see "Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus”.) Mr. Martin also received a grant of time-based restricted stock units with a grant value of approximately $1,000,000, which vested one year following the date of grant. Mr. Martin has agreed to hold and not sell or transfer any shares issued to him following the vesting of such restricted stock units for two years following the vesting date, except in the event he no longer provides services to the Company in any capacity (whether as an employee, director or consultant). The time-based vesting condition will accelerate if Mr. Martin is involuntarily terminated by the Company for reasons other than cause, death or disability. Mr. Martin is not entitled to any compensation under our non-employee director compensation program while he serves as an advisor to our CEO.

EQUITY COMPENSATION
Non-employee directors received the following under our 2016 Long-Term Incentive Plan:
•Each new non-employee director automatically received stock units with an initial value of $160,000 based on the then-current fair market value of the Company’s common stock; and
•Each continuing non-employee director automatically received, on an annual basis, stock units with an initial value of $160,000 at the then-current fair market value of the Company’s common stock.

Beginning in fiscal 2021, non-employee directors receive the following under our 2016 Long-Term Incentive Plan:
•Each new non-employee director automatically receives stock units with an initial value of $170,000 based on the then-current fair market value of the Company’s common stock; and
•Each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $170,000 at the then-current fair market value of the Company’s common stock.
The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders’ meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders’ meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders’ meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders’ meeting are granted on the date of appointment. The number of stock units is rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon ceasing to be a director of the Company.
EXPENSE REIMBURSEMENT AND OTHER BENEFITS
We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.
Directors and their spouses are eligible to receive discounts on our merchandise on terms similar to the Gap Inc. corporate employee merchandise discount policy.
We established The Gap, Inc. Deferred Compensation Plan (“DCP”) whereby highly compensated employees, including executive officers and non-employee directors, may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to reflect the performance of the participant’s choice of approved investment funds. Non-employee director deferrals are not matched, and above-market or preferential interest rate options are not available on deferred compensation.
Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In calendar year 2020, the annual limit for non-employee directors was $15,000 under the Gift Match Program. Our CEO has an annual matching limit of $100,000.

DIRECTOR COMPENSATION SUMMARY
The following table sets forth certain information regarding the compensation of our directors who served in fiscal 2020, which ended January 30, 2021.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Amy Bohutinsky(6)	36,000	159,996	—	—	—	195,996
John J. Fisher	60,000	159,996	—	—	—	219,996
William S. Fisher	60,000	159,996	—	—	15,000	234,996
Tracy Gardner	89,302	159,996	—	—	—	249,298
Isabella D. Goren	84,500	159,996	—	—	15,000	259,496
Bob L. Martin(7)	24,313	961,458	—	—	1,159,837	2,145,608
Amy Miles	55,033	199,446	—	—	—	254,479
Jorge P. Montoya	71,000	159,996	—	—	15,000	245,996
Christopher O’Neill	69,000	159,996	—	—	—	228,996
Lexi Reese(8)	23,000	—	—	—	—	23,000
Mayo A. Shattuck III	85,750	159,996	—	—	15,000	260,746
Elizabeth Smith	53,033	199,446	—	—	—	252,479
(1)Under applicable SEC rules, we have omitted Robert Fisher and Ms. Syngal, who served as directors in fiscal 2020. Mr. Robert Fisher was compensated as our Chairman and a non-employee director, but did not receive any additional compensation for services provided as our Interim President and CEO. However, pursuant to SEC requirements, Mr. Fisher’s compensation for his services as a director is reported in the 2020 Summary Compensation Table and related executive compensation tables. Ms. Syngal was compensated as our Chief Executive Officer and received no additional compensation as a director. Ms. Syngal’s compensation is reported in the 2020 Summary Compensation Table and related executive compensation tables.
(2)In March 2020, in connection with the COVID-19 pandemic, the Company announced that its Board would take a temporary reduction in its cash compensation. The amounts in this column reflect the actual cash compensation received by our directors in fiscal 2020.
(3)For each of our non-employee directors, this column reflects the grant date fair value of fully-vested stock units granted in 2020 that are subject to a three-year deferral period, computed in accordance with FASB ASC 718. For the period during which the payment of these awards is deferred (see "Equity Compensation", above), they will earn dividend equivalents which are reinvested in additional units annually. Mr. Martin received 159,235 stock unit awards in fiscal 2020 in connection with his role as Chairman and an advisor to our CEO, all of which were outstanding at year end. Amounts for Mr. Martin reflect the aggregate grant date fair value for stock unit awards during fiscal 2020, computed in accordance with FASB ASC 718. Please refer to Note 10, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 16, 2021 for the relevant assumptions used to determine the valuation of our stock awards. For more information on Mr. Martin's stock unit awards, see the description above in "Chairman Role and Advisor Compensation"
(4)No stock option awards were granted to our directors in fiscal 2020. None of our non-employee directors had outstanding option awards as of fiscal 2020 year-end.
(5)Amounts in this column primarily consist of Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” above). For Mr. Martin, this amount also includes cash compensation received as Chairman and an advisor to our CEO since March 2020, including a bonus earned for fiscal year 2020 of $542,674. For more information on the bonus program, see "Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus".
(6)Ms. Bohutinsky resigned from the Board effective September 14, 2020.
(7)Mr. Martin received retainer and meeting fees until he became Chairman and an advisor to our CEO in March 2020. Following his appointment to these roles, Mr. Martin received cash compensation and stock unit awards as described above in "Chairman Role and Advisor Compensation".
(8)Ms. Reese did not stand for reelection on May 19, 2020.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022. Deloitte & Touche LLP (or its predecessor firm) has been retained as our independent registered public accounting firm since 1976. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the 2021 Annual Meeting.

Principal Accounting Firm Fees
The following table sets forth the aggregate fees paid and accrued by us for audit and other services for the fiscal years ended February 1, 2020 and January 30, 2021 that were provided by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively “Deloitte & Touche”).
FISCAL YEAR 2019 AND 2020 ACCOUNTING FEES

Fees (in thousands) (see notes below)	Fiscal Year 2019	Fiscal Year 2020
Audit Fees	$5,212	$5,110
Audit-Related Fees	2,065	370
Tax Fees	526	1,644
All Other Fees	577	1,178
Total	$8,380	$8,302
“Audit Fees” consists of fees for professional services rendered in connection with the integrated audit of our consolidated annual financial statements and internal controls over financial reporting, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.
“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases and capital verification reports. In fiscal year 2019, includes approximately $1.8 million of fees related to the separation of Old Navy, which, in January 2020, we announced we would no longer pursue.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings. In fiscal year 2020, includes additional compliance and non-recurring services.

“All Other Fees” consists of Deloitte subscription fees and fees for non-audit services related to product sourcing consulting. In fiscal year 2020, includes $1.1 million for independent project consulting services.

The Audit and Finance Committee approves the terms, including compensation, of the engagement of our independent registered public accounting firm on an annual basis, and has a policy requiring pre-approval of all services performed by the firm. This policy requires that all services performed by Deloitte & Touche, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, with any such services reported to the entire Audit and Finance Committee at the next scheduled meeting. The Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm for fiscal years 2019 and 2020.
Rotation
The Audit and Finance Committee periodically reviews and evaluates the performance of Deloitte & Touche’s lead audit partner, oversees the required five-year rotation of the lead audit partner responsible for our audit and, through the Committee’s Chair as representative of the Audit and Finance Committee, reviews and considers the selection of the lead audit partner. In addition, the Audit and Finance Committee periodically considers whether there should be a rotation of the independent registered public accounting firm. At this time, the Audit and Finance Committee and the Board believe that the continued retention of Deloitte & Touche to serve as our independent registered public accounting firm is in the best interests of the Company and our shareholders.

Report of the Audit and Finance Committee
The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the adequacy of internal controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm and the performance of its audits, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, finance matters, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Audit and Finance Committee Charter links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.
The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 30, 2021 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.
The Committee also has received the communications, including written disclosures and the letter from Deloitte & Touche LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.
Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 for filing with the Securities and Exchange Commission.

Isabella D. Goren (Chair)
Amy Miles
Mayo A. Shattuck III
Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — ADVISORY VOTE ON THE OVERALL COMPENSATION OF THE GAP, INC.’S NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act, the Company is providing shareholders with an annual advisory (non-binding) vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2021 Annual Meeting:
“RESOLVED, that the shareholders of The Gap, Inc. (the ”Company“) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure pursuant to Item 402 of Regulation S-K, set forth in this Proxy Statement for this Annual Meeting”.
The Board and the Compensation and Management Development Committee, which is comprised entirely of independent directors, will consider the outcome of the shareholders’ non-binding advisory vote when making future executive compensation decisions.
As described in detail under the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide the level of compensation necessary to attract and retain talented and experienced executives, and to motivate them to achieve short-term and long-term goals, thereby enhancing shareholder value and creating a successful company. We are committed to tie pay to performance and continue to believe our executive compensation program meets each of our compensation objectives.
We received approximately 98% of all votes cast in support of the overall compensation of our executives at our 2020 Annual Meeting of Shareholders, consistent with favorable advisory votes by our shareholders on executive compensation prior to 2019.
In response to concerns expressed by our shareholders in 2019 regarding our long-term incentive plan, management and the Compensation and Management Development Committee spent time during 2020 considering modifications to the plan, including the performance metrics used. As a result, we aligned on certain changes, which are further described below in "Executive Compensation and Related Information—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives”. We believe these changes will further tie executive pay to Company performance. As in prior years, we continue to set rigorous goals and align pay delivery with performance. We also continue to put executive compensation to an annual advisory shareholder vote.
Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and the related narrative disclosures, which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy. It is expected that the next advisory vote on the compensation of our named executive officers will occur at the 2022 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL NO. 4 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. EMPLOYEE STOCK PURCHASE PLAN
Purpose of the Amendment and Restatement
Our shareholders are being asked to vote on a proposal to approve the amendment and restatement of our Employee Stock Purchase Plan (the “ESPP”). Our ESPP provides our eligible employees and those of our participating subsidiaries with the opportunity to designate in advance of speciﬁed purchase periods a percentage of compensation to be withheld from their pay and applied toward the purchase of discounted shares of our common stock. As such, the ESPP serves as a valuable means for our Company to attract and retain talented employees. In addition, our Board of Directors believes that it is in our best interests to provide our employees with the opportunity to acquire an ownership interest in our Company through their participation in the ESPP, and thereby more closely align their interests with those of the shareholders.

The principal purpose of the amendment and restatement of the ESPP is to approve a 12,000,000 share increase to the number of shares of common stock available for issuance under the ESPP. As of March 1, 2021, the Company had approximately 3,769,000 shares of its common stock remaining available for issuance under the ESPP. Based upon the usage rate under the ESPP over the last 5 years, the Company believes it may deplete the remaining share reserve on or after May 2022, depending upon such factors as share price volatility and employee participation rates.
The Board of Directors has determined that the number of shares issuable under the ESPP should be increased by 12,000,000 shares, subject to approval of our shareholders at the 2021 Annual Meeting. Based on the ESPP’s past participation rate, the Company believes that the 12,000,000 additional authorized shares will be sufﬁcient to operate the ESPP for approximately ten additional years.

The ESPP, was also amended and restated, to clarify that the plan administrator has the authority to determine the terms of future offerings, including but not limited to, the eligibility of participants, the time or times when, and the number of shares for which, purchase rights shall be granted, the purchase price of purchase rights and the number of purchase dates in an offering, and the applicable definition of compensation, and to make a number of other non-substantive updates and clarifications to the plan.
Our Board approved the amended and restated ESPP on March 2, 2021, subject to shareholder approval at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. EMPLOYEE STOCK PURCHASE PLAN.

Summary Description of the Amended and Restated ESPP
The principal terms and provisions of the ESPP are summarized below. The summary, however, is not intended to be a complete description of all the terms of the ESPP and is qualified in its entirety by reference to the complete text of the plan document, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.
PURPOSE

The purpose of the ESPP is to provide our eligible employees with the opportunity to purchase discounted shares of our common stock through payroll deductions. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (the “Code”). The ESPP was originally established effective as of December 1, 1994. It was amended and restated effective as of January 29, 2002, was further amended and restated, effective December 1, 2006, and was further amended, effective as of June 2, 2008. The ESPP was most recently amended and restated by our shareholders at our 2017 Annual Meeting on May 17, 2017.
SECURITIES SUBJECT TO THE ESPP
The number of shares of our common stock reserved for issuance under the ESPP will be limited to 52,500,000 shares, assuming shareholder approval of this Proposal 4. The ESPP does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based upon a speciﬁed formula. As of March 1, 2021, 23,877,074 shares had been issued under the ESPP, and, assuming shareholder approval of this Proposal 4, 15,769,272 shares remain available for future issuance under the ESPP. The shares issuable under the ESPP may consist of authorized but unissued shares of our common stock or treasury shares. On March 1, 2021, the closing price of our common stock was $25.59.
Should any change be made to our outstanding common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding common stock as a class without our receipt of consideration, or should the value of the outstanding shares of our common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments will be made by the plan administrator to (i) the maximum number and/or class of securities issuable under the ESPP, (ii) the maximum number and/or class of securities purchasable per participant on any one purchase date or in any calendar year, and (iii) the number and class of securities and the purchase price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be ﬁnal, binding and conclusive.

PLAN ADMINISTRATION

The Board, the Compensation and Management Development Committee, or a duly authorized officer of the Company may serve as the plan administrator of the ESPP; provided however, none of the foregoing may have any authority and powers under the ESPP, which would jeopardize the ESPP’s qualification under Section 423(b) of the Code for employees in the United States and/or are not permitted under other applicable laws, rules and regulations. The plan administrator has all powers and discretion necessary or appropriate to supervise the administration of the ESPP and to control its operation in accordance with its terms, including, but not limited to determining the terms of future offerings, including but not limited to, the eligibility of participants, the time or times when, and the number of shares for which, purchase rights shall be granted, the purchase price of purchase rights and the number of purchase dates in an offering, and the applicable definition of compensation.
OFFERING PERIODS
Shares of our common stock will be offered for purchase under the ESPP through a series of successive quarterly purchase periods, commencing on the ﬁrst business day in June, September, December and March. From time to time, the Company may change the length or commencement date of the purchase periods (but in no event may any purchase period exceed 27 months).
The terms and conditions of each purchase period may vary, and two or more periods may run concurrently under the ESPP, each with its own terms and conditions.
The ESPP administrator may authorize one or more offerings under the ESPP that are not designed to comply with the requirements of Section 423 of the Code, but with the requirements of the foreign jurisdictions in which those offerings are conducted.

ELIGIBILITY TO PARTICIPATE

In general, any individual who is in the employ of any of our participating parent or subsidiary corporations is eligible to participate in the ESPP. However, any employee whose customary employment is for not more than ﬁve months in any calendar year or who would own stock and/or hold outstanding options to purchase stock representing ﬁve percent or more of our voting stock or the voting stock of any of our subsidiaries is not eligible to participate in the ESPP. In addition, subject to the requirements of Section 423 of the Code, the plan administrator has the right to exclude (i) any “highly compensated employees” (within the meaning of Section 414(q) of the Code), (ii) any employees who are not scheduled to work at least 20 hours per week, and/or (iii) any employees, who have not been employed for such continuous period preceding such enrollment date as the ESPP administrator may require (but in no event will the required period of continuous employment be equal to or greater than two years) from participation in the ESPP. As of March 1, 2021, approximately 95,686 employees, including 10 executive officers, were eligible to participate in the ESPP.
Participation in the ESPP terminates when a participating employee’s employment with the Company ceases for any reason, the employee withdraws from the ESPP, or the ESPP is terminated or amended such that the employee no longer is eligible to participate. Any payroll deductions which the participating employee may have made for the purchase period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of our common stock.
ENROLLMENT AND CONTRIBUTIONS
Eligible employees voluntarily elect whether or not to enroll in the ESPP prior to the commencement of the applicable purchase period. Employees who have enrolled in the ESPP in previous purchase periods will continue to participate in future purchase periods. However, an employee may cancel his or her participation at any time (subject to certain administrative requirements).
Employees contribute to the ESPP through after-tax payroll deductions. Participating employees generally may contribute up to 15% of their eligible compensation to the ESPP. For purposes of the ESPP, eligible compensation means a participant’s gross salary, wages and overtime pay, but does not include bonuses or commissions. From time to time, the Company may establish a lower maximum permitted contribution percentage.
After the purchase period begins, employees may not change their current contribution percentage, and any requested change will be effective for the next purchase period. An employee, however, may withdraw from the ESPP at any time.
PURCHASE OF SHARES/SPECIAL LIMITATIONS
On the last business day of each quarterly purchase period, each participating employee’s payroll deductions are used to purchase shares of our common stock on the employee’s behalf. The purchase price of the shares will be equal to 85% the fair market value of our common stock on the last day of the applicable purchase period. The fair market value of our stock, for purposes of the ESPP, is the closing price of our common stock on the New York Stock Exchange Composite Transactions Index on the day in question.
No employee may purchase under the ESPP more than 25,000 shares of our common stock in any one calendar year or more than 6,250 shares of our common stock on any one quarterly purchase date. In addition, no employee may purchase more than $25,000 worth of our common stock (based on the fair market value on the start date of the applicable purchase period in which the shares are purchased) in any one calendar year.
No participating employee will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on his or her behalf and the participating employee has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase. No purchase rights will be assignable or transferable by a participating employee, and the purchase rights will be exercisable only by the participating employee.

NEW PLAN BENEFITS

The ESPP does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the ESPP. Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by our stockholders.
PLAN BENEFITS
The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock that were purchased under the ESPP during the period beginning in June 2008 and ending on February 28, 2021.

Name	Number of shares)(1)
Named executive ofﬁcers
Sonia Syngal	10,517
Katrina O'Connell	—
Mark Breitbard	—
Nancy Green	—
Julie Gruber	13,527
Robert Fisher	—
Teri List	—
All current executive ofﬁcers as a group	45,641
All current directors who are not executive ofﬁcers as a group	—
Each associate of any director or executive ofﬁcer	—
Each other person who received or is to receive 5% of purchase rights granted under the ESPP	—
All employees, including all current ofﬁcers who are not executive ofﬁcers, as a group	15,261,738
(1)Reflects shares purchased under the ESPP to date based on our available records.

Please also refer to Equity Compensation Plan Information for further information about Shares, which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans as of January 30, 2021, including the 2016 Long-Term Incentive Plan.

ADMINISTRATION, AMENDMENT AND TERMINATION

Subject to the terms of the ESPP, the Company has all discretion and authority necessary to supervise and control the operation and administration of the ESPP, including the power to interpret and determine any question arising in connection with the ESPP. The Company may delegate one or more of its duties in the administration of the ESPP to any one of its employees or to any other person. The Board of Directors, in its sole discretion, may amend or terminate the ESPP at any time and for any reason, by action of the plan administrator. In no event, however, may our Board of Directors effect any of the following amendments or revisions to the ESPP without the approval of our stockholders: (i) increase the number of shares of our common stock issuable under the ESPP, except for permissible adjustments described above in the event of certain changes in our capitalization or (ii) modify the eligibility requirements for participation in the ESPP. If the ESPP is terminated, the Board of Directors, in its discretion, may elect to terminate all outstanding purchase rights either immediately or upon completion of the purchase of shares on the next purchase date, which in the Board’s sole discretion, may occur on an earlier date than originally scheduled.

FEDERAL INCOME TAX CONSEQUENCES

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. The U.S. federal income tax consequences of the purchase of shares of common stock under a plan which so qualiﬁes are as follows:

An employee will have no taxable income when the shares of common stock are purchased for him or her under the ESPP. The employee generally will be taxed when he or she sells or otherwise disposes of the stock (such sales or dispositions are collectively referred to below as sales).

The employee’s income tax treatment depends on whether shares are sold within 24 months after the ﬁrst day of the three-month purchase period in which the shares were purchased (the “24-month holding period”).

For a sale after the 24-month holding period, an employee will have ordinary income equal to the lesser of: (i) 15% of the fair market value of the shares on the ﬁrst day of the purchase period; or (ii) the amount by which the fair market value of the stock at the time of sale exceeds the purchase price. Any additional gain from a sale after the 24-month holding period will be taxed as a long-term capital gain. Any loss will be taxed as a long-term capital loss.

If shares are sold before the end of the 24-month holding period, the entire amount of the discount received from the stock’s market price when the shares were purchased will be taxed as ordinary income. Any additional gain or any loss, measured by the difference between the sales proceeds and the fair market value of the stock when the shares were purchased, will be taxed as a long-term or short-term capital gain or loss, depending on whether the employee has held the shares for more than one year at the time of sale. The holding period for determining whether the gain or loss is short-term or long-term begins on the day after the stock is purchased through the ESPP.

We will be entitled to deduct, for U.S. federal income tax purposes, an amount equal to the ordinary income that an employee recognizes when he or she sells stock purchased under the ESPP within the 24-month holding period. We will not be entitled to such a deduction with respect to any shares that are sold after the 24-month holding period.

PROPOSAL NO. 5 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. 2016 LONG-TERM INCENTIVE PLAN
We are requesting that shareholders approve the amendment and restatement of our 2016 Long-Term Incentive Plan (the “2016 Plan,” and the 2016 Plan, as amended and restated, the “Amended 2016 Plan”).
The Company is asking shareholders to approve the amendment and restatement of the 2016 Plan primarily in order to increase the number of shares authorized for issuance under the 2016 Plan.
The amendment and restatement of the 2016 Plan was adopted by the Board of Directors on March 2, 2021, subject to shareholder approval. Approval of the Amended 2016 Plan requires the affirmative vote of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting and entitled to vote on this matter. If the shareholders approve the Amended 2016 Plan, it will replace the current version of the 2016 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. 2016 LONG-TERM INCENTIVE PLAN.

Reasons to Approve the Amended 2016 Plan
SHARE RESERVE INCREASE

Approval of the Amended 2016 Plan will increase the number of shares authorized for issuance under the 2016 Plan by 35 million shares (the “Share Increase”). As of the end of fiscal 2020, which ended on January 30, 2021, a total of 25,637,562 shares remained available for future grants under the 2016 Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating and retaining key executives and employees in a competitive market for talent. We consider the 2016 Plan to be a vital element of our employee compensation program and believe that the continued ability to grant stock awards at competitive levels is in the best interest of the Company and our shareholders. We believe the Share Increase will be sufficient to enable us to grant stock awards under the Amended 2016 Plan for approximately the next three years, based on historical grant and forfeiture levels, the recent market prices of our common stock, and our anticipated use of equity awards as an incentive and retention tool.
The table below shows the stock awards, including stock units, restricted stock units, performance awards and stock options that were outstanding under the Amended 2016 Plan as of the end of fiscal 2020, which ended on January 30, 2021. As of January 30, 2021, the closing price of our shares as reported on the NYSE was $20.25 per share.

Shares underlying outstanding stock options (#)	Weighted avg. exercise price of per share	Weighted avg. remaining term	Shares underlying outstanding time-based full value awards(1)	Shares underlying outstanding performance-based full value awards(2)	Shares available for future grant
12,391,932	$20.27	7.55	9,733,591	2,394,308	25,637,562
(1)Consists of 300,389 shares subject to stock unit grants granted to our non-employee directors and the accrued deferred dividend equivalent rights 9,264,449 shares subject to restricted stock unit grants and 168,753 shares subject to performance awards earned, but not vested as of the end of fiscal 2020.
(2)Consists of 2,394,308 outstanding performance awards, for which performance has not yet been earned. The number of shares underlying such awards assumes target performance.

The table below shows net annual dilution and other metrics relating to equity grants under the Amended 2016 Plan for the last three fiscal years.

Metric	2020	2019	2018	Average
Annual Dilution(1)	2.14%	1.19%	2.20%	1.13%
Annual Burn Rate(2)	3.83%	2.23%	2.98%	1.74%
Year-End Overhang(3)	14.83%	18.71%	10.01%	9.57%

(1)Calculated by dividing (a) the number of shares underlying stock awards granted to all recipients during the year, minus stock awards cancelled or forfeited during the year, by (b) the number of shares outstanding at year-end.
(2)Calculated by dividing (a) the number of shares underlying stock awards granted to all recipients during the year, by (b) the number of shares outstanding at year-end.
(3)Calculated by dividing (a) the number of shares underlying outstanding stock awards and (b) shares available for future stock awards, by (c) the number of shares outstanding, in each case at year-end.

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal 4 include embedded assumptions which are highly dependent on the public trading price of our shares and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

OTHER CHANGES
The 2016 Plan has also been amended and restated by the Board of Directors to

•eliminate references to the performance-based compensation exemption under Section 162(m) of the Code since the exemption is no longer available under the tax rules, while retaining material 162(m) requirements to ensure good governance;
•explicitly prohibit the transfer of awards to third-party institutions for value;
•provide the plan administrator with broad discretion to determine the value of shares withheld to pay taxes; and
•clarify that stock awards granted under the 2016 Plan are subject to any vesting or transferability policies adopted by the plan administrator.
The Amended 2016 Plan Combines Compensation and Corporate Governance Best Practices
The Amended 2016 Plan includes provisions that are designed to protect our shareholders’ interests and reflect corporate governance best practices.

●    Repricing Not Allowed. The Amended 2016 Plan generally prohibits the adoption of an exchange program pursuant to which stock options and stock appreciation rights (“SARs”) are cashed out, repriced, or exchanged for other awards without shareholder approval.
●    Shareholder Approval Required for Additional Shares. The Amended 2016 Plan does not contain an annual “evergreen” provision. The Amended 2016 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares.
●    Limit on Full Value Awards. The Amended 2016 Plan limits the number of shares available for full value awards (awards other than stock options or SARs) by providing that each share issued pursuant to a full value award reduces the number of shares available for grant under the Amended 2016 Plan by two shares.

●    No Liberal Share Counting or Recycling. If fewer shares are issued in settlement of a stock award than were covered by such stock award for reasons other than the failure to satisfy vesting conditions, or other than as a result of termination or forfeiture (for example to satisfy the exercise price or tax withholding obligation of such award), then the unissued shares will generally not become available again for issuance under the Amended 2016 Plan.
●    No Liberal Change in Control Provisions. No change in control related vesting acceleration and other benefits may occur without an actual corporate transaction occurring.
●    No Discounted Stock Options or SARs. All stock options and SARs granted under the Amended 2016 Plan must have an exercise or strike price equal to or greater than the fair market value of our shares on the date the stock option or SAR is granted.
●    No Dividends and Dividend Equivalents on Unvested Awards. Dividends and dividend equivalents will not be paid or settled with respect to any award granted under the Amended 2016 Plan until the underlying shares or units vest.
●    Limit on Non-Employee Director Compensation. Stock awards granted during a single fiscal year under the Amended 2016 Plan, taken together with any cash compensation paid during such fiscal year for services on the Board of Directors, will not exceed $700,000 in total value for any non-employee director serving as the chairman and $500,000 in total value for any other non-employee director.
●    Awards Subject to Clawback. Awards granted under the Amended 2016 Plan are subject to recoupment in accordance with any applicable law and any recoupment policy, arrangement or agreement adopted by the Company from time to time. The Company’s clawback policy for executive officers currently allows for the recoupment of cash and equity incentive compensation when the executive officer is terminated for cause, or in certain circumstances involving a restatement.
●    Includes Best Practice Performance-Based Stock Award Provisions. While the enactment of the 2017 Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m) of the Code, the Amended 2016 Plan includes many best practice performance-based stock award provisions.
●    Limits on Transfer. The Amended 2016 Plan provides for limited transfer rights, and in no event may any stock award be transferred for consideration to a third-party financial institution.
Material Features of the Amended 2016 Plan
The following is a summary of the material features of the Amended 2016 Plan and its operation. This summary does not purport to be a complete description of all the provisions of the Amended 2016 Plan and is qualified in its entirety by reference to the Amended 2016 Plan, a copy of which is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.
PURPOSE
The purpose of the Amended 2016 Plan is to permit grants of stock options, SARs, restricted stock, unrestricted stock, performance units, performance shares, stock units and dividend equivalents (collectively, “Awards”) to eligible participants. The Amended 2016 Plan is intended to provide incentives to further the growth and profitability of the Company and to encourage stock ownership on the part of (1) employees of the Company and its affiliates, (2) consultants and others who provide significant services to the Company and its affiliates (“consultants”), and (3) directors of the Company who are employees of neither the Company nor any of its affiliates (“non-employee directors”). The Amended 2016 Plan also is intended to permit the grant of performance-based equity awards.
ELIGIBLE PARTICIPANTS
Employees, consultants and non-employee directors are eligible to be selected to receive one or more different types of Awards. However, incentive stock options (which are entitled to favorable U.S. federal tax treatment) may be granted only to employees of the Company or any subsidiary of the Company at the time of grant. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee retains the discretion to select the participants. As of the end of fiscal 2020, we had 10 non-employee directors and approximately 117,000 employees. In addition, in fiscal 2020, we engaged approximately 2,300 consultants, none of whom received Awards under the 2016 Plan in fiscal 2020. Approximately 1,600 individuals (comprised of our non-employee directors and a subset of our employees) received Awards under the 2016 Plan in fiscal 2020.

ADMINISTRATION

The Amended 2016 Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the “Committee”). The Committee will consist of two or more directors who qualify as “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (for purposes of administering compensation that is intended to qualify as “grandfathered” performance-based compensation).
Subject to the terms of the Amended 2016 Plan, the Committee has the discretion to select the employees, consultants and non-employee directors who will be granted Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and to construe and interpret the provisions of the Amended 2016 Plan and outstanding Awards. Notwithstanding the foregoing, Awards granted to non-employee directors will be subject to Board approval if so required by the Committee Charter. In addition, the Committee may not reprice Awards or exchange Awards for other Awards, cash or a combination thereof, without the approval of the shareholders. The Committee may delegate all or any part of its authority to one or more directors or officers of the Company in accordance with applicable law, but only the Committee itself can make Awards to participants who are executive officers of the Company.
SHARE RESERVE

Following the Share Increase, the total number of shares available for grant under the Plan will not exceed the sum of (a) 193,341,342 and (b) the number of shares (not to exceed 40,225,653) that remain available for grant under the Company’s 2002 Stock Option Plan as of the date of obtaining shareholder approval of the amended and restated Plan on May 9, 2006, (c) any shares (not to exceed 28,019,786) that otherwise would have been returned to the 2002 Stock Option Plan after May 9, 2006 on account of the expiration, cancellation, or forfeiture of Awards granted thereunder, and (d) 25,000,000 shares. In addition, effective with respect to Awards granted on or after the May 17, 2011, each Award other than a stock option or SAR will reduce the number of shares available for Awards under the Amended 2016 Plan by 2 shares for each share covered by the Award in lieu of the 3-to-1 share counting rule that applied under the Amended 2016 Plan prior to such date. With respect to SARs and options, the number of shares which will cease to be available under the Amended 2016 Plan will equal the total number of shares covered by each SAR or stock option, as evidenced in the applicable award agreement. To the extent an Award under the Amended 2016 Plan (other than a SAR or stock option) is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Amended 2016 Plan (and in the case of stock options or SARs will reduce the number of shares available for issuance under the Amended 2016 Plan by the number of shares having a fair market value equal to the cash delivered). The maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate number of shares reserved under the Amended 2016 Plan number plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance under the Amended 2016 Plan. Shares granted under the Amended 2016 Plan may be either authorized but unissued shares or treasury shares.
If an Award expires or is canceled, forfeited or repurchased by the Company for any reason, the unvested or cancelled number of shares that were subject to the Award (plus the number of additional shares, if any, that counted against the shares pool using the share counting rule in effect at the time the Award was granted) generally will be returned to the available pool of shares reserved for issuance under the Amended 2016 Plan. Except for shares of restricted stock that are forfeited (rather than vesting), shares actually issued under the Amended 2016 Plan or withheld to pay the exercise price of an Award or to satisfy tax withholding obligations with respect to an Award will not be returned to the Amended 2016 Plan and will not be available for future issuance under the Amended 2016 Plan. Shares purchased by the Company with the proceeds of stock option exercises will not again be available for issuance under the Amended 2016 Plan.
Substitute awards made under the Amended 2016 Plan to persons who become our employees as a result of an acquisition transaction will not reduce the shares available for issuance under the Amended 2016 Plan or be added back to the shares available for issuance under the Amended 2016 Plan. In accordance with the rules of the applicable stock exchange on which the shares are listed, shares under a pre-existing plan sponsored by a company acquired by us (as adjusted, to the extent appropriate, to reflect the transaction) may be used for awards under the Amended 2016 Plan without reducing the shares available for issuance under the Amended 2016 Plan, and shares subject to such awards will not be added back to the shares available for awards under the Amended 2016 Plan.

Lastly, if the Company experiences a dividend or other distribution, merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, reverse stock split, split-up, spin-off, share combination, repurchase, or exchange of shares or other securities of the Company, other significant corporate transaction or other significant change affecting the shares, the Committee will, as it deems appropriate, equitably adjust the number, kind and class of securities reserved for issuance under the Amended 2016 Plan, the number, kind, class, and price of securities subject to outstanding Awards and the per-person numerical limits on Awards to reflect the stock dividend or other change.
DIRECTOR COMPENSATION LIMIT
Other than the Chairman of the Board, no non-employee director will be granted Awards in any fiscal year of the Company, taken together with any cash retainers or other similar cash-based payments paid during such fiscal year for services on the Board, having an aggregate value in excess of $500,000. In addition, the non-employee Chairman of the Board will not be granted Awards in any fiscal year of the Company, taken together with any cash retainers or other similar cash-based payments paid during such fiscal year for services on the Board, having an aggregate value in excess of $700,000. For this purpose, restricted stock, unrestricted stock, performance units, performance shares and stock units will be valued based on the fair market value on the grant date of the maximum number of shares covered thereby (or the maximum dollar value thereof with respect to Awards denominated in dollars) and stock options and SARs will be valued using a Black-Scholes or other accepted valuation model, using reasonable assumptions.
PERFORMANCE GOALS

Awards under the Amended 2016 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be based on a formula or standard utilizing one or more of the following objectively defined and non-discretionary factors which will be established by the Committee when the achievement of the applicable performance goal(s) associated with the applicable performance period remains substantially uncertain: (1) comparable store sales growth, (2) earnings, (3) earnings per share, (4) return on equity, (5) return on net assets, (6) return on invested capital, (7) gross sales, (8) net sales, (9) net earnings, (10) free cash flow, (11) total shareholder return, (12) stock price, (13) gross margin, (14) operating margin, (15) market share, (16) inventory levels, (17) expense reduction, and/or (18) employee turnover as well as any financial and non-financial criteria (including, without limitation, subjective criteria and individual performance), as established by the Committee in its sole discretion.

As determined by the Committee, the Performance Goals may, (a) differ from participant to participant and from award to award, (b) be based on the performance of the Company as a whole or the performance of a specific participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis (d) be measured on a pre-tax or after-tax basis, (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index) and (f) take into account other factors (including subjective factors).

The impact of one or more items (including, but not limited to, one or more of the following ) may be taken into account in any manner established by the Committee when determining whether a Performance Goal has been attained, provided such items are established when the achievement of the applicable performance goal(s) associated with the applicable performance period remains substantially uncertain: (1) changes in generally accepted accounting principles (“GAAP”); (2) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (3) the sale of investments or non-core assets; (4) discontinued operations, categories or segments; (5) legal claims and/ or litigation and insurance recoveries relating thereto; (6) amortization, depreciation or impairment of tangible or intangible assets; (7) reductions in force, early retirement programs or severance expense; (8) investments, acquisitions or dispositions; (9) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (10) natural catastrophes; (11) currency fluctuations; (12) stock-based compensation expense; (13) early retirement of debt; (14) conversion of convertible debt securities; and (15) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

STOCK OPTION AWARDS
A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the Amended 2016 Plan, the Committee may grant nonqualified stock options and/or incentive stock options. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options covering more than 18,000,000 shares. The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. The exercise price of incentive stock options will not be less than 110% of fair market value if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The total fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year also may not exceed $100,000.
Options become exercisable and terminate at the times and on the terms established by the Committee, but options generally may not expire later than ten years after the date of grant (such term to be limited to five years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries). If the participant terminates service before his or her option’s normal expiration date, the option may terminate sooner than its normal expiration date, depending upon the reason for the termination.
The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares that are already owned by the participant, by cashless or “net” exercise, or by any other means that the Committee determines to provide legal consideration for the shares and is consistent with the Amended 2016 Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.
STOCK APPRECIATION RIGHT AWARDS
Stock Appreciation Right (SARs) are Awards that give a participant the right to receive payment from the Company in an amount equal to: (1) the excess of the fair market value of a shares on the date of exercise over the exercise price, multiplied by (2) the number of shares with respect to which the SAR is exercised. SARs may be granted as a separate Award or together with an option. Proceeds from SAR exercises may be paid in cash or shares, as determined by the Committee. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 18,000,000 shares.
Awards of SARs may be granted in connection with all or any part of an option or may be granted independently of options. The Committee determines the terms and conditions of each SAR. However, the exercise price of a SAR may not be less than 100% of the fair market value of a share on the grant date. SARs expire at the times established by the Committee, but subject to the same maximum time limits as are applicable to options granted under the Amended 2016 Plan.
RESTRICTED AND UNRESTRICTED STOCK AWARDS
Restricted stock awards are shares, which vest in accordance with terms established by the Committee in its discretion. Unrestricted stock awards are shares that have no restrictions such as vesting terms. The number of shares of restricted and unrestricted stock granted to any employee or consultant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 2,000,000 shares.
In determining the vesting schedule for any Award of restricted stock, the Committee may impose whatever conditions to vesting it determines to be appropriate. For example, the Committee may (but is not required to) provide that restricted stock will vest only if one or more performance objectives are satisfied and/or only if the participant remains employed with the Company for a specified period of time.
Participants holding unvested shares of restricted stock will not be entitled to any dividends and other distributions paid or distributed by the Company on the equivalent number of vested shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested shares may be credited with such dividends and other distributions provided that such dividends and other distributions will be paid or distributed to the participant only if, when and to the extent such shares vest. The value of dividends and other distributions payable or distributable with respect to any shares that do not vest will be forfeited.
STOCK UNIT, PERFORMANCE UNIT, AND PERFORMANCE SHARE AWARDS
Stock units, performance units, and performance shares are Awards in which amounts are credited to a bookkeeping account established for the participant. A stock or performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share on the date of grant. The number of stock units, performance units or performance shares granted to any employee or consultant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted stock units, performance units or performance shares having, in the aggregate, a grant date value (assuming maximum payout) greater than $20 million or covering more than 2,000,000 shares (assuming maximum payout), whichever is greater.
Whether a stock unit, performance unit or performance share Award actually will result in a payment to a participant will depend upon the extent to which the performance objectives, if any, established by the Committee are satisfied and the vesting criteria, if any, are met. The applicable performance objectives, vesting criteria and all other terms and conditions of the Award will be determined at the discretion of the Committee and may be based upon the achievement of Company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Committee.
After a stock unit, performance unit or performance share Award has vested (that is, after any applicable performance objective(s) have been achieved and/or any applicable vesting criteria satisfied), the participant will be entitled to a payment of cash and/or shares, as determined by the Committee. However, upon grant of an Award of performance shares, performance units or stock units, the Committee may set terms and conditions for deferral of payment of an Award of performance shares, performance units or stock units. The deferral period will be fixed by the Committee on the date of grant and any Award may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.
DIVIDEND EQUIVALENTS
Dividend Equivalents refer to a participant’s right to receive cash or shares for each share represented by an Award held by such participant in an amount equal to the ordinary dividends paid on an equivalent number of shares. Any dividend equivalents credited with respect to an Award will be settled in cash or shares only if, when and to the extent the Award vests, provided that settlement of earned Dividend Equivalents may be deferred as described in the Amended 2016 Plan. The value of amounts payable with respect to any Award or portion of any Award that does not vest will be forfeited.
NONTRANSFERABILITY OF AWARDS

Awards granted under the Amended 2016 Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. If permitted by the Committee (at its discretion), a participant may designate one or more beneficiaries to receive any vested but unpaid Awards following his or her death. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer will be made in accordance with such procedures as the Committee may specify from time to time; provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.
CHANGE IN CONTROL
The Amended 2016 Plan provides that, except as set forth in an applicable award agreement, in the event of a change in control, the acquiror may, without the consent of any participant, either assume or continue awards under the Amended 2016 Plan or substitute for outstanding awards substantially equivalent awards covering the acquiror’s stock. Except as set forth in an applicable award agreement, outstanding awards which are neither assumed, continued or substituted by the acquiror in connection with the change in control will, contingent on the change in control, become fully vested and, if applicable, exercisable immediately prior to the change in control.

AWARDS SUBJECT TO CLAWBACK
Awards granted under the Amended 2016 Plan are subject to recoupment in accordance with any applicable law and any recoupment policy, arrangement or agreement adopted by the Company from time to time. The Company’s clawback policy for executive officers currently allows for the recoupment of cash and equity incentive compensation when the executive officer is terminated for cause, or where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive officer engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive officer based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive officer’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.
“Cause” for this purpose, means a good faith determination by the Company that the executive officer’s employment should be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) breaching the Company’s policies and procedures, including but not limited to the Code of Business Conduct; or (4) any action that results in financial, reputational or other harm to the Company and its affiliates and subsidiaries.

OTHER POLICIES

Awards granted under the Amended 2016 Plan may be subject to the terms and conditions of any policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of awards, provided that in no event will such policy permit that an award be transferred for consideration to a third-party financial institution. Whether any such policy will apply to a particular award may depend, among other things, on when the award was granted, whom the award was granted to, and the type of award.
Amendment and Termination
The Board generally may amend or terminate the Amended 2016 Plan at any time and for any reason. However, no amendment, suspension or termination may materially and adversely impair the rights of any participant in the Amended 2016 Plan without his or her consent. Amendments will be contingent on shareholder approval if required by applicable law.
New Plan Benefits
The Amended 2016 Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on shareholder approval of the Amended 2016 Plan. However, as discussed in further detail in “Proposal No. 1 — Election of Directors — Compensation of Directors” above, each of our current non-employee directors, will be entitled to receive a grant of stock units under the Amended 2016 Plan on June 30, 2021 with a grant date fair value of $170,000. The following table summarizes the stock unit grants that our current non-employee directors as a group will receive if they remain a director following the 2021 Annual Meeting and highlights the fact that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon shareholder approval of the Amended 2016 Plan. All other future awards to non-employee directors, executive officers, employees and consultants of the Company under the Amended 2016 Plan are discretionary and cannot be determined at this time.

Name and position	Dollar value	Number of shares(1)
Sonia Syngal	—	—
CEO
Katrina O’Connell	—	—
EVP and CFO
Mark Breitbard	—	—
President and CEO, Gap Brand
Nancy Green	—	—
President and CEO, Old Navy
Julie Gruber	—	—
EVP, Chief Legal and Compliance Officer, Gap Inc.
All current executive officers as a group (10 persons)	—	—
All current directors who are not executive officers as a group (11 persons)	$1,870,000	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)The number of shares subject to each non-employee director’s stock unit grant will not be determinable until the grant date. See the section entitled “Compensation of the Named Executive Officers and Directors—Compensation of Directors” for more information.
Historical Plan Benefits
The 2016 Plan was originally adopted and became effective in 1996 and was named The Gap, Inc. 1996 Stock Option and Award Plan, and was subsequently amended and restated and renamed a number of times. The following table sets forth, for each of the individuals and groups indicated, the total number of shares subject to stock awards that have been granted (even if not currently outstanding) under the 2016 Plan since the plan originally became effective through January 30, 2021, the last day of our fiscal year 2020.

Name and position	Number of shares subject to stock awards(1)
Sonia Syngal(2)	3,601,008
CEO
Katrina O’Connell	928,369
EVP and CFO
Mark Breitbard	2,715,104
President and CEO, Gap Brand
Nancy Green	1,719,986
President and CEO, Old Navy
Julie Gruber	1,121,619
EVP, Chief Legal, Compliance, and Sustainability Officer and Corporate Secretary
All current executive officers as a group (10 persons)	12,512,014
All current directors who are not executive officers as a group (11 persons)(3)	3,099,294
All employees, including all current officers who are not executive officers, as a group	329,203,003

(1)Other than grants made to John J. Fisher, Robert J. Fisher and William S. Fisher as directors, and in the case of Robert J. Fisher and William S. Fisher as former employees of the Company, no awards have been granted under the 2016 Plan to any associate of any of our directors (including nominees) or executive officers, and no person received 5% or more of the total awards granted under the 2016 Plan since its inception.
(2)Ms. Syngal is also a nominee for election as a director.

(3)This group includes all the nominees for election as a director other than Ms. Syngal. The total number of shares that they were granted on an individual basis are as follows: John J. Fisher: 24,423 shares; Robert J. Fisher: 1,119,363 shares; William S. Fisher: 847,398 shares; Tracy Gardner: 413,046 shares; Isabella D. Goren: 62,395 shares; Bob L. Martin: 281,542 shares; Amy Miles: 30,290 shares; Jorge P. Montoya: 118,921 shares; Christopher O’Neill: 28,541 shares; Mayo A. Shattuck III: 143,085 shares; and Elizabeth Smith: 30,290 shares.

Please also refer to Equity Compensation Plan Information for further information about shares, which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans as of January 30, 2021, including the 2016 Long-Term Incentive Plan and the Employee Stock Purchase Plan.
U.S. Federal Income Tax Consequences
The following is a general summary of the federal income tax consequences to U.S. taxpayers and the Company of Awards under the 2016 Plan. Tax consequences for any particular individual may be different. Participants should consult with their own tax advisors for more detailed information on how Awards will be taxed in their particular circumstances.
NONQUALIFIED STOCK OPTIONS AND SARs
No amount is included in the taxable income of a participant when a nonqualified stock option or SAR is awarded or vests. Upon exercise of a nonqualified stock option, a participant will recognize ordinary income equal to the difference between the fair market value of the shares received and the exercise price. Upon exercise of a SAR, a participant will recognize ordinary income equal to the amount of cash received and the fair market value of any shares received from the Company (before tax withholding). Any additional gain or loss recognized upon a later sale or other disposition of the acquired shares is generally taxed as capital gain or loss.
INCENTIVE STOCK OPTIONS
No amount is included in the taxable income of a participant when an incentive stock option is granted or exercised. However, the participant may be subject to the alternative minimum tax in the year of exercise because the difference between the fair market value of the shares received and the exercise price is included in the amount of the participant’s alternative minimum taxable income for that year. If the participant exercises the option and then sells the acquired shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and sells the acquired shares before the end of the two- or one-year holding periods, however, the difference between the fair market value of the stock on the date of the option exercise and the exercise price is taxed as ordinary income. If the value of the shares has decreased following the option exercise, the participant’s ordinary income is limited to the difference between the sale price and the exercise price. If the value of the shares has increased following the option exercise, the difference between the fair market value of the shares at the time of exercise and the sale price is taxed as capital gain.
RESTRICTED STOCK, UNRESTRICTED STOCK, STOCK UNITS, PERFORMANCE UNITS AND PERFORMANCE SHARES
No amount is included in the taxable income of a participant upon receipt of restricted stock, stock units, performance units, or performance shares if such Awards are subject to vesting requirements. The participant will generally recognize ordinary income upon vesting of restricted stock, and payout of stock units, performance units or performance shares. In the case of stock units, performance units, or performance shares, if the Committee has set terms and conditions for the deferral of payment of the Award following the time of vesting, the participant will recognize ordinary income at the time of such payment. Alternatively, with respect to restricted stock, a participant may elect under Code Section 83(b) to be taxed at the time of the Award. An election under Section 83(b) must be filed with the Internal Revenue Service (with a copy to the Company) within 30 days after the date of the Award. A participant receiving unrestricted stock will recognize income at the time of the Award. With respect to restricted stock and unrestricted stock, the amount of ordinary income recognized by the participant will be equal to the fair market value of the shares at the time income is recognized minus any amount paid for the shares. With respect to stock units, performance units or performance shares, the amount of ordinary income will be equal to the amount of cash and/or the fair market value of shares (at the time income is recognized) that the participant receives from the Company (before tax withholding) minus any amount paid for the shares. In general, any gain or loss recognized upon sale of the Shares thereafter will be taxed as a capital gain or loss.
Tax Effect on the Company
We generally will be entitled to a tax deduction in connection with the vesting, settlement or exercise of an award under the Amended Incentive Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income, such as when a participant exercises a nonqualified stock option.
Section 162(m) of the Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). Generally, in the past we have designed our executive compensation program to permit the Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations.
With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
The foregoing is only a summary of the effect of federal income taxation upon participants and the Company with respect to the grant and exercise of awards under the 2016 Plan. It does not purport to be complete, and does not discuss the tax consequences of a service provider’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the service provider may reside.
Recommendation
We are requesting that shareholders approve the Amended 2016 Plan. We believe that employees with an ownership stake in our business become highly motivated to achieve our corporate goals and increase long-term shareholder value.

EXECUTIVE COMPENSATION
AND RELATED INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains the key elements of our executive compensation program and compensation decisions for our named executive officers (“Executives”). The Compensation and Management Development Committee of our Board of Directors (the “Committee”) oversees these programs and determines compensation for our Executives.
INTRODUCTION
In this Compensation Discussion and Analysis, we discuss the following:

Executive Summary	page 44
Compensation Objectives	page 50
Elements of Compensation	page 50
Compensation Analysis Framework	page 62
EXECUTIVE SUMMARY
2020 Leadership Changes and Key Events
•In March 2020, Sonia Syngal, the President and CEO of Old Navy, became the Company’s CEO and Katrina O’Connell became the Company’s CFO. Teri List, the Company's CFO until March 2020, departed the Company.

•In March 2020, the World Health Organization declared the novel coronavirus disease ("COVID-19") a global pandemic and recommended containment and mitigation measures worldwide. Throughout fiscal 2020, we faced a period of significant challenge and uncertainty regarding the impact of COVID-19 on both our customer demand and supply chain.
•During this challenging economic environment, we took steps to strengthen our financial liquidity while leveraging the extensive experience of the leadership team to manage through the disruption brought on by COVID-19 and continuing building towards the future.
•Actions to strengthen liquidity included: drawing down the entire $500 million on the Company’s revolving credit facility in March 2020; deferring the record and payment dates for the Company’s previously announced first quarter fiscal year 2020 dividend, and suspending the Company’s regular quarterly cash dividend for the remainder of fiscal year 2020; suspending share repurchases; reducing capital expenditures by approximately $300 million in fiscal 2020; reviewing operating expenses for opportunities to reduce spending in non-demand driving areas; and realigning inventory to expected sales trends.
•In March 2020, we withdrew our fiscal 2020 guidance and announced the temporary closure of our North American stores and a significant number of our Asia and Europe stores to comply with governmental mandates and assist the global governmental efforts to slow the spread of COVID-19. Two weeks later, we announced that we would furlough the majority of our store teams in the United States and Canada, pausing pay but continuing to offer applicable benefits until stores were able to reopen.

•Beginning in April 2020, as a result of COVID-19, we suspended rent payments for our temporarily closed stores. We are continuing to work through negotiations with our landlords relating to those leases, and there was a rent abatement benefit of approximately $80 million recognized on the Consolidated Statement of

Operations in fiscal 2020. In addition, as a part of our ongoing specialty fleet rationalization efforts, we began performing strategic reviews of our brand portfolio to create a healthier business while prioritizing asset-light growth through licensing and franchise partnerships in international markets.
•In May 2020, we completed the issuance of $2.25 billion of senior secured notes and entered into an asset-based revolving credit facility with an initial aggregate principal amount of $1.8675 billion. A portion of the proceeds of the notes was used to redeem the previously issued $1.25 billion unsecured notes due April 2021. We also repaid the outstanding $500 million borrowed under our prior revolving credit facility. This new capital structure provided sufficient liquidity to navigate the COVID-10 crisis. Also, in solidarity with shareholders and employees, Ms. Syngal’s salary was reduced by 25% and the salaries of Mr. Breitbard, Ms. Green, Ms. Gruber, and Ms. O’Connell were reduced by 20% from May 3, 2020 through August 1, 2020. The August reversion to full salaries was based on the fact that nearly all of our continuing stores had reopened.

•Beginning in May 2020, Gap Inc. began to safely reopen our temporarily closed stores with industry-leading safety measures for customers and employees and continued to monitor regional mandates for additional temporary store closures as they arose. Approximately 90% of the global fleet was open as of August 1, 2020, in time to meet increased demand during the back-to-school season.
•In October 2020, we appointed Nancy Green as President & CEO, Old Navy after an interim period of leading the brand.

•In October 2020, we hosted a virtual Investor Meeting where we unveiled our Power Plan 2023 strategy. We will strive to grow our purpose-led, lifestyle brands by leveraging our omni platform and scaled operations, extending customer reach across every age, body, and occasion through the power of the portfolio, and applying an engineered approach to cost and growth. Key initiatives include growing Old Navy and Athleta, repositioning and transforming Gap and Banana Republic, growing our online business, expanding into new categories, transforming cost through re-engineered capabilities, and scaled strategic partnerships to amplify our reach.

•Consistent with our Power Plan 2023 strategy, we also shared our plans to close approximately 350 Gap and Banana Republic stores in North America between the beginning of fiscal 2020 and the end of fiscal 2023. In addition, we shared plans to initiate a strategic review of our European business, with the objective of creating a healthier business through asset-light growth.

•Company leaders have also reiterated our commitment to our Environmental, Social and Governance (“ESG”) goals. Major environmental goals include the commitment to be carbon-neutral and net water positive by 2050 and to eliminate single-use plastics by 2030. We made important changes to our social goals in 2020, including establishing nine new commitments to foster racial justice and taking steps to increase transparency. Since 2007, we have publicly reported our global employee gender data and overall U.S. race and ethnicity data. Beginning this year, we will regularly share additional data on how our employees identify their race and ethnicity at both stores and headquarters. We will publish a dedicated Equality & Belonging report in 2021 to talk openly about our progress and the lessons we have learned along the way. With Nancy Green’s appointment as President & CEO of Old Navy, four of five (4 of 5) named executive officers for fiscal 2020 are women.
•In November 2020, we announced that Asheesh Saksena joined the Company as Chief Growth Officer, a newly created position that will focus on executing the Company’s strategic agenda, as well as leading growth initiatives for the future. In addition, we announced that Sandra Stangl joined the Company as the new President and CEO of Banana Republic, as the brand strives to redefine affordable luxury.
Business Performance and Executive Pay
•During fiscal 2020, the COVID-19 pandemic negatively impacted net sales and operating income during the year. Performance in the second half of the year improved versus the first half, including a return to profitability. Stronger performance in online sales, which grew 54% for the year, partially offset lower store sales impacted by the pandemic. Online sales made up 45% of company sales in fiscal 2020, which demonstrated progress towards the Company’s goal to reach 50% of net sales from online by the end of 2023.

•For leadership team members appointed in March 2020, in accordance with their offer packages, we awarded long-term incentive grants on the effective date of their appointment, March 23, 2020. Both the effective date and the value of long-term incentives are outlined in their offer letters.
•Goals are typically set for the Company’s annual incentive bonus and performance share plans at the beginning of the fiscal year, which was when the unprecedented and uncertain nature of the pandemic began to unfold in 2020. Recognizing the challenge of setting meaningful goals at that time, the Committee decided to delay setting the fiscal 2020 goals. In August 2020, once the business began to stabilize, the Committee approved the goals.
•In August, the Committee established two equally weighted six-month performance periods covering the first half and second half of fiscal 2020 for the 2020 Bonus Plan and the outstanding Long-Term Growth Plan (“LGP”) awards that were granted prior to fiscal 2020, which are earned based on the average attainment of separate earnings goals that are established each fiscal year over three years (the "Prior Year Grants"). Half of each participant’s fiscal 2020 target bonus opportunity and half of each participant’s target number of LGP shares that would be earned based on fiscal year 2020 performance were allocated to each equally weighted period.
•Business financial performance was below expectations in the first half of fiscal 2020 and, therefore, the Committee determined that there would be no payout relating to the first half of the fiscal year for both the 2020 Bonus Plan and the Prior Year LGP Grants after considering the Company’s performance during this period. The Committee set goals for the second half of fiscal 2020 that were aligned with the outlook for the Company given the unprecedented impact and continued business disruption from, and uncertain duration of, the COVID-19 pandemic and provided a meaningful incentive for the Company’s leadership team that aligns leadership rewards with shareholder interests.
•For fiscal 2020 Performance Restricted Stock Unit (“PRSU”) awards that replaced the LGP starting in fiscal 2020 and which had been previously granted in March 2020 as a part of the leadership team’s offer packages, the Committee established a cumulative earnings goal and total shareholder return modifier. In each case, performance would be measured over a 2.5-year performance period beginning on August 2, 2020 and ending on the last day of fiscal 2022. The total shareholder return modifier is based on relative performance of the Company to the S&P Retail Select index. The Committee believed these goals were aligned with the outlook for the Company given the unprecedented impact and uncertain duration of the COVID-19 pandemic, and provided a meaningful incentive for the Company’s leadership team that aligns leadership rewards with shareholder interests.

NAMED EXECUTIVE OFFICERS AND ROLES IN FISCAL 2020

Sonia Syngal, Chief Executive Officer, Gap Inc.	Katrina O’Connell, Executive Vice President & Chief Financial Officer, Gap Inc.	Mark Breitbard, President & Chief Executive Officer, Gap Brand	Nancy Green, President & Chief Executive Officer, Old Navy	Julie Gruber, Executive Vice President, Chief Legal, Compliance and Sustainability Officer, Gap Inc.

LISTENING TO OUR SHAREHOLDERS

Say On Pay–
98% APPROVAL
At the 2020 Annual Meeting, shareholders were very supportive of the structure and philosophy of our pay program during fiscal 2019. We continued to set rigorous goals and align pay delivery with performance.

Our Committee is comprised solely of experienced independent directors and has established effective means for communicating with shareholders. The Committee is very interested in the ideas and concerns of our shareholders regarding executive compensation and considers the Say-on-Pay vote when assessing our compensation practices. An advisory vote on executive compensation was presented to our shareholders at our 2020 Annual Meeting (“Say on Pay vote”) and approved by 98% of shareholder votes, consistent with favorable advisory votes by our shareholders on executive compensation prior to 2019. In addition, on an annual basis, we engage directly with some of our largest shareholders as another means to hear their ideas and concerns.
In response to concerns expressed by our shareholders in 2019 regarding our long-term incentive plan, management and the Committee spent time during 2020 considering modifications to the plan, including the performance metrics used. As a result, we aligned on certain changes, which are further described below in "Elements of Compensation—Long-Term Incentives”. We believe these changes will further tie executive pay to Company performance. As in prior years, we continue to set rigorous goals and align pay delivery with performance. We also continue to put executive compensation to an annual advisory shareholder vote.
CEO COMPENSATION SUMMARY
In March 2020, we appointed Sonia Syngal as our CEO. Ms. Syngal succeeded Robert Fisher, who served as our Interim CEO from November 2019 to March 2020 while the Board conducted a search for a successor to Art Peck, our CEO until November 2019. Mr. Fisher, who at the time of his appointment as Interim CEO was our Chairman and a director, continued to receive his regular director compensation as Chairman and a non-employee member of our Board of Directors. He did not receive compensation for his additional responsibilities as Interim CEO.
•In connection with the appointment of Ms. Syngal as our CEO, effective March 23, 2020, we established a compensation package that is structurally like that of our other Executives. The package is intended to reward her for sustained improvement of the Company’s financial performance and returns to shareholders while helping to promote alignment of interests across the executive team. The Committee used the same factors outlined under “Compensation Analysis Framework” below, as well as its judgment, to determine the structure and value of the package. 60% of the target long-term incentive compensation is in the form of performance shares and 75% of the total compensation opportunity requires achievement of performance goals or share price appreciation. Ms. Syngal receives essentially the same benefits and limited perquisites provided to our other Executives, except that she is provided limited personal use of a Company airplane. The Committee received advice from its independent compensation consultant on the compensation structure, as described more fully below.
•Base salary was established at $1,300,000 when Ms. Syngal was appointed to CEO to position her appropriately relative to our other internal and external benchmarks as well as other factors outlined in the Compensation Analysis Framework as detailed on page 62.

•Annual bonus target was established at 175% of base salary when Ms. Syngal was appointed as CEO. Due to the unprecedented market conditions in March 2020, goal setting was delayed. In August 2020, the Committee divided fiscal 2020 into two halves, each representing 50% of her bonus target opportunity. The first half of fiscal 2020 was deemed to have no payout given business performance. The Committee established goals for the second half of fiscal 2020 based on the weighted average of brand attainments - 50% on EBIT and 50% on net sales, in each case, subject to certain adjustments. With a 50% weight for the back-half of fiscal 2020, the payout percentages for threshold, target and maximum were effectively reduced; performance at max would earn up to a target bonus for the year. For fiscal 2020, annual bonus was earned at 84% based on a combination of no payout in the first half of fiscal 2020 and financial performance against goals in the second half of fiscal 2020.

•In March 2020, we granted Ms. Syngal long-term incentives with a value of $9,000,000 as outlined in her offer letter for the role of CEO. The long-term incentive value was divided into 60% Performance Restricted Stock Units (PRSUs), 20% options and 20% restricted stock units at the time of grant in March 2020.

•We granted long-term incentive equity awards to Ms. Syngal under the PRSU program with a target value of $5,400,000 in March pursuant to her offer letter. However, due to the unprecedented and uncertain nature of the COVID-19 pandemic and the challenge of setting meaningful goals, her PRSU goals were not set until August 2020, and therefore, the target long-term incentive value of her awards at the time of grant in March differs from the Summary Compensation Table (SCT) value. This is because the PRSU value in the SCT represents the grant date fair value at the time PRSU goals were set in August as determined under certain accounting rules when our stock price was significantly higher than in March, which resulted in the grant date fair value being higher than the target value. The table below shows the original target long-term incentive value at time of grant in March and the subsequent Summary Compensation Table value in August.
•We granted stock options to Ms. Syngal in March, with an exercise price of $6.28 covering 767,522 shares, which will vest over a four-year period subject to continued service.
•We also granted 286,624 shares of restricted stock units (“RSUs"), which will vest over a four-year period subject to continued service, to Ms. Syngal.

LTI	Grant Date	Target LTI Value at Grant in March 2020 (%)	Shares Granted	Share Price / Option Fair Value at Grant in March 2020(1)	Offer Letter Target LTI Value at Grant in March 2020 ($)	SCT GDFV(2)	SCT Value
PRSU	3/23/2020	60%	859,872	$6.28	$5,399,996	$16.23	$13,955,723
RSU	3/23/2020	20%	286,624	$6.28	$1,799,999	$6.22	$1,782,691
Options	3/23/2020	20%	767,522	$2.35	$1,799,999	$2.01	$1,539,879
(1)Stock price and option fair value at grant in March 2020.
(2)Grant Date Fair Value of RSUs and options at the time of grant and PRSUs when goals were set in August 2020.

FISCAL 2020 CEO COMPENSATION

5%	8%	86%	1%
Salary	Bonus	Long-Term Incentives	All Other Compensation

This chart reflects Reported Pay derived from the 2020 Summary Compensation Table for Ms. Syngal.

COMPENSATION GOVERNANCE
Overall, we believe that our fiscal 2020 executive compensation program met each of our compensation objectives and continues to demonstrate our strong commitment to pay for performance. The table below highlights key compensation practices – both the practices we believe support strong governance principles and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

	What we do		What we don’t do
✓	Pay for Performance We tie pay to performance. Our ongoing compensation programs are heavily weighted toward performance with limited perquisites.	✗
No Long-Term Employment Agreements with Guarantees
We do not have employment contracts of defined length with our Executives or multi-year guarantees for base salary increases, bonuses or equity compensation.

✓	Total Shareholder Return We implemented relative total shareholder return as a metric in our Performance Restricted Stock Units (PRSU) to align Executives to shareholders.	✗
No Golden Parachute Tax Gross-Ups
None of our Executives are entitled to tax gross-up payments other than for relocation and international assignment-related payments or services that are business-related and also generally available to other employees.

✓	Regular Compensation Review We regularly review Executive compensation and peer group data.	✗	No Repricing or Cash-out of Underwater Options We have not repriced or cashed-out underwater stock options nor are we able to do so without shareholder approval.
✓
Recoupment Policy
We enhanced our incentive compensation recoupment (“clawback”) policy covering our Executives, which includes when management misconduct or gross negligence results in financial, reputational or other harm to the Company.

		✗	No SERP or Executive Pension Plan We do not have a supplemental executive retirement plan (“SERP”) or executive pension plan.
✓	Culture of Ownership We have executive stock ownership requirements that we review on a regular basis and revise as needed.	✗	No Change in Control Severance Arrangements or Single Trigger We do not have severance arrangements specific to a change in control or that provide for single trigger vesting.
✓	Annual Risk Assessment We conduct an annual risk assessment to determine whether we have incentive compensation arrangements for Executives that create potential material risk for the Company.	✗	No Material Compensation Risk We do not have incentive compensation arrangements for Executives that create potential material risk for the Company, based on a risk assessment conducted by the Company.
✓	Independent Compensation Consultant The Committee has engaged an independent compensation consulting firm, Frederic W. Cook & Co., Inc. The firm does not provide any other services to the Company.	✗	No Dividends on Unearned Performance Awards We do not pay dividends on unearned performance awards.
✓	Maximum Award Amounts The Committee establishes caps on incentive payouts with an appropriate balance between long-term and short-term objectives.	✗	No Hedging We prohibit Company employees at the level of vice president and above, as well as other insiders, from engaging in any hedging or publicly-traded derivative transactions in Company stock.
		✗	No Pledging We prohibit Executives from pledging Company stock as collateral for a loan or for any other purpose.

COMPENSATION OBJECTIVES
Our fiscal 2020 compensation program is intended to align total compensation for executives with the short- and long-term performance of the Company, while enabling us to attract and retain executive talent. Specifically, the program is designed to:

•Support a performance-oriented culture;
•Support our business strategy by motivating and rewarding achievement of short and long-term objectives, as well as individual contributions;
•Attract and retain executive talent;
•Link executive rewards to shareholder returns; and
•Promote a culture of executive stock ownership.

Our program rewards executives for the achievement of corporate and divisional financial and non-financial objectives, for their individual contributions to these results as well as strategic initiatives, and for optimizing long-term returns to shareholders. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and aligned to the long-term return to our shareholders. When we do not achieve targeted performance levels and/or our stock price does not appreciate, the compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, the compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive pay with our shareholders’ interests.
ELEMENTS OF COMPENSATION
The main elements of our fiscal 2020 executive compensation program were:

•Base salary;

•Annual cash incentive bonus;

•Long-term incentives; and

•Benefits and limited perquisites.

We chose these elements because we believe each element supports achievement of one or more of our compensation objectives, and that together have been and will continue to be effective in this regard. The use and weight of each compensation element is based on the judgment of the Committee regarding the importance of each compensation objective in supporting our business and talent strategies, as well as the structure of these elements for executives at other companies. Base salary, benefits and perquisites represent less than 20% of each Executive’s potential compensation at target performance levels, to emphasize the importance of compensation that is performance-based and/or at risk.
BASE SALARY
Base salaries are set at a level that the Committee believes will effectively attract and retain top talent, considering the factors described below under “Compensation Analysis Framework”. In addition, the Committee considers the impact of base salary changes on other compensation components where applicable. The Committee reviews base salaries for Executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities.

In November 2019, our CEO, Mr. Peck, was terminated and Robert J. Fisher, the Company's then Chairman of the Board, began serving as the Company's President and CEO on an interim basis. Mr. Fisher did not receive any additional compensation for services provided as our Interim President and CEO. Mr. Breitbard, Ms. Gruber and Ms. List, each took on additional responsibilities, resulting in a streamlined leadership structure.

Mr. Breitbard assumed interim leadership for all brands, excluding Old Navy and the customer teams, while we conducted a search for the successor to Mr. Peck. During the duration of this interim assignment, given his broadened scope of responsibility, Mr. Breitbard received a salary supplement of $25,000 per month starting in November 2019 and ending in March 2020, which was paid quarterly.

Ms. Gruber continued to lead Legal, Compliance, Government Affairs and Corporate Administration and assumed interim leadership for Human Resources, Communications, Loss Prevention, Foundation and Sustainability. During the duration of this interim assignment, given her broadened scope of responsibility, Ms. Gruber received a salary supplement of $20,000 per month starting in November 2019 and ending in March 2020, which was paid quarterly.

Ms. List continued to lead Finance, IT and Real Estate and assumed interim leadership for the Separation Project Management Office and Global Supply Chain. Given her broadened scope of responsibility, Ms. List received a salary supplement of $20,000 per month starting in November 2019 and ending in March 2020, which was paid quarterly.

Prior to her appointment, Ms. Green assumed interim leadership of Old Navy and received a salary supplement of $25,000 per month starting in March 2020 until her appointment.
In fiscal 2020, we faced a period of significant challenge and uncertainty regarding the impact of COVID-19. Considering business performance and as a part of cost savings due to COVID-19, Ms. Syngal’s salary was reduced by 25% and Mr. Breitbard, Ms. Green, Ms. Gruber, and Ms. O’Connell’s salaries were reduced by 20% from May 3, 2020 through August 1, 2020. The August reversion to full salary rates came as nearly all stores had reopened and business trends were accelerating for the back-to-school season. In alignment with the leadership team pay reduction, cash retainers and committee fees for our non-employee directors were suspended for the same timeframe. See "Proposal No. 1 — Election of Directors—Compensation of Directors" for more information.

The table below summarizes base salaries during fiscal 2020, and changes that occurred during the year, excluding any salary supplement starting in November 2019 and ending in March 2020.

Name		Base Salary on 2/2/2020	Reduced Salary 5/3/2020 to 8/1/2020	Base Salary on 1/30/2021	Comments
Sonia Syngal		$1,100,000	$975,000	$1,300,000	Salary was increased when Ms. Syngal was appointed CEO in March 2020. Ms. Syngal’s 2/2/2020 salary reflects her previous role as President & CEO, Old Navy.
Katrina O’Connell		$675,000	$600,000	$750,000	Salary was increased when Ms. O’Connell was appointed CFO in March 2020. Ms. O’Connell’s 2/2/2020 salary reflects her previous role as CFO, Old Navy.
Mark Breitbard		$950,000	$880,000	$1,100,000
Salary was increased when Mr. Breitbard was appointed President & CEO, Specialty Brands on March 2020. In September 2020, Mr. Breitbard was appointed to lead Gap brand, Intermix, Janie and Jack, and Gap Inc.’s Franchise, Strategic Alliances and Licensing business.

Nancy Green		$925,000	$740,000	$1,100,000	Salary was increased when Ms. Green was appointed President & CEO, Old Navy in October. Ms. Green’s 2/2/2020 salary reflects her previous role as Chief Product Officer, Old Navy.
Julie Gruber		$700,000	$600,000	$750,000	Salary was increased to improve competitiveness as well as to position Ms. Gruber appropriately relative to internal and external benchmarks.
Former Executives
Robert Fisher	$	N/A	N/A	N/A
Mr. Fisher served as Interim CEO until Ms. Syngal was appointed CEO in March and did not receive compensation for this interim role. Mr. Fisher’s compensation as a Board member is further described in "Compensation of Directors". Cash board retainers and committee fees were suspended for Q2 2020 in light of business performance and as a result of cost savings due to COVID-19.

Teri List		$925,000	N/A	N/A	Ms. List was terminated without cause in June 2020 and did not receive a pay increase during fiscal 2020.

ANNUAL CASH INCENTIVE BONUS
Fiscal 2020 Annual Bonus
In setting the fiscal 2020 annual bonus structure, the Committee considered our business and talent priorities, as well as the factors described below under “Compensation Analysis Framework”. Towards the beginning of the fiscal year, when goals are typically set for the Company’s annual bonus and PRSU plans, the unprecedented and uncertain nature of the pandemic began to unfold. To better address the business uncertainty created by COVID-19, we delayed goal setting until August and divided the bonus into the first and second half of the fiscal year. For the first half of fiscal 2020, business financial performance was below expectations and therefore, there was no bonus earned for the first half. We determined that there was a need to incent the delivery of our financial commitments to successfully position the Company in this business environment as well as for long-term success. To support this goal, the Committee approved goals for the second half of fiscal 2020 that reflected a return to fiscal 2019 levels of sales and an earnings before interest and taxes (“EBIT”) target that accounted for increased costs associated with store closures and health and safety measures related to COVID-19. The annual cash incentive structure emphasizes financial results for the fiscal year and comprised 100% of the total opportunity. 50% of the total opportunity was based on EBIT, given the importance of accountability for operating results, and the remaining 50% was based on net sales to drive top-line focus. To incent the focus on and the success of our brands, financial performance for Executives, other than Ms. Green, was based on the weighted average of the brands: 50% Old Navy, 25% Athleta, and 25% a simple average of Banana Republic, Gap, Intermix, Janie & Jack, and Asia Retail (“weighted brand average”). Financial performance for Ms. Green was based on Old Navy.
The table below describes the target annual bonus and potential payout range for each Executive. Mr. Fisher did not participate in the bonus program and did not receive a payout. Ms. List, who was terminated without cause from the Company in June 2020, received a prorated bonus as part of her severance, pursuant to her pre-existing severance benefits agreement, which is further described "2020 Potential Payments Upon Termination". Both Mr. Fisher and Ms. List are excluded from the bonus tables below.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Target
Sonia Syngal	125% / 175%	0 – 200%
Katrina O’Connell	50% / 100%	0 – 200%
Mark Breitbard	125% / 150%	0 – 200%
Nancy Green	125% / 150%	0 – 200%
Julie Gruber	80% / 100%	0 – 200%
Bonus payments are generally made under the Executive Management Incentive Compensation Award Plan, which has been approved by our shareholders. For the second half of fiscal 2020, the Committee set a minimum performance goal that needed to be achieved before payment of any bonus. Satisfaction of this goal established the maximum bonus that could be paid to each Executive (equal to the maximum set forth in the table above), subject to downward adjustment by the Committee based on achievement of the financial and non-financial goals and other factors determined by the Committee in its sole discretion. This goal was positive net income subject to potential adjustment for certain pre-established items that are unusual in nature or infrequently occur, such as changes in accounting principles, acquisitions and dispositions, employee termination benefits, termination of real estate leases, legal claims, and certain business interruptions, as applicable. The Committee determined that this minimum performance goal had been achieved. The Committee then used negative discretion to determine the actual payout to each Executive based on performance against the financial goals as described below, as well as a qualitative assessment of individual performance.
Financial Performance
In light of uncertainty created by COVID-19, the Committee approved threshold, target and maximum financial performance funding goals for the second half of fiscal 2020 in August. Payouts would be made only if the minimum performance threshold were to be achieved.

Bonuses for the second half of fiscal 2020 financial performance were weighted 50% on EBIT and 50% on net sales for each Executive. EBIT and net sales were used to measure a weighted brand average or division performance, depending on the Executive's scope of responsibility, in both cases subject to potential adjustment for certain pre-established items that are unusual in nature or infrequently occur. An EBIT measure was half of the weighting because the Committee believed that EBIT should continue to be a focus of Executives and is a good measure of actual operating performance within their control and accountability. The net sales measure was intended to drive top-line focus and to promote continued market share growth, which we believe provides an appropriate balance between cost management and top line performance.
For the first half of fiscal 2020, business financial performance was below expectations and therefore, the Committee determined that no bonus was earned for the first half.
The following table shows second half fiscal 2020 EBIT and net sales goals expressed as a percentage of second half fiscal 2019 actual results. Goals for second half fiscal 2020 were set at realistic levels given our expected performance at the time they were established and were intended to provide a meaningful incentive for Executives to improve performance. Also shown are the actual weighted percentages achieved expressed as a percentage of second half fiscal 2019 actual results, after adjustments to exclude any restructuring costs, legal settlements, lease/rent impacts and to normalize actuals against goals based on significant operating decisions, such as government-mandated store closures, notably in the EU, Canada and Mexico, and store/trademark impairments. No additional adjustments to the results were made other than the neutralization of foreign exchange rate fluctuations.

Division	2020 2nd Half EBIT / Net Sales Goals as a Percentage of Fiscal 2019 2nd Half Actual EBIT / Net Sales			Actual Fiscal 2020 2nd Half Percentage Achieved After Adjustments
	Threshold	Target	Maximum	EBIT	Net Sales
Old Navy	89.0% / 101.0%	95.1% / 103.8%	103.0% / 107.4%	110.3%	110.9%
Athleta	89.0% / 105.7%	95.1% / 108.5%	103.0% / 112.1%	151.7%	131.6%
Banana Republic	21.6% / 88.9%	30.2% / 91.7%	41.0% / 95.3%	N/A	70.7%
Gap Brand	29.6% / 84.1%	55.6% / 86.9%	100.6% / 90.5%	91.8%	88.0%
Intermix	N/A / 85.2%	N/A / 88.1%	N/A / 91.7%	N/A	72.7%
Janie & Jack	N/A / 76.5%	N/A / 79.3%	N/A / 83.0%	N/A	93.0%
Asia Retail	N/A / 95.0%	N/A / 97.8%	N/A / 101.5%	N/A	71.8%
(1)Percentages are not shown where the numerator or denominator was below zero, as the earnings growth calculation does not reflect a meaningful result.
(2)Gap Inc., which included Ms. Syngal, Ms. O’Connell, Mr. Breitbard, and Ms. Gruber, was based on the weighted average of the brands: 50% Old Navy, 25% Athleta and 25% a simple average of Banana Republic, Gap, Intermix, Janie & Jack, and Asia Retail (“weighted brand average”).
(3)Ms. Green’s bonus was 100% based on Old Navy.

Individual Performance Adjustment
Prior to determining the final bonus payout, if any, for each Executive, individual performance is assessed to determine if an adjustment is warranted. The CEO makes recommendations to the Committee for adjustments, if any, for Executives that report to her, and the Committee decides whether any adjustment is warranted for the CEO in a private session. In assessing each Executive’s individual performance, any additional initiatives outside those described above, challenges that the Executive faced over the course of the year, and financial performance are considered in determining final payouts.

Actual Bonuses

For fiscal 2020, performance against EBIT and net sales goals applicable to each Executive was above our expectations in the second half of fiscal 2020, which combined with no bonus payout in the first half of fiscal 2020 resulted in either below target or target levels for the year. The May 3, 2020 through August 1, 2020 salary reductions, discussed above, did not impact the Executives’ salaries used for their bonus calculation. In its determination that the first half bonus would not be paid, the Committee effectively lowered the total bonus opportunity by half for the year. The 168% bonus payout for the second half would equate to an 84% bonus for the total year. Similarly, the maximum 200% bonus payout for the second half would equate to a 100% target bonus for the total year. Ms. List, who was terminated without cause from the Company in June 2020, received a prorated bonus as part of her severance pursuant to her pre-existing severance benefits agreement, which is further described in "2020 Potential Payments Upon Termination". Mr. Fisher did not participate in the bonus program and did not receive a payout.
The following table describes the calculation of bonuses being paid to each eligible Executive for Fiscal 2020 performance.

Name	Base Salary(1)	x	Target Percentage of Base Salary(2)	x	(	Actual Percentage Achieved: 1st Half Financial Performance	x	Weight	+	Actual Percentage Achieved: 2nd Half Financial Performance	x	Weight	)	=	Funded Bonus	+	Individual Adjustment	=	Actual Bonus
Sonia Syngal	$1,272,526	x	125 / 175%	x		(0%	x	50%	+	200 / 168%	x	50%	)	=	$1,834,983	+	$0	=	$1,834,983
Katrina O’Connell	$739,697	x	50 / 100%	x		(0%	x	50%	+	200 / 168%	x	50%	)	=	$589,033	+	$0	=	$589,033
Mark Breitbard	$1,079,394	x	125 / 150%	x		(0%	x	50%	+	168%	x	50%	)	=	$1,330,702	+	$0	=	$1,330,702
Nancy Green	$980,288	x	125 / 150%	x		(0%	x	50%	+	200%	x	50%	)	=	$1,312,242	+	$0	=	$1,312,242
Julie Gruber	$743,131	x	80 / 100%	x		(0%	x	50%	+	168%	x	50%	)	=	$607,195	+	$0	=	$607,195
(1) Base salaries are prorated based on any changes during the fiscal year.
(2) Bonus targets are prorated based on any changes during the fiscal year. The two target percentages listed reflect prior and current                             role bonus targets, respectively.

LONG-TERM INCENTIVES
Overview
Stock-based long-term incentives align executive compensation and shareholder returns. Unlike some of the members of our peer group, we do not have a pension plan, and we rely on long-term incentives to provide a substantial percentage of each Executive’s potential retirement savings. Long-term incentives have typically consisted of stock options, stock units or performance shares.
The fiscal 2019 LGP was based on the average attainment of separate annual EBIT goals that are established each year over three years and attainment of a three-year cumulative Company EBIT goal set at the beginning of the same three-year period.
In fiscal 2020, the Company made significant changes to the design of its long-term incentive plan by moving to a value-based approach with a set equity mix. The set equity mix chosen by the Committee consists of 60% PRSUs, 20% options and 20% time-based RSUs to balance performance focus and potential compensation-related risk. The mix also ensures that more than half of our regular annual grant value is in the form of performance shares for performance-based long-term pay delivery and shareholder value alignment. The table below summarizes each long-term incentive vehicle.

LTI Incentives	Mechanics	Rationale
PRSUs
• 60% of the long-term incentive
   value.
• Grants are earned after a 3-year performance period with 50% of shares delivered after year 3 and 50% 1 year later.
• Measure: 3-year cumulative Gap Inc. EBIT (0
   – 250% of target).
• Modifier: Relative Total Shareholder Return
   (TSR) vs. S&P Select Retail Index (80 –
   120%).

• The change to longer-term EBIT goals in the
   PRSUs focuses on the importance of long-term operating performance within the Executive's control and accountability.
• TSR provides an external metric that aligns
   Executive pay to shareholder returns relative to a peer index.
• The goals and time horizon differ from the
   Corporate Bonus plan that focuses on brand
   EBIT and sales goals, and provide a focus on
   sustained achievement over a multi-year period.

Options	• 20% of the long-term incentive value value. • Time-based. • Vesting 25%/year over 4 years.
• Provides wealth-creation opportunity aligned to shareholder interests, as the value of such awards is only realized through share price appreciation and drive retention through four-year service period.

RSUs	• 20% of the long-term incentive value. • Time-based, • Vesting 25%/year over 4 years.	• Drive retention through four-year service period and shareholder alignment as value is tied to share price while reducing dilution and need for one-off special award grants.

It has been our practice to grant long-term incentives to Executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual compensation reviews. We also grant long-term incentives on other dates to newly hired Executives and periodically in connection with promotions. Grants are typically approved by the Committee at a meeting and are effective on the meeting date. However, the effective grant date for new hires is no earlier than their first day of employment. Stock-based awards are granted under our 2016 Long-Term Incentive Plan, which was approved by our shareholders.
In determining the fiscal 2020 long-term incentive structure and award amounts, the Committee considered the factors described below under “Compensation Analysis Framework,” including a review of market data for comparable positions and each individual’s accumulated vested and unvested awards, current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between Executives and in relation to other compensation elements, shareholder dilution and accounting expense.
Stock Options
In fiscal 2020, stock options comprise 20% of the annual long-term incentives for our Executives. We believe stock options focus Executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. All stock options granted to Executives during fiscal 2020 had an exercise price equal to 100% of the closing price of our stock on the date of grant. The stock option grants received by our Executives are described in more detail in "2020 Grants of Plan-Based Awards".
Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. Stock options are typically granted with a maximum term of ten years, and vested options are normally exercisable for three months following employment termination. Vesting is generally accelerated upon death, disability or retirement if the stock options are granted at least one year from the event.
Stock Units and Performance Shares
The remaining portion of fiscal 2020 long-term incentives is delivered in PRSUs and RSUs representing full-value shares of our stock to drive performance, promote retention and foster a long-term ownership perspective. Unlike stock options, full-value share awards, in combination with stock ownership requirements, subject Executives to the same downside risk experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus Executives on sustaining the value of the Company. In general, we believe the grant or vesting of a significant percentage of full-value shares for Executives should be based on performance against long-term objectives and therefore granted 60% of the annual long-term incentive value in PRSUs. To balance our performance, retention, and ownership objectives, we have granted 20% of the long-term incentive value in RSUs that vest only for continued service with the Company. The stock unit grants received by our Executives are described in more detail in "2020 Grants of Plan-Based Awards".
PRSUs and RSUs granted to Executives are normally scheduled to vest over three or four years, although the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer for new hires. Executives generally must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death, disability or retirement if the awards are granted at least one year from the event and any performance conditions have been previously satisfied. Additional circumstances under which vesting of long-term incentives may be accelerated are described in "2020 Potential Payments Upon Termination".

PRSU (Performance Restricted Stock Unit Program)

For fiscal 2020, we made changes to the performance stock awards for Executives and introduced the new PRSU Plan, which replaced the LGP plan, to address concerns that both the bonus and performance stock were predicated on annual goals with the same metric. With the exception of Ms. Green, whose PRSU grant occurred when she was appointed in October 2020, PRSU grants occurred in March 2020 in accordance with the Executives’ offer letters and in alignment with our regular annual grant period, however, considering COVID-19 and to ensure meaningful goals were set, goal setting was delayed until August 2020, during which time our stock price had significantly increased. The values at grant in March 2020 differ from the Summary Compensation Table (SCT) values because the PRSU value in the SCT represents the grant date fair value at the time goals were set in August 2020 as required under SEC rules.

Executives were eligible to participate in the PRSU plan, which was intended to promote sustained improvement in financial performance and long-term value creation for shareholders. The key features of the PRSU plan are described below:
•Each Executive was eligible to receive an annual award. In light of COVID-19 and to ensure meaningful goals were set, goal setting was delayed until August and 2.5-year goals were set for the second half of fiscal 2020 through the fiscal 2022 performance period. PRSUs give the Executive the right to receive shares of our stock based on achievement against performance goals during a specified 2.5-year performance period, subject to certain service requirements. Actual shares paid out, if any, will vary based on achievement of the performance goals.
•The number of actual shares that an Executive may earn after the end of three years is based on two performance metrics: (i) attainment of a 2.5-year EBIT goal measured at the corporate level, and (ii) relative total shareholder return, which measures performance against the S&P Retail Select Index during the same 2.5-year period. The potential payout range as a percentage of the target award based on the 2.5-year EBIT attainment is 0% to 250%. The award will be modified up or down by up to 20% (for a maximum opportunity of 300% of target) based on the level of relative total shareholder return performance.
•50% of the award is payable at the end of the 2.5-year performance period, generally subject to continued service with the Company through the date that the Committee determines the number of shares that are earned, if any, and the remaining 50% will vest on the one-year anniversary of such determination date based on continued service with the Company.

The table below describes the potential payout range as a percentage of the target award for the second half fiscal 2020-fiscal 2022 performance period. The target number of shares was determined using our closing stock price on the date of grant and the target PRSU value, which is 60% of the target total long-term incentive value. The performance share grants represent only an opportunity to earn actual shares of our stock for achievement of performance goals over 2.5 years. The associated amount listed in the 2020 Summary Compensation Table under Stock Awards is the grant date fair value for accounting purposes, which is the required disclosure under SEC rules, not necessarily the compensation that will be actually realized by each Executive and also differs from the intended target value at grant in March due to the delay in goal setting as described above. All payments are made in shares at vesting and dividends are not paid or accrued on unvested shares. Ms. List was terminated from the Company in June 2020 and was not eligible to receive a grant in fiscal 2020. Mr. Fisher did not participate in the PRSU Program and has been excluded from the table below.

Name	Fiscal 2020 Award Potential Payout
	Target Value(1)(2)	Target Number of Performance Shares	Potential Payout Range as Percentage of Target Shares
Sonia Syngal	$5,400,000	859,872	0 – 300%
Katrina O’Connell	$1,500,000	238,853	0 – 300%
Mark Breitbard	$2,640,000	420,382	0 – 300%
Nancy Green	$1,200,000	60,514	0 – 300%
Julie Gruber	$1,440,000	229,299	0 – 300%
(1)Target values for Ms. Syngal, Ms. O’Connell, Mr. Breitbard and Ms. Gruber represent the approximate value of the target shares in March 2020. Long-term incentives to Executives are typically granted in March as part of our regular annual grant cycle. However, due to COVID-19 and to ensure meaningful goals were set, goal setting was delayed until August, during which time our stock price had significantly increased. The value at grant in March 2020 differs from the Summary Compensation Table (SCT) value because the PRSU value in the SCT represents the fair value for accounting purposes at the time goals were set in August 2020.
(2)Target value for Ms. Green represents the approximate value of the target shares in October 2020 when she was appointed to President & CEO, Old Navy.

The following table shows the annualized second half fiscal 2020 through fiscal 2022 EBIT goal expressed as a percentage of fiscal 2019 actual results. Although the 2.5 year EBIT goal is not assessed on an annual basis, the table below shows the 2.5 year EBIT goal relative to the most recently completed fiscal year in order to provide a meaningful comparison of the EBIT goal against prior performance. The goal for the second half fiscal 2020 through fiscal 2022 was set at realistic levels given our expected performance at the time they were established and were intended to provide a meaningful incentive for Executives to improve performance.

Company / Division	Annualized FY2020 2nd Half – FY2022 EBIT Goal as a Percentage of FY2019 Actual EBIT
	Threshold	Target	Maximum
Gap Inc.	82.4%	92.8%	109.4%

Outstanding LGP Grants
After fiscal 2019, no new grants have been made under the LGP, and we transitioned to the new PRSU Program, described above, with new metrics for Executives starting in fiscal 2020.
Executives were eligible to participate in the LGP prior to fiscal 2020, which was intended to promote sustained improvement in financial performance and long-term value creation for shareholders, while recognizing the inherent difficulty in setting long-term performance goals in the volatile retail industry. The key features of the program are described below:
•Each Executive was eligible to receive an annual performance share award. Performance shares give the Executive the right to receive a number of shares of our stock based on achievement against performance goals during a specified three-year performance period, subject to certain service requirements. Actual shares paid out, if any, will vary based on achievement of the performance goals.
•The number of actual shares that an Executive may earn after the end of three years is based on two performance metrics: (i) average attainment of separate annual EBIT goals that are established each year over three years, measured at the division level for those with division responsibilities and the corporate level for those with Company-wide responsibilities, and (ii) attainment of a three-year cumulative Company EBIT goal set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual EBIT attainment is 0% to 250%. The award is modified up or down by up to 20% (for a maximum opportunity of 300% of target) based on the level of attainment of the cumulative Company EBIT goal.
•50% of the award is payable at the end of the three-year performance period, generally subject to continued service with the Company through the date that the Committee determines the number of shares that are earned, if any, and the remaining 50% will vest on the one-year anniversary of such determination date based on continued service with the Company.
To better address the business uncertainty created by COVID-19, we delayed goal setting for the fiscal 2020 annual goal until August and divided the fiscal 2020 annual goal into first and second half of the fiscal year. For the first half of fiscal 2020, business financial performance was below expectations and therefore, attainment for the first half was 0%. For the second half of fiscal 2020, performance was above the maximum goal, which resulted in a second half fiscal 2020 attainment of 250% and a full-year fiscal 2020 attainment of 125%, after excluding the same adjustments as outlined in the Annual Incentive Cash Bonus/Financial Performance section. There were no changes to the three-year cumulative Company EBIT goals used for the modifier.
The following table shows second half fiscal 2020 EBIT goal expressed as a percentage of second half fiscal 2019 actual results. The goal for the second half fiscal 2020 was set at realistic levels given our expected performance at the time they were established, and increased costs associated with restructuring, store closures and COVID-19 mitigation efforts, and were intended to provide a meaningful incentive for Executives to improve performance.

Company / Division	FY2020 2nd Half EBIT Goals as a Percentage of FY2019 2nd Half Actual EBIT			Actual Fiscal 2020 2nd Half Percentage Achieved After Adjustments
	Threshold	Target	Maximum	Actual
Gap Inc.	27.2%	43.8%	71.1%	71.5%
The following table describes the actual achievement levels and actual shares earned for the LGP awards for the completed fiscal 2018-2020 performance period for each eligible Executive who was granted a fiscal 2018 award. Ms. List, who was terminated from the Company in June 2020, was not eligible to receive a payout since she did not complete the performance period and, as a result, has been excluded from the table below. Ms. O’Connell and Ms.

Green were not appointed to CFO and President & CEO, Old Navy, respectively, until 2020 and therefore were not granted a fiscal 2018 award. Mr. Fisher, who was not in role at the time of grant, did not participate in the LGP program and has been excluded from the table below.

Name	Fiscal 2018 Award Achievement
	Target Shares	Year 1, Year 2, & Year 3 (2018-2020) Actual Percentage Achieved(1)			Three Year Average	Actual Cumulative Company EBIT Goal Modifier	Actual Percentage Achieved(2)	Actual Shares(3)
Sonia Syngal	93,856	0%	0%	125%	42%	-20%	33%	31,285
Mark Breitbard	81,058	97%	0%	125%	74%	-20%	59%	48,043
Julie Gruber	25,318	0%	0%	125%	42%	-20%	33%	8,439
(1)Due to COVID-19, fiscal 2020 was divided into two halves, attainment was 0% for the first half and 250% for the second half.
(2)"Actual percentage achieved" is rounded for presentation and is the three-year average, decreased by the cumulative Company EBIT goal modifier.
(3)"Actual shares" is the product of the target shares and the actual percentage achieved.

The table below describes, for each eligible Executive, the actual percentage achievement levels for the completed fiscal years under the LGP awards for the fiscal 2019-2021 performance period. These outstanding awards are still subject to the remaining performance period and the cumulative Company EBIT goal over the same three-year performance period. Ms. List, who was terminated from the Company in June 2020, was not eligible to receive a payout since she did not complete the performance period and has been excluded from the table below. Ms. O’Connell and Ms. Green were not appointed to CFO and President & CEO, Old Navy, respectively, until 2020 and therefore were not granted a fiscal 2019 award. Mr. Fisher, who was not in role at the time of grant, did not participate in the LGP program and has been excluded from the table below.

Name	Fiscal 2019 Award Achievement
	Target Shares	Year 1 (2019) Actual Percentage Achieved	Year 2 (2020) Actual Percentage Achieved(1)
Sonia Syngal	118,348	0%	125%
Mark Breitbard	102,210	0%	125%
Julie Gruber	31,924	0%	125%
(1)Due to COVID-19, fiscal 2020 was divided into two halves, attainment was 0% for the first half and 250% for the second half.

BENEFITS AND PERQUISITES
Executives generally are eligible for the same health and welfare plans as other full-time Gap Inc. employees, including medical, dental, life and disability insurance, and retirement plans. Although not a significant part of total compensation, we also provide limited additional benefits and perquisites to our Executives, which we believe are reasonable and consistent with our overall compensation objectives. These perquisites and benefits include financial planning services or an allowance to cover these services, as Executives typically have more complex financial planning requirements; participation in a deferred compensation plan that is offered to all highly compensated employees, as a means to help meet retirement savings goals; and matching charitable donations, up to certain annual limits, which are available to all employees given the value that we place on supporting communities. For Ms. Syngal only, we allowed limited personal use of a Company airplane at an amount not to exceed $150,000 per year based on the incremental cost to the Company in order to provide an efficient way for Ms. Syngal to manage travel and time commitments.
The value of the benefits and perquisites received by our Executives are described in more detail in the footnotes to the 2020 Summary Compensation Table.
STOCK OWNERSHIP REQUIREMENTS FOR EXECUTIVE OFFICERS / HEDGING AND PLEDGING PROHIBITIONS
We have minimum stock ownership requirements for certain executive positions to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the Company. Each executive has five years from the date of his or her appointment to reach the requirement.
As of January 30, 2021, all Executives had either met the shares requirement in the table below or had remaining time to do so.

Requirements (shares)
CEO, Gap Inc.	300,000
Brand President & CEO	75,000
Corporate Executive Vice President	40,000
Executives not meeting the requirement must retain 50% of their after-tax shares acquired through stock compensation programs until the requirement is reached.
For purposes of determining stock ownership levels, in addition to shares held directly, certain forms of equity interests in the Company count towards the stock ownership requirement, including non-performance-based stock units (vested or unvested). A complete description of the requirements, including a complete list of accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links).
Our insider trading policy applicable to Company officers prohibits speculation in our stock, including short sales, hedging or publicly traded option transactions. We also prohibit executives from pledging Company stock as collateral for a loan or for any other purpose. Our hedging policy is described in more detail in "Proposal No. 1 — Election of Directors—Corporate Governance—Stock Ownership Guidelines for Directors".
TERMINATION PAYMENTS
Various agreements, as described in more detail in "2020 Potential Payments Upon Termination", provide for severance benefits in the event of a termination of employment. These benefits were selected considering competitive conditions and customary practices at the time of their implementation. We have no severance arrangements specific to a change in control. Ms. List was terminated without cause in June 2020 and, as a result, the severance benefits detailed in "2020 Potential Payments Upon Termination" were provided in accordance with her pre-existing severance benefits.

COMPENSATION ANALYSIS FRAMEWORK
The Committee reviews executive compensation at least annually. The Committee approaches executive compensation as part of the overall strategic framework for total rewards at the Company. This framework applies to all employees at the Company and reflects our global rewards principles, which include sharing in the success of the company, rewarding for performance, and being fair and equitable. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is reviewed individually and in total summarizing all elements of total actual and potential compensation and wealth accumulation.
The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail companies recommended by Pay Governance LLC for purposes of comparing market compensation levels (the “peer group”) because we have both recruited from and lost executive talent to this industry in the past, and to ensure appropriate scope and complexity relative to the Company. Because the size of the Gap Inc. peer group companies varies considerably, regression analysis is used where appropriate to adjust the compensation data for differences in Gap Inc. and division revenues. The peer group is reviewed by the Committee each year. The peer group used in 2020 was comprised of the companies listed below.
Peer Group

Best Buy Co., Inc.	McDonald’s Corporation	Starbucks Corporation
Booking Holdings Inc.	Nike, Inc.	Target Corporation
Costco Wholesale Corporation	Nordstrom, Inc.	The TJX Companies, Inc.
eBay Inc.	PVH Corporation	VF Corporation
L Brands, Inc.	Qurate Retail, Inc.	Wayfair, Inc.
Levi Strauss & Co.	Ross Stores, Inc.
The Committee reviews compensation data based on an analysis of commercial surveys and proxy-reported data conducted by Pay Governance LLC. The analysis provides levels of base salary, annual incentives, and long-term incentive grant values in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee uses the peer group data along with all elements of total and potential compensation as a frame of reference to inform compensation decisions, but compensation is not set to meet specific benchmarks or percentiles.
In conducting its analysis and determining compensation, the Committee also considers the following factors where relevant:
•Business and talent strategies;
•The nature of each Executive’s role;
•Individual performance (based on specific financial and operating objectives for each Executive, as well as leadership behaviors);
•Future potential contributions by the Executive;
•Internal comparisons to other Executives;
•Internal consistency with our broad-based practices and programs;
•Comparisons of the value and nature of each compensation element to each other and in total; and
•Retention risk.

As described below, the Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant when appropriate. The Committee periodically reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards.
ROLE OF THE CEO AND COMPENSATION CONSULTANTS
The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to advise the Committee on compensation program structure and individual compensation decisions, as directed by the Committee. The consultant was selected by the Committee and does not provide any other services to the Company. In addition, we have conducted a review of the Committee’s relationship with its compensation consultant, and have identified no conflicts of interest. The consultant reports directly to the Committee, although the consultant meets with management from time to time to obtain information necessary to advise the Committee.
Generally, the CEO evaluates each Executive using relevant factors described above under “Compensation Analysis Framework” and makes recommendations to the Committee about the structure of the compensation program and individual compensation arrangements. Management engages Pay Governance LLC to assist with these recommendations and to also provide peer group recommendations and market data, which are passed on to the Committee for its review and consideration. The CEO is generally present at Committee meetings when compensation, other than the CEO's own, is considered and approved. Approval of all executive compensation decisions rests solely with the Committee.
ACCOUNTING AND TAX CONSIDERATIONS
Accounting, tax and related financial implications to the Company and Executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact EBIT and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.
In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are generally recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of income for stock options, stock units, and performance shares.
Subject to the exceptions and limits below, we generally deduct for federal income tax purposes all payments of compensation and other benefits to Executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an Executive.
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible as the Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any Executive with tax gross-ups or other reimbursement for tax amounts the Executive might be required to pay under Section 4999.
RECOVERY AND ADJUSTMENTS TO AWARDS
In November 2020, the Company enhanced its clawback policy for executive officers, which currently allows for the recoupment of cash and equity incentive compensation when the executive officer is terminated for cause or where either (i) all of the following factors are present: (a) the award or vesting of the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the covered officer was grossly negligent or engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (expanded as of November 2020) (c) a lower award would have been made to the covered officer, or a lesser amount would have vested, based upon the restated financial results, or (ii) with respect to covered compensation awarded or vested after the applicable crime, neglect, breach or act or omission described below, the covered officer: (1) was indicted or convicted of, or admitted to, any crimes involving theft, fraud or moral turpitude; (2) engaged in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; (3) materially breached Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; or (4) acted or failed to act in a negligent or intentional manner that resulted in material financial, reputational or other harm to the Company and its affiliates and subsidiaries. The Board is monitoring this policy to ensure that it is consistent with applicable laws, including any requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Compensation Committee Report
The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended January 30, 2021 and the Proxy Statement for the 2021 Annual Meeting of Shareholders.
Tracy Gardner (Chair)
Jorge P. Montoya
Chris O’Neill
Elizabeth Smith

2020 Summary Compensation Table
The following table shows compensation information for fiscal 2020, which ended January 30, 2021, for each person who served as our principal executive or financial officer, the three other most highly compensated executive officers at fiscal year-end and one additional executive officer who would have been among the top three had he been an executive officer at fiscal year-end (the “named executive officers”). The table also shows compensation information for fiscal 2019 and fiscal 2018, which ended February 1, 2020 and February 2, 2019, respectively, for those named executive officers who were also named executive officers in either of those years.

Name and Principal Position in 2020(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
Sonia Syngal CEO, Gap Inc.	2020	1,191,827	—	17,170,778	1,539,879	1,834,983	—	168,054	21,905,521
	2019	1,100,000	—	2,036,465	1,556,932	—	—	72,565	4,765,962
	2018	1,079,808	—	1,931,049	1,408,266	65,909	—	68,708	4,553,740
Katrina O'Connell EVP and CFO, Gap Inc.	2020	703,846	—	4,371,771	427,743	589,033	—	54,452	6,146,845

Mark Breitbard President and CEO, Banana Republic	2020	1,024,808	—	8,931,389	752,830	1,330,702	—	72,333	12,112,062
	2019	1,025,000	500,000	1,775,905	1,583,042	—	—	71,155	4,955,102
	2018	950,000	500,000	1,221,947	1,408,266	655,639	—	68,688	4,804,540
Nancy Green President and CEO, Old Navy	2020	933,942	—	3,342,239	559,930	1,312,242	—	57,277	6,205,630

Julie Gruber EVP, Chief Legal, Compliance and Sustainability Officer, Gap Inc.	2020	705,769	—	4,583,277	410,633	607,195	—	56,299	6,363,173
	2019	744,231	—	1,583,106	318,577	—	—	57,348	2,703,262

Robert Fisher Former Interim President and CEO, Gap Inc.	2020	102,788	—	159,996	—	—	—	15,000	277,784
	2019	297,250	—	159,987	—	—	—	15,000	472,237

Teri List Former EVP and CFO, Gap Inc.	2020	807,596	—	788,373	—	287,755	—	104,040	1,987,764
	2019	985,000	—	922,337	637,153	—	—	68,490	2,612,980
	2018	918,269	200,000	4,619,311	1,095,318	192,932	—	472,764	7,498,594

(1)In March 2020, Ms. Syngal became our CEO and Mr. Fisher stepped down from his role as Interim President and CEO of the Company. Ms. O'Connell became our CFO in March 2020. Ms. Green became an executive officer of the Company in October 2020. Robert Fisher was compensated as our Chairman and as a non-employee director but did not receive any additional compensation for services provided as our Interim President and CEO. Ms. List departed the Company in March 2020.
(2)Base salary changes in fiscal 2020 are further described in "Compensation Discussion and Analysis—Elements of Compensation—Base Salary". The amounts in the column for Mr. Fisher reflect his director fees. The amounts in the column for Mr. Breitbard, Ms. Green, Ms. Gruber and Ms. List include their supplemental salary as further described in "Compensation Discussion and Analysis—Elements of Compensation—Base Salary".
(3)The amounts in this column for Mr. Breitbard and Ms. List reflect the earned portion of a sign-on bonus with repayment provisions that they received when they each joined the Company in May 2017 and January 2017, respectively.
(4)This column reflects the aggregate grant date fair value for awards of stock during fiscal 2020, 2019 and 2018, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not necessarily represent the actual value that may be realized by the named executive officers. For 2018, this column includes (a) the grant date fair value of the target number of shares that may be earned under the Company’s Long-Term Growth Program (LGP) with respect to year 3 of a three-year performance period beginning with fiscal 2016 (“LGP 1”), (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of a three-year performance period beginning with fiscal 2017 (“LGP 2”), and (c) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2018 (“LGP 3”). For 2019, this column includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 2, (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 3, and (c) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2019 (“LGP 4”). For 2020, this column, other than with respect to Mr. Fisher, includes (a) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 3 of LGP 3, (b) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 4, and (c) the grant date fair value of the target number of shares that may be earned under the Company's Performance Restricted Stock Unit Program (PRSU) with respect to the two-and-a-half year performance period beginning with fiscal 2020 (“PRSU 1”). See "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding LGP Grants" for actual shares earned under LGP 3. Ms. List, Mr. Breitbard, Ms. Gruber and Ms. Syngal each received their first LGP grant under LGP 3 in 2017. Mr. Fisher did not participate in the LGP program. This column also includes the aggregate grant date fair value of any restricted stock units granted during fiscal 2020, 2019 and 2018. For 2019 and 2020, this column for Mr. Fisher reflects the grant date fair value of the fully vested stock units that he was granted as a director.
Details on the figures included in this column for 2020 are reflected in the following table. Details on the figures included in this column for 2019 and 2018 are included in our 2020 and 2019 Proxy Statements. Mr. Fisher did not participate in the LGP program and has been excluded from the table below.

	LGP 3 (FY 2018 Grant) Year 3 Target Shares Grant Date Fair Value ($)	LGP 4 (FY 2019 Grant) Year 2 Target Shares Grant Date Fair Value ($)	PRSU 1 (FY 2020 Grant) Target Shares Grant Date Fair Value ($)	Grant Date Fair Value of Non-LGP Stock Awards ($)	Total Reported in Stock Awards Column (Rounded to the nearest dollar) ($)
Sonia Syngal	633,521	798,843	13,955,723	1,782,691	17,170,778
Katrina O'Connell	N/A	N/A	3,876,584	495,187	4,371,771
Mark Breitbard	547,135	689,918	6,822,800	871,536	8,931,389
Nancy Green	N/A	N/A	1,366,406	1,975,833	3,342,239
Julie Gruber	170,890	215,480	3,721,523	475,384	4,583,277
Teri List	348,685	439,688	—	—	788,373

The total grant date fair value of the LGP awards detailed in the following table is calculated based on the share price as of the last day of each respective fiscal year and a maximum performance condition achievement over each respective three-year period. The grant date fair values per share used in calculating the total grant date fair values below were as follows: (i) year 1 of LGP 3 ($21.79), year 2 of LGP 3 ($15.05), and year 3 of LGP 3 ($20.25), (ii) year 1 of LGP 4 ($14.13), and years 2 and 3 of LGP 4 ($20.25). The grant date fair value for year 2 of LGP 4 was used for year 3 of LGP 4. The grant date fair value of PRSU 1, which is earned based on performance goals that are measured over a two-and-a-half-year performance period is $16.23 for awards granted in March 2020. For awards granted in October 2020 the grant date fair value of PRSU 1 is $22.58. For a description of the Company’s Long-Term Growth Program and Performance Restricted Stock Unit Program, please see "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding LGP Grants" and "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU (Performance Restricted Stock Unit Program".

	Maximum Shares Total Grant Date Fair Value ($)
	LGP 3 (FY 2018 Cycle)	LGP 4 (FY 2019 Cycle)	PRSU 1 (FY 2020 Cycle)
Sonia Syngal	5,358,239	6,465,351	41,867,168
Katrina O'Connell	—	—	11,629,753
Mark Breitbard	4,627,601	5,583,732	20,468,400
Nancy Green	—	—	4,099,218
Julie Gruber	1,445,405	1,744,008	11,164,568
Teri List	2,949,212	3,558,598	—
(5)Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 16, 2021 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the 2020 Grants of Plan-Based Awards table in this Proxy Statement and the Grants of Plan-Based Awards tables in our 2020 and 2019 Proxy Statements for information on awards actually granted in fiscal 2018 and 2017.
(6)This column reflects the aggregate grant date fair value for awards of stock options during fiscal 2020, 2019 and 2018, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not necessarily represent the actual value that may be realized by the named executive officers.
(7)The amounts in this column reflect the non-equity amounts earned by the named executive officers under the Company’s annual incentive bonus plan.
(8)No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the 2020 Non-Qualified Deferred Compensation table for additional information on deferred compensation earnings.

(9)The amounts shown in the All Other Compensation column are detailed in the following table.

Name	Fiscal Year	Personal Use of Airplane ($)(a)	Financial Counseling ($)(b)	Tax Payments ($)(c)	Deferred Compensation Plan Match ($)(d)	401 (k) Plan Match ($)(e)	Disability Plan ($)(f)	Life Insurance ($)(g)	Relocation ($)(h)	Gift Matching ($)(i)	Other ($)(j)	Total ($)
Sonia Syngal	2020	94,679	15,300	—	35,350	8,714	709	576	2,726	10,000	—	168,054
	2019	—	15,300	—	32,800	8,123	586	576	180	15,000	—	72,565
	2018	—	15,300	—	31,500	8,420	415	576	1847	10,650	—	68,708
Katrina O'Connell	2020	—	15,300	—	15,735	12,146	709	562	—	10,000	—	54,452
Mark Breitbard	2020	—	15,300	—	28,900	11,848	709	576	—	15,000	—	72,333
	2019	—	16,964	—	26,800	11,229	586	576	—	15,000	—	71,155
	2018	—	14,526	—	27,000	11,171	415	576	—	15,000	—	68,688
Nancy Green	2020	—	15,300	—	25,150	11,917	709	576	—	3,625	—	57,277
Julie Gruber	2020	—	15,300	—	16,600	11,538	709	562	—	11,590	—	56,299
	2019	—	15,300	—	16,077	11,255	586	576	—	13,554	—	57,348
Robert Fisher	2020		—	—	—	—	—	—	—	15,000	—	15,000
	2019	—	—	—	—	—	—	—	—	15,000	—	15,000
Teri List	2020	—	15,300	25,422	5,677	8,696	295	240	33,410	15,000	—	104,040
	2019	—	15,300	—	25,800	11,228	586	576	—	15,000	—	68,490
	2018	—	15,300	37,805	25,500	11,587	415	576	366,581	15,000	—	472,764
(a)As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of the Company airplane and are calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.
(b)We provide certain executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.
(c)For Ms. List, these amounts reflect tax reimbursements in connection with her relocation to San Francisco when she joined the Company in January 2017.
(d)These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($285,000 for calendar year 2020), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.
(e)These amounts reflect Company matching contributions under the Company’s 401(k) Plan.
(f)These amounts reflect premium payments for long-term disability insurance, which is available to benefits-eligible employees generally.
(g)These amounts reflect premiums paid for life insurance provided to employees at the Director level and above.
(h)For Ms. List, the amounts reflect costs in connection with her relocation to San Francisco when she joined the Company in January 2017. For Ms. Syngal, the amounts reflect costs in connection with her international assignment in 2011-2012 and subsequent repatriation, including ongoing tax preparation fees related to foreign taxes from her international assignment.
(i)These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In calendar year 2020, the limit for the named executive officers was $15,000, with the exception of Ms. Syngal who had an annual matching limit of $100,000. The annual gift match eligibility limits are based on the executive’s original donation date.
(j)Our named executive officers were also eligible to receive preferred airline status.

2020 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the named executive officers during fiscal 2020, which ended on January 30, 2021. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the 2020 Outstanding Equity Awards at Fiscal Year-End table.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sonia Syngal	03/23/20	03/23/20	—	—	—	—	—	—	—	767,522	6.28	1,539,879
	03/23/20	03/23/20	—	—	—	—	—	—	286,624	—	—	1,782,691
	03/23/20	03/23/20	—	—	—	14,078	31,285	93,856	—	—	—	633,521
	03/23/20	03/23/20	—	—	—	17,752	39,449	118,348	—	—	—	798,843
	03/23/20	—	—	—	—	343,948	859,872	2,579,616	—	—	—	13,955,723
	N/A	—	537,843	2,151,374	4,302,747	—	—	—	—	—	—	—
Katrina O'Connell	03/23/20	03/23/20	—	—	—	—	—	—	—	213,200	6.28	427,743
	03/23/20	03/23/20	—	—	—	—	—	—	79,617	—	—	495,187
	03/23/20	03/23/20	—	—	—	95,541	238,853	716,559	—	—	—	3,876,584
	N/A	—	173,334	693,338	1,386,676	—	—	—	—	—	—	—
Mark Breitbard	03/23/20	03/23/20	—	—	—	—	—	—	—	375,233	6.28	752,830
	03/23/20	03/23/20	—	—	—	—	—	—	140,127	—	—	871,536
	03/23/20	03/23/20	—	—	—	12,159	27,019	81,058	—	—	—	547,135
	03/23/20	03/23/20	—	—	—	15,331	34,070	102,210	—	—	—	689,918
	03/23/20	03/23/20	—	—	—	168,152	420,382	1,261,146	—	—	—	6,822,800
	N/A	—	396,617	1,586,470	3,172,940	—	—	—	—	—	—	—
Nancy Green	03/16/20	03/16/20	—	—	—	—	—	—	—	60,000	8.34	159,864
	03/16/20	03/16/20	—	—	—	—	—	—	194,578	—	—	1,575,842
	10/08/20	10/05/20	—	—	—	—	—	—	—	46,747	19.83	400,066
	10/08/20	10/05/20	—	—	—	—	—	—	20,171	—	—	399,991
	10/08/20	10/05/20	—	—	—	24,205	60,514	181,542	—	—	—	1,366,406
	N/A		328,061	1,312,242	2,624,485	—	—	—	—	—	—	—
Julie Gruber	03/23/20	03/23/20	—	—	—	—	—	—	—	204,672	6.28	410,633
	03/23/20	03/23/20	—	—	—	—		—	76,433	—	—	475,384
	03/23/20	03/23/20	—	—	—	3,798	8,439	25,318	—	—	—	170,890
	03/23/20	03/23/20	—	—	—	4,788	10,641	31,924	—	—	—	215,480
	03/23/20	03/23/20	—	—	—	91,719	229,299	687,897	—	—	—	3,721,523
	N/A		180,975	723,901	1,447,802	—	—	—	—	—	—	—
Robert Fisher	06/30/20	06/30/20	—	—	—	—	—	—	12,678	—	—	159,996
Teri List(4)	—	—	—	—	—	—	—	—	—	—	—	—
(1)The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2020 performance period under the Company’s annual incentive bonus plan, further described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus". The potential payouts were performance-based and, therefore, were completely at risk. The potential threshold payment amount assumes 25% achievement of the financial performance component. The potential target payment amount assumes 100% achievement of the financial performance component. The potential maximum payment amount assumes 200% of target. The annual incentive bonus plan is further described "Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Bonus". Ms. List, who was terminated without cause from the Company in June 2020, received a prorated bonus as part of her severance, pursuant to her pre-existing severance benefits agreement.
(2)The amounts shown in these columns for each of the named executive officers reflect, in shares, (a) the threshold, target and maximum amounts for year 3 of a three-year performance period beginning in fiscal 2018 for an LGP award granted in fiscal 2018 under the Company’s Long-Term Growth Program (“LGP 3”), (b) the threshold, target and maximum amounts for year 2 of a three-year performance period beginning in fiscal 2019 for an LGP award granted in fiscal 2019 under the Company’s Long-Term Growth Program (“LGP 4”) and (c) the threshold, target and maximum amounts for awards granted in fiscal 2020 (“PRSUs”) under the Company’s Performance Restricted Stock Unit Program. Please see "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—LGP (Long-Term Growth Program)" and “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU (Performance Restricted Stock Unit Program)” for more information. Potential payouts are based on the applicable interpolated award values between the threshold, target, and maximum payout levels. The potential awards are performance-based and, therefore, completely at risk. The total number of shares that were actually earned for the entire three-year performance period under LGP 3 for each named executive was as follows: Ms. Syngal (31,285), Mr. Breitbard (27,019), and Ms. Gruber (8,439). As of the end of fiscal 2020, the total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 4 for each named executive is as follows: Ms. Syngal (118,348), Mr. Breitbard (102,210), and Ms. Gruber (31,924).
(3)The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 11, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 16, 2021 for the relevant assumptions used to determine the valuation of our stock and option awards. For fiscal 2020, the grant date fair value of the Equity Incentive Plan Awards is based on the closing price of a share of our stock on the last day of fiscal 2020 less future expected dividends during the vesting period, multiplied by the target number of shares that may be earned. For year 3 of LGP 3, the grant date fair value is $20.25. For year 2 of LGP 4, the grant date fair value is $20.25. For the PRSUs that were granted in March 2020, the grant date fair value is $16.23 and for the PRSU that was granted to Ms. Green in October 2020, the grant date fair value is $22.58. For the total grant date fair value of awards if maximum performance conditions are achieved over the entire three-year performance period under LGP 3, LGP 4, and 2020 RSUs, see footnote 4 to the 2020 Summary Compensation Table.
(4)A plan-based award was not granted to Ms. List during fiscal 2020.

2020 Outstanding Equity Awards at Fiscal Year-End
The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2020, which ended on January 30, 2021.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Sonia Syngal	3,750	—		—	25.09	03/12/22	31,285	(a)	633,522	133,141	(a)	2,696,105
	10,000	—		—	36.45	03/18/23	35,571	(b)	720,313	859,872	(b)	17,412,408
	30,000	—		—	42.20	03/17/24	29,000	(c)	587,250	—		—
	35,000	—		—	41.27	03/16/25	286,624	(d)	5,804,136	—		—
	50,000	—		—	30.18	03/14/26	—		—	—		—
	75,000	—		—	30.18	03/14/26	—		—	—		—
	75,000	—		—	23.93	04/13/26	—		—	—		—
	150,000	50,000	(a)	—	23.54	03/13/27	—		—	—		—
	90,000	90,000	(b)	—	32.23	03/19/28	—		—	—		—
	45,000	135,000	(c)	—	25.56	03/18/29	—		—	—		—
	35,000	105,000	(d)	—	18.41	11/13/29	—		—	—		—
	—	767,522	(e)	—	6.28	03/23/30	—		—	—		—
Katrina O'Connell	3,200	—		—	36.45	03/18/23	6,757	(e)	136,830	238,853	(b)	4,836,773
	3,100	—		—	42.20	03/17/24	2,750	(f)	55,688	—		—
	8,000	—		—	41.27	03/16/25	30,000	(g)	607,500	—		—
	15,980	—		—	30.18	03/14/26	79,617	(h)	1,612,244	—		—
	15,000	—		—	30.18	03/14/26	—		—	—		—
	15,000	5,000	(f)	—	23.54	03/13/27	—		—	—		—
	9,000	9,000	(g)	—	32.23	03/19/28	—		—	—		—
	5,000	15,000	(h)	—	25.56	03/18/29	—		—	—		—
	—	213,200	(i)	—	6.28	03/23/30	—		—	—		—
Mark Breitbard	225,000	75,000	(j)	—	25.90	05/01/27	48,043	(a)	972,871	114,986	(a)	2,328,467
	90,000	90,000	(k)	—	32.23	03/19/28	10,862	(b)	219,956	420,382	(b)	8,512,736
	45,000	135,000	(l)	—	25.56	03/18/29	37,500	(i)	759,375	—		—
	35,000	105,000	(m	—	19.35	12/20/29	29,000	(j)	587,250	—		—
	—	375,233	(n)	—	6.28	03/23/30	140,127	(k)	2,837,572	—		—
Nancy Green	20,000	—		—	36.45	03/18/23	36,233	(l)	733,718	60,514	(b)	1,225,409
	10,000	—		—	42.20	03/17/24	2,500	(m)	50,625	—		—
	20,000	—		—	41.27	03/16/25	52,411	(n)	1,061,323	—		—
	40,000	—		—	30.18	03/14/26	40,000	(o)	810,000	—		—
	30,000	—		—	30.18	03/14/26	194,578	(p)	3,940,205	—		—
	25,000	12,500	(o)	—	23.54	03/13/27	20,171	(q)	408,463	—		—
	55,000	55,000	(p)	—	32.23	03/19/28	—		—	—		—
	27,500	82,500	(q)	—	25.56	03/18/29	—		—	—		—
	—	60,000	(r)	—	8.34	03/16/30	—		—	—		—
	—	46,747	(s)	—	19.83	10/08/30	—		—	—		—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Julie Gruber	5,000	—		—	25.09	03/12/22	8,439	(a)	170,890	35,914	(a)	727,259
	3,750	—		—	36.45	03/18/23	7,651	(b)	154,933	229,299	(b)	4,643,305
	3,100	—		—	42.20	03/17/24	30,000	(r)	607,500	—		—
	10,200	—		—	41.27	03/16/25	28,600	(s)	579,150	—		—
	50,000	—		—	30.18	03/14/26	76,433	(t)	1,547,768	—		—
	50,000	—		—	30.18	03/14/26	—		—	—		—
	45,000	15,000	(t)	—	23.54	03/13/27	—		—	—		—
	27,500	27,500	(u)	—	32.23	03/19/28	—		—	—		—
	13,750	41,250	(v)	—	25.56	03/18/29	—		—	—		—
	—	204,672	(w)	—	6.28	03/23/30	—		—	—		—
Robert Fisher	—	—		—	—	—	—		—	—		—

Teri List	—	—		—	—	—	16,027	(b)	324,547	—		—
	—	—		—	—	—	60,000	(u)	1,215,000	—		—
(1)The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
(a)Options vest 50,000 on 3/13/2021.
(b)Options vest 45,000 on 3/19/2021, and 45,000 on 3/19/2022.
(c)Options vest 45,000 on 3/18/2021, 45,000 on 3/18/2022 and 45,000 on 3/18/2023.
(d)Options vest 35,000 on 11/13/2021, 35,000 on 11/13/2022 and 35,000 on 11/13/2023.
(e)Options vest 191,880 on 3/23/2021, 191,880 on 3/23/2022, 191,881 on 3/23/2023 and 191,881 on 3/23/2024.
(f)Options vest 5,000 on 3/13/2021.
(g)Options vest 4,500 on 3/19/2021, and 4,500 on 3/19/2022.
(h)Options vest 5,000 on 3/18/2021, 5,000 on 3/18/2022 and 5,000 on 3/18/2023.
(i)Options vest 53,300 on 3/23/2021, 53,300 on 3/23/2022, 53,300 on 3/23/2023 and 53,300 on 3/23/2024.
(j)Options vest 75,000 on 5/1/2021.
(k)Options vest 45,000 on 3/19/2021, and 45,000 on 3/19/2022.
(l)Options vest 45,000 on 3/18/2021, 45,000 on 3/18/2022 and 45,000 on 3/18/2023.
(m)Options vest 35,000 on 12/20/2021, 35,000 on 12/20/2022 and 35,000 on 12/20/2023.
(n)Options vest 93,808 on 3/23/2021, 93,808 on 3/23/2022, 93,808 on 3/23/2023 and 93,809 on 3/23/2024.
(o)Options vest 12,500 on 3/13/2021.
(p)Options vest 27,500 on 3/19/2021, and 27,500 on 3/19/2022.
(q)Options vest 27,500 on 3/18/2021, 27,500 on 3/18/2022 and 27,500 on 3/18/2023.
(r)Options vest 15,000 on 3/16/2021, 15,000 on 3/16/2022, 15,000 on 3/16/2023 and 15,000 on 3/16/2024.
(s)Options vest 11,686 on 10/8/2021, 11,687 on 10/8/2022, 11,687 on 10/8/2023 and 11,687 on 10/8/2024.
(t)Options vest 15,000 on 3/13/2021.
(u)Options vest 13,750 on 3/19/2021, and 13,750 on 3/19/2022.
(v)Options vest 13,750 on 3/18/2021, 13,750 on 3/18/2022 and 13,750 on 3/18/2023.
(w)Options vest 51,168 on 3/23/2021, 51,168 on 3/23/2022, 51,168 on 3/23/2023 and 51,168 on 3/23/2024.
(2)The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):
(a)Represents the number of shares earned under the Company's Long-Term Growth Program (described in "Compensation Discussion and Analysis--Elements of Compensation--Long-Term Incentives--Outstanding LGP Grants") with respect to year 1 (fiscal 2018), year 2 (fiscal 2019) and year 3 (fiscal 2020) of a three-year performance period ("LGP 3"). Half of the award earned vested on the date the Company's Compensation and Management Development Committee certified attainment (March 15, 2021), and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.
(b)Represents one-half of the number of shares earned under the Company's Long-Term Growth Program (described in "Compensation Discussion and Analysis--Elements of Compensation--Long-Term Incentives--Outstanding LGP Grants") which the Company's Compensation and Management Development Committee certified attainment of on March 16, 2020. The first half of the certified shares vested on the March 16, 2020 certification date with the remainder vesting on March 16, 2021, the anniversary of such certification date, contingent on continued service with the Company.
(c)Award vests 14,500 on 11/13/2021 and 14,500 on 11/13/2022.
(d)Award vests 71,656 on each of 3/23/2021, 3/23/2022, 3/23/2023 and 3/23/2024.
(e)Award vests 6,757 on 3/19/2021.
(f)Award vests 2,750 on 3/19/2021.
(g)Award vests 15,000 on 8/13/2021 and 15,000 on 8/13/2022.
(h)Award vests 19,904 on 3/23/2021, 19,904 on 3/23/2022, 19,904 on 3/23/2023 and 19,905 on 3/23/2024.

(i)Award vests 37,500 on 5/1/2021.
(j)Award vests 14,500 on 12/20/2021 and 14,500 on 12/20/2022.
(k)Award vests 35,031 on 3/23/2021, 35,032 on 3/23/2022, 35,032 on 3/23/2023 and 35,032 on 3/23/2024.
(l)Award vests 36,233 on 3/19/2021.
(m)Award vests 2,500 on 8/15/2021.
(n)Award vests 26,205 on 3/18/2021 and 26,206 on 3/18/2022.
(o)Award vests 20,000 on 7/15/2021 and 20,000 on 7/15/2022.
(p)Award vests 97,289 on 3/16/2022 and 97,289 on 3/16/2023.
(q)Award vests 5,042 on 10/8/2021, 5,043 on 10/8/2022, 5,043 on 10/8/2023 and 5,043 on 10/8/2024.
(r)Award vests 15,000 on 3/18/2021 and 15,000 on 3/18/2022.
(s)Award vests 14,300 on 8/13/2021 and 14,300 on 8/13/2022.
(t)Award vests 19,108 on 3/23/2021, 19,108 on 3/23/2022, 19,108 on 3/23/2023 and 19,109 on 3/23/2024.
(u)Award vests 60,000 on 3/16/2021
(3)Represents the number of stock awards multiplied by the closing price of our common stock as of January 30, 2021 ($20.25).
(4)    (a)    Represents an estimate of the number of shares that may be earned under the Company’s Long-Term Growth Program (described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding LGP Grants") with respect to year 1 (fiscal 2019), year 2 (fiscal 2020) and year 3 (fiscal 2021) of a three-year performance period (“LGP 4”), based on a combination of actual and assumed performance as required by SEC disclosure rules. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2022, and the remainder will vest on the anniversary of such certification date, contingent on continued service with the Company.
(b)Represents an estimate of the number of shares that may be earned under the Company’s Performance Restricted Stock Unit Program (described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU (Performance Restricted Stock Unit Program") with respect to two-and-a-half-year performance period (“PRSU 1”), based on a combination of actual and assumed performance as required by SEC disclosure rules. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2023, and the remainder will vest on the first anniversary of such certification date, contingent on continued service with the Company.
(5)Represents the number of stock awards multiplied by the closing price of our common stock as of January 30, 2021 ($20.25).

2020 Option Exercises and Stock Vested
The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2020, which ended on January 30, 2021.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sonia Syngal	—	—	65,556		533,243
Katrina O'Connell	—	—	9,507		76,721
Mark Breitbard	—	—	48,362		384,214
Nancy Green	—	—	61,000		570,809
Julie Gruber	6,000	19,260	15,694		127,268
Robert Fisher	—	—	12,678	(2)	159,996
Teri List	—	—	107,445		1,264,864
(1)The amounts reflected include performance awards that vested during fiscal 2020, or, in the case of Mr. Fisher, the value of his fully vested deferred stock units on the date of grant.
(2)These shares have not been issued to Mr. Fisher. They represent the stock units earned by Mr. Fisher as a non-employee director, which are subject to a three-year deferral period. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to Mr. Fisher unless a further deferral election has been made; provided, however, these shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of Mr. Fisher as a non-employee director.

2020 Nonqualified Deferred Compensation
The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2020, which ended on January 30, 2021.

Name	Plan	Executive Contribution in Fiscal 2020 ($)(2)	Registrant Contributions in Fiscal 2019 ($)(3)	Aggregate Earnings in Fiscal 2020 ($)(4)	Aggregate Withdrawals/ Distributions in Fiscal 2020 ($)	Aggregate Balance at Fiscal 2020 Year-End ($)(5)
Sonia Syngal	Deferred Compensation Plan	47,365	35,350	156,854	—	857,792
Katrina O'Connell	Deferred Compensation Plan	20,928	15,735	52,354	—	455,174
Mark Breitbard	Deferred Compensation Plan	30,571	28,900	28,219	—	220,754
Nancy Green	Deferred Compensation Plan	37,089	25,150	33,875	—	339,538
Julie Gruber	Deferred Compensation Plan	70,385	16,600	88,969	—	727,559
Robert Fisher(1)	2016 Equity Incentive Plan	—	—	—	—	—
	Deferred Compensation Plan	—	—	9,134	—	224,820
Teri List	Deferred Compensation Plan	17,789	5,677	58,140	(357,967)	93,728
(1)Includes Mr. Fisher’s fully vested deferred stock units that he was granted.
(2)These amounts are included in the “Salary” column of the Summary Compensation Table.
(3)Footnote 9 to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($285,000) for calendar year 2020), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.
(4)These amounts include earnings and dividends. In fiscal 2020, no above-market or preferential interest rate options were available on notional investments in the DCP.
(5)A portion of these amounts were previously reported as deferred compensation in the Summary Compensation Table in the Proxy Statements for prior Annual Meetings as follows: Ms. Syngal ($324,870), Mr. Breitbard ($132,208), Ms. Gruber ($155,094), Mr. Fisher ($271,138) and Ms. List ($371,168).

The Company’s Deferred Compensation Plan (“DCP”) allows eligible employees to defer up to 75% of their salary and 90% of their bonuses (or such other percentages determined by the Company) on a pre-tax basis. Additional amounts are credited annually to participants' accounts in the form of Company matching contributions of up to a specified percentage of the eligible compensation deferred each year by participants. Contributions credited to a participant's account are credited or debited with notional investment gains and losses, as well as appreciation and depreciation equal to the experience of selected investment funds offered under the DCP and elected by the participant. Deferred compensation is payable upon a participant's termination of employment, death, or on a date or dates selected by the participant in accordance with the terms of the DCP. Deferred compensation is generally payable in the form of a lump sum distribution or installments at the election of the participant and subject to exceptions in the case of death or termination of employment prior to age 50. Participants or, in the case of the participant's death, their beneficiaries, may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the DCP. A participant may designate one or more beneficiaries to receive any portion of his or her deferred compensation payable in the event of the participant's death. The Company also reserves the right to amend the DCP at any time, or to terminate the DCP in accordance with the restrictions under Section 409A of the Internal Revenue Code.
Mr. Fisher was granted fully vested deferred stock units in connection with serving on the Board of Directors. See "Compensation of Directors—Equity Compensation" for more information.

2020 CEO Pay Ratio

Gap Inc. is one of the largest retailers in the United States. While our employees work in a variety of roles and settings, the majority of our employees work in stores. Our store workforce consists largely of part-time, hourly employees who weave their part-time schedule together with other life commitments, such as education or family responsibilities.

Equal pay for equal work is a core value at Gap Inc. Our co-founders Don and Doris Fisher each contributed equal amounts of money to open the first Gap store on Ocean Avenue in San Francisco. They continued to run the business as equals and established a culture of equality that continues to inspire us today. Our commitment to equality began with our co-founders and continues to be a cornerstone of our company. In 2014, we were the first Fortune 500 company to announce that we strive to pay employees equally for equal work. We continue to conduct annual pay equity assessments that are periodically validated by a third party in order to help us target and maintain pay equity across our workforce.

For fiscal year 2020, using the methodology described below, we determined that the employee with the median annual total compensation of our employees (the “median employee”) was a part-time sales associate located in North Dakota and the employee's total compensation in fiscal year 2020 was $7,037. This employee did not work the full year and we did not annualize employee compensation. The combined annual reported compensation of our CEO and our interim CEO for that same period was $21,905,521. Accordingly, the ratio of the median employee pay to our combined CEO and interim CEO pay for 2020 is 1 to 3,113, which was calculated in compliance with the requirements set forth in Item 402(u) of SEC Regulation S-K.

To identify the median employee and determine the annual total compensation of the median employee, we used the following methodology:

1.As of January 30, 2021, our employee population, prior to excluding any non-U.S. employees, consisted of approximately 116,774 employees. As permitted by the SEC rules, we excluded 4,887 employees from the following countries: Bangladesh 26, Cambodia 13, El Salvador 1, France 489, Guatemala 7, India 847, Indonesia 19, Ireland 107, Italy 245, Mexico 936, Pakistan 5, Singapore 1, Sri Lanka 10, Turkey 12, United Kingdom 2,061, and Vietnam 108. In the aggregate, the total number of excluded employees equaled 4.19% of the total employee population, resulting in a total U.S. and non-U.S. employee population of approximately 111,887 that was used for our calculation.

2.For the non-excluded employees, we used total gross earnings paid, obtained from local payroll data, for the fiscal year ending January 30, 2021 as a consistently applied measure to determine our "median employee". Because there was more than one "median employee" based on total gross earnings paid, we selected an individual we determined to be reasonably representative of our median employee and who did not have any unusual or nonstandard compensation items.

3.We calculated the total compensation elements for the CEO, interim CEO and median employee for fiscal 2020 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.

2020 Potential Payments Upon Termination
POST-TERMINATION BENEFITS
The Company entered into amendments to extend such severance provision of the agreements with Ms. Syngal, Ms. O'Connell, Mr. Breitbard, Ms. Green and Ms. Gruber in 2020. These agreements provide eligibility for post-termination benefits in the case of involuntary termination without cause. The Company has not entered into such an agreement with Mr. Fisher.
These agreements provide that, if the executive is involuntarily terminated without cause (as specified in each respective agreement) prior to June 30, 2024, the executive is eligible to receive (in exchange for a release of claims) the following:
i.The executive’s then-current salary for eighteen months (the “post-termination period”). Post-termination period payments will cease if the executive accepts other employment or has a professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g., duty to protect confidential information, agreement not to solicit Company employees). Post-termination period payments will be reduced by any compensation the executive receives during the post-termination period from other employment or professional relationship with a non-competitor.
ii.Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.
iii.During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.
iv.A prorated bonus for the fiscal year in which termination occurs if the executive worked at least 3 months of the fiscal year, which will be earned based on actual financial results and assuming a 100% standard for any non-financial component. In the event termination occurs after the end of the fiscal year but before the date of bonus payments, such bonus for the preceding fiscal year will be paid pursuant to the terms of the bonus plan.
v.Accelerated vesting (but not settlement) of restricted stock units and performance shares or units that remain subject only to time vesting conditions that are scheduled to vest prior to April 1 following the fiscal year of termination.
The following table shows the amounts that each executive would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 30, 2021, the last day of our 2020 fiscal year.

	Potential Post-Termination Payment Eligibility
Description	Ms. Syngal	Ms. O'Connell	Mr. Breitbard	Ms. Green	Ms. Gruber
Cash Payments
related to salary(1)	$1,950,000	$1,125,000	$1,650,000	$1,650,000	$1,125,000
Cash Payments
related to bonus	1,834,983	589,033	1,330,702	1,312,242	607,195
Health Benefits	32,427	30,455	32,427	32,427	32,427
Financial Counseling	22,950	22,950	22,950	22,950	22,950
Stock Award Vesting
Acceleration	2,488,097	595,573	1,415,759	1,264,370	931,055
Total	6,328,457	2,363,011	4,451,838	4,281,989	2,718,627
(1)Payments represent salary continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described above in "2020 Nonqualified Deferred Compensation".

POST-TERMINATION PAYMENTS
Ms. List was terminated without cause in June 2020. The following table shows the amounts that Ms. List was eligible to receive in connection with her termination in 2020:

2020 Post-Termination Payments
Description	Ms. List
Cash Payments related to salary(1)	$1,387,500
Cash Payments related to bonus(2)	287,755
Health Benefits	22,299
Financial Counseling	22,950
Stock Award Vesting Acceleration(3)	1,093,436
Total	2,813,940
(1)Payments represent salary continuation for 18 months. Actual amounts received may be less if the post-termination period payments are discontinued for one of the reasons specified in the agreements with Ms. List. The amounts do not include the deferred compensation Ms. List would also be entitled to receive upon termination, as described above in "2020 Nonqualified Deferred Compensation".
(2)Ms. List received a prorated bonus based on actual performance as part of her severance, pursuant to her pre-existing severance benefits agreement.
(3)Represents the number of restricted stock units Ms. List received multiplied by the closing price of our common stock as of June 15, 2020 ($10.49), the date Ms. List ceased to be a Company employee.
ACCELERATION OF EQUITY UPON CHANGE IN CONTROL
Under the 2016 Long-Term Incentive Plan, in the event of a change in control, any acquiror may assume or substitute outstanding awards with substantially equivalent awards of the acquiror's stock. Except as set forth in an award agreement, outstanding awards which are neither assumed nor substituted by the acquiror in the change in control become fully vested immediately prior to the change in control. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of a change in control on January 30, 2021, the last day of our 2020 fiscal year, in the event that awards were not assumed or substituted as described above.

Description	Ms. Syngal	Ms. O'Connell	Mr. Breitbard	Ms. Green	Ms. Gruber
Stock Option Vesting
Acceleration(1)	$10,979,322	$2,978,404	$5,368,145	$734,234	$2,859,268
Stock Award Vesting
Acceleration(2)	27,554,175	7,249,034	15,959,511	8,229,742	8,350,007
Total	38,533,497	10,227,438	21,327,656	8,963,976	11,209,275
(1)Reflects the value of all unvested stock options that would have vested assuming a change in control on January 30, 2021 in which awards were not assumed or substituted as described above, based on the difference between the option exercise price and $20.25 per share, the last closing price of our common stock as of that date.
(2)Reflects the value of all unvested stock awards that would have become vested assuming a change in control on January 30, 2021 in which awards were not assumed or substituted as described above, based on the last closing price of our common stock as of that date, which was $20.25. For Ms. Syngal, Mr. Breitbard and Ms. Gruber, amounts include one-half of the number of shares earned under the Company's Long-Term Growth Program (LGP) for the following three-year performance period: 2017 - 2019, the number of shares earned under the LGP for the 2018-2020 three-year performance period, and the target number of shares that could be earned for the following three-year performance periods: 2019 - 2021 and 2020 - 2022. For Ms. O'Connell and Ms. Green, amounts include the target number of shares that could be earned for the following three-year performance period: 2020 - 2022. Ms. List-Stoll who terminated in June 2020, is eligible to receive a payout under the LGP of one-half of the number of shares earned under the Company's Long-Term Growth Program (LGP) for the following three-year period: 2017 - 2019.

DEATH, DISABILITY OR RETIREMENT
Each of our named executive officers is generally entitled to the following additional death, disability or retirement benefits:
i.Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.
ii.Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.
iii.Upon retirement, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year and, for performance shares, for which the performance period has been completed. For these purposes, “Retirement” means Employee’s Termination of Service for any reason (other than due to Employee’s misconduct as determined by the Company in its sole discretion) after Employee has attained age 60 and completed at least five years of continuous service as an employee of the Company or an Affiliate.
iv.Upon death (and, in the case of stock options, termination on account of disability), our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year and, for performance shares, for which the performance period has been completed. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death (and, in the case of stock options, termination on account of disability) on January 30, 2021, the last day of our 2020 fiscal year.

Description	Ms. Syngal	Ms. O'Connell	Mr. Breitbard	Ms. Green	Ms. Gruber
Stock Option Vesting
Acceleration(1)	$257,040	$—	$126,140	$—	$—
Stock Award Vesting
Acceleration(2)	1,941,084	800,017	$2,539,451	$2,655,666	$1,512,473
Total	2,198,124	800,017	2,665,591	2,655,666	1,512,473
(1)Reflects the value of all unvested stock options that would have become vested assuming the named executive officer had died (or terminated on account of disability) on January 30, 2021, based on the difference between the option exercise price and the last closing price of our common stock as of that date ($20.25).
(2)Reflects the value of all unvested stock awards that would have become vested assuming the named executive officer had died on January 30, 2021, based on the last closing price of our common stock as of that date ($20.25).

Equity Compensation Plan Information
The following table provides information as of January 30, 2021 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2016 Long-Term Incentive Plan and the Employee Stock Purchase Plan.

	Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in Column (A))
Equity Compensation Plans
Approved by Security
Holders(1)	29,893,463	(2)	$20.27	29,674,254	(3)
Equity Compensation Plan
Not Approved by Security
Holders	—		—	—
Total	29,893,463		$20.27	29,674,254
(1)These plans consist of our 2016 Long-Term Incentive Plan (the “2016 Plan”) and Employee Stock Purchase Plan (the “ESPP”).
(2)This number excludes 267,421 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2020 to February 26, 2021, after the end of our 2020 fiscal year. This number includes the number of shares that could be earned under the Company's Long-Term Growth Program and Performance Restricted Stock Unit Program (described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—Outstanding LGP Grants" and "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—PRSU (Performance Restricted Stock Unit Program")) if the maximum performance conditions were achieved over the entire three-year performance periods.
(3)This number includes 4,036,692 shares that were available for future issuance under ESPP at the end of our 2020 fiscal year, including the 267,421 shares described in footnote 2 above. The number shown also reflects the deduction of three shares from the Company's share reserve for every one stock award granted prior to May 17, 2011 and the deduction of two shares from the Company's share reserve for every one stock award granted on or after May 17, 2011, pursuant to the terms of the 2016 Plan.

BENEFICIAL OWNERSHIP
OF SHARES
Beneficial Ownership Table
The following table sets forth certain information as of March 15, 2021 to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer and former executive officer named in the “2020 Summary Compensation Table” of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address for each listed beneficial owner is: c/o Gap Inc., 2 Folsom Street, San Francisco, CA 94105.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days(1)	Total	% of Class(2)
Directors and Named Executive Officers
Mark Breitbard	54,303	737,201	791,504	*
John J. Fisher(3)	67,612,443	25,175	67,637,618	18.04%
Robert J. Fisher(4)	45,182,426	27,600	45,210,026	12.06%
William S. Fisher(5)	44,857,246	27,600	44,884,846	11.97%
Nancy Green	62,693	372,438	435,131	*
Tracy Gardner	18,881	27,600	46,481	*
Isabella D. Goren	31,515	27,600	59,115	*
Julie Gruber	6,026	343,727	349,753	*
Teri List(7)	65,316	76,027	141,343	*
Bob L. Martin	60,044	174,157	234,201	*
Amy Miles	—	30,290	30,290	*
Jorge P. Montoya	46,348	27,600	73,948	*
Katrina O'Connell	6,221	171,491	177,712	*
Chris O'Neill	5,458	24,296	29,754	*
Mayo A. Shattuck III	115,793	31,958	147,751	*
Elizabeth Smith	—	30,290	30,290	*
Salaam Coleman Smith(6)	—	5,629	5,629	*
Sonia Syngal	67,318	1,037,857	1,105,175	*
All directors and executive officers, as a group (22 persons)(8)	153,064,601	3,581,777	156,646,378	41.39%
Certain Other Beneficial Holders
Dodge & Cox(9)	25,313,027	—	25,313,027	6.75%
Doris F. Fisher(10)	20,726,763	—	20,726,763	5.53%
The Vanguard Group(11)	26,124,398	—	26,124,398	6.97%
(1)Reflects stock options exercisable and stock units vesting within 60 days after March 15, 2021. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described in "Proposal No. 1 — Election of Directors—Compensation of Directors—Equity Compensation".
(2)“*” indicates ownership of less than 1% of the outstanding shares of our common stock.
(3)Includes (a) 25,098 shares to be issued upon settlement of stock units (and related dividend equivalent rights) which are subject to a three-year deferral period but would be issued immediately upon his resignation or retirement over which he has sole dispositive and voting power, (b) 20,951,390 shares beneficially owned as trustee of a trust with sole dispositive and voting power, (c) 2,722,250 shares beneficially owned as a co-trustee of trusts of which he shares dispositive and voting power (including shares held by the trusts through a limited liability company), (d) 2,393,927 shares beneficially owned as trustee of trusts for which he has sole dispositive power and another proxyholder has sole voting power, (e) 14,524,876 shares for which John J. Fisher has proxies granting him sole voting power, (f) 20,000 shares beneficially owned through Delaware limited partnerships over which John J. Fisher has sole dispositive and voting power, and (g) 27,000,000 shares owned by FCH TBML LLC of which John J. Fisher is the sole manager with sole dispositive power over 27,000,000 shares, sole voting power over 23,400,000 shares with an irrevocable proxy granting a proxyholder sole voting power over 3,600,000 shares. In addition to the shares identified in the table above, John J. Fisher’s spouse separately owns 45,934 shares over which Mr. Fisher has no dispositive or voting control. John J. Fisher’s address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.
(4)Includes (a) 27,600 shares to be issued upon settlement of stock units (and related dividend equivalent rights) which are subject to a three-year deferral period but would be issued immediately upon his resignation or retirement over which he has sole dispositive and voting power, (b) 13,204,270 shares beneficially owned as trustee of a trust with sole dispositive and voting power, (c) 2,240,906 shares owned as community property with his spouse with shared dispositive and voting power, (d) 2,722,250 shares beneficially owned as a co-trustee of trusts of which he shares dispositive and voting power (including shares held by the trusts through a limited liability company), (e) 15,000 shares beneficially owned through Delaware limited partnerships over which Robert J. Fisher has sole dispositive and voting power, and (f) 27,000,000 shares owned by FCH TBME LLC of which Robert J. Fisher is the sole manager with sole voting and dispositive power over 27,000,000 shares. In addition to the shares identified in the table above, Robert J. Fisher’s spouse separately owns 127,339 shares over which Mr. Fisher has no dispositive or voting control. Robert J. Fisher’s address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.
(5)Includes (a) 27,600 shares to be issued upon settlement of stock units (and related dividend equivalent rights) which are subject to a three-year deferral period but would be issued immediately upon his resignation or retirement over which he has sole dispositive and voting power, (b) 11,643,423 shares beneficially owned as trustee of a trust with sole dispositive and voting power, (c) 19,896 shares owned as community property with his spouse with shared dispositive and voting power, (d) 2,393,927 shares for which William S. Fisher has proxies granting him sole voting power, (e) 3,785,000 shares beneficially owned as a co-trustee of a trust organized exclusively for charitable purposes for which William S. Fisher shares dispositive and voting power, (f) 15,000 shares beneficially owned through Delaware limited partnerships over which William S. Fisher has sole dispositive and voting power, and (g) 27,000,000 shares owned by FCH TBMS LLC of which William S. Fisher is the sole manager with sole voting and dispositive power over 27,000,000 shares. In addition to the shares identified in the table above, William S. Fisher’s spouse separately owns 166,143 shares over which Mr. Fisher has no dispositive or voting control. William S. Fisher’s address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.
(6)Ms. Coleman Smith was appointed to the Board of Directors effective March 22, 2021. Her share ownership includes the outstanding stock units earned but unpaid to non-employee directors that she received on March 22, 2021.
(7)Ms. List was no longer an executive officer as of March 2020.
(8)Reflects the information above for our current directors and named executive officers as well as information regarding our unnamed executive officers; provided, however, that shares reflected more than once in the table above with respect to John J. Fisher, Robert J. Fisher, and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table. Information for Ms. Coleman Smith is as of March 22, 2021, the date on which she joined the Board of Directors.
(9)The Schedule 13G filed with the SEC by Dodge & Cox on February 11, 2021 indicates that, as of December 31, 2020, Dodge & Cox has sole power to direct the voting of 23,897,937 shares and sole power to direct the disposition of 25,313,027 shares. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.
(10)Includes 14,524,876 shares beneficially owned as trustee of trusts for which Doris F. Fisher has sole dispositive power and another proxyholder has sole voting power. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares. Doris F. Fisher's address is 1300 Evans Avenue, No. 880154, San Francisco, California 94188.
(11)The Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2021 indicates that, as of December 31, 2020, The Vanguard Group has shared power to direct the voting of 282,301 shares, sole power to direct the disposition of 25,381,458 shares, and shared power to direct the disposition of 742,940 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Note Regarding Various Fisher Family Holdings
SEC rules require reporting of beneficial ownership of certain shares by multiple parties where voting and/or dispositive power over those shares is shared by those multiple parties. As a result, the following shares are listed multiple times in the table above.
The shares described in footnotes (3), (4) and (5) above for which voting and investment power is shared by Messrs. John J. Fisher, Robert J. Fisher, and/or William S. Fisher actually represent an aggregate of 2,722,250 shares, rather than 5,444,500 shares, as a result of that shared voting and investment power.
In addition, the shares described in footnotes (3), (4) and (5) above for which sole dispositive power is held by one person and, pursuant to irrevocable proxies, sole voting power is held by a different person actually represent an aggregate of 16,918,803 shares, rather than 33,837,606 shares.
For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total beneficial ownership of 36.8% of the outstanding shares by Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and charitable entities for which one or more Fishers is a trustee.
The aggregate total beneficial ownership of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher, including charitable entities for which one or more of the Fishers is a trustee, is 42.4% of the outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family, except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10 percent of our common stock, file reports of ownership and changes of ownership with the SEC. Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. The Company notes that, due to a clerical error, a sale by Mr. Curran of the Company’s common stock on March 13, 2020 was amended on March 23, 2020 to reflect the shares withheld for tax obligations. In addition, due to an administrative error, shares withheld in December 2020 to cover tax obligations in connection with retirement eligibility on a restricted stock unit award held by Ms. Peters were reported late. A filing was made to report this transaction on March 23, 2021. These transactions did not result in any liability under Section 16(b) of the Exchange Act. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2020 all other Section 16(a) filing requirements were satisfied on a timely basis or previously disclosed.

OTHER INFORMATION
Questions and Answers About the Annual Meeting and Voting
Who are the proxyholders and how were they selected?
The proxyholders are Sonia Syngal, Julie Gruber and Katrina O'Connell, who were selected by our Board of Directors and are officers of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors.
How much did this proxy solicitation cost and who pays for it?
The Company will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by email, by telephone, by fax or in person. We have also retained the services of D.F. King & Co. to solicit the proxies of certain shareholders for the Annual Meeting and provide other consultation services. The cost of D.F. King’s services is estimated to be $8,000, plus reimbursement of out-of-pocket expenses.
How can I electronically access the proxy materials?
We are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials. That Notice contains instructions for accessing the materials and voting via the Internet. The Notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2020 Annual Report to Shareholders are available at: www.gapinc.com (follow the Investors, Annual Reports and Proxy links).
Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?
If you are a Shareholder of Record or a Beneficial Owner, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com. If you are a Beneficial Owner, you can also contact your broker directly to opt for email delivery of proxy materials. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our shareholder meetings.

What is “householding”?
Under SEC rules, a single package of Notices may be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless contrary instructions have been received. Each shareholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders who wish to receive a separate set of proxy materials should contact Broadridge at the same phone number or mailing address.
What is the difference between a shareholder of record and a beneficial owner of shares?
Shareholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, you are considered the shareholder of record with respect to those shares.
Beneficial Owner
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Please note that the organization is not allowed to vote your shares on most matters without your instructions, so it is important for you to provide direction to the organization on how to vote.
What is the date, time and format of the Annual Meeting?

Given the ongoing COVID-19 pandemic, we will hold the Annual Meeting on May 11, 2021 at 10:00 a.m. San Francisco Time, via the Internet at www.virtualshareholdermeeting.com/GAP2021. The platform for the virtual annual meeting includes functionality that affords validated stockholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log-in to the virtual annual meeting are provided below, and once admitted, stockholders may view reference materials such as our list of stockholders as of the Record Date, submit questions and vote their shares by following the instructions that will be available on the meeting website.

How do I attend the 2021 annual meeting?
In order to access the virtual Annual Meeting, you will be asked to provide your 16-digit control number. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/GAP2021. If you hold shares beneficially in street name, you may only vote at the virtual annual meeting if you obtain a legal proxy and control number from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Information contained in this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.
Will the Annual Meeting be webcast?
Yes. You may attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/GAP2021, where you will be able to vote electronically and submit questions during the Annual Meeting. A webcast replay of the 2021 Annual Meeting will also be archived on www.gapinc.com (follow the Investors, Webcasts links). The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.
How do I submit a question at the Annual Meeting?
You may submit a question during the Annual Meeting via our virtual shareholder meeting website, www.virtualshareholdermeeting.com/GAP2021. If your question is properly submitted during the relevant portion of the meeting agenda, the chair of the meeting intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on www.gapinc.com (follow the Investors, Webcasts links). The webcast will be recorded and available for replay on www.gapinc.com for at least 30 days following the Annual Meeting.

What if the Company encounters technical difficulties during the Annual Meeting?
If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the Annual Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Annual Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virutalshareholdermeeting.com/GAP2021.
If you encounter technical difficulties accessing our Annual Meeting or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual meeting website.
Who may vote at the Annual Meeting?
You can vote your shares via the Internet at our Annual Meeting if you were a shareholder at the close of business on the Record Date.
Are votes confidential? Who counts the votes?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except:
•As required to tabulate and certify the vote;
•As required by law; and/or
•If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).
We retain an independent tabulator and inspector of election to receive and tabulate the proxies and to certify the voting results.
What happens if I do not give specific voting instructions?
Shareholder of Record
If you are a shareholder of record and you sign, date and return a proxy card but do not specify how to vote, your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.
Beneficial Owner
If you are a beneficial owner and hold your shares through a broker, bank, or other similar organization, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on a particular matter. Brokers and other nominees have the discretion to vote on routine matters such as Proposal 2 (ratification of the selection of independent registered public accounting firm), but do not have the discretion to vote on non-routine matters such as Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation), Proposal 4 (amendment and restatement of The Gap, Inc. Employee Stock Purchase Plan) and Proposal 5 (amendment and restatement of The Gap, Inc. 2016 Long-Term Incentive Plan). Therefore, your shares will not be voted on non-routine matters without your voting instructions.

What constitutes a “quorum” for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock must be present to constitute a quorum for the transaction of business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you properly submit your proxy prior to the Annual Meeting or vote via the Internet while virtually attending the Annual Meeting. The independent inspector(s) of election appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or via the Internet at the Annual Meeting.
Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will generally be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.
How do I vote my shares?
You may direct your vote by Internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	IF YOU ARE A SHAREHOLDER OF RECORD:	IF YOU ARE A BENEFICIAL HOLDER OF SHARES HELD IN "STREET NAME":

By Internet Prior to the 2021 Annual Meeting*	www.proxyvote.com	www.proxyvote.com

By Internet During the 2021 Annual Meeting*	www.virtualshareholdermeeting.com/GAP2021	www.virtualshareholdermeeting.com/GAP2021

By Telephone*	1-800-690-6903	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

By Mail:	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.
*    While we and Broadridge do not charge any fees for voting by Internet or telephone, there may be related costs from other parties, such as usage charges from Internet access providers and telephone companies, for which you are responsible.
What are broker non-votes and how are they counted?
Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. Brokers and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes”. The proposal to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm is the only routine proposal on the agenda for our Annual Meeting. The other four proposals on the agenda are non-routine. If you hold your shares with a broker or other nominee, they will not be voted on non-routine proposals unless you give voting instructions.
So long as the broker has discretion to vote on at least one proposal, broker non-votes are counted in determining a quorum but are not counted for purposes of Proposals 1, 3, 4 and 5 and will therefore have no effect on the outcome of these proposals.

What vote is required to approve each proposal?
Election of Directors
Election of directors by shareholders will be determined by a majority of the votes cast with respect to each director by proxy or via the Internet at the Annual Meeting. Pursuant to the Company’s Bylaws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee, and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Sustainability Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.
Other Proposals
The other four matters on the agenda for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares counted as present at the Annual Meeting and entitled to vote on the subject matter. Note that Proposal 2 (ratification of the selection of independent registered public accounting firm) and Proposal 3 (advisory vote on executive compensation) are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.
How will any other items be voted upon at the Annual Meeting?
If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 18, 2021 (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.
May I change my vote?
You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:
Corporate Secretary
Gap Inc.
Two Folsom Street
San Francisco, California 94105
You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting via the Internet while virtually attending the Annual Meeting (virtually attending the Annual Meeting through the Internet does not revoke your proxy unless you vote via the Internet during the Annual Meeting).

When are shareholder proposals for the 2022 Annual Meeting due?
If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2022, the Company’s Corporate Secretary must receive it no later than November 30, 2021. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.
Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2022 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 10, 2022, and no earlier than January 11, 2022 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2021 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC. If a shareholder fails to submit the notice by February 10, 2022, then the proposed business would not be considered at our Annual Meeting in 2022 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4 (c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2022 as to which the proponent fails to notify us on or before February 10, 2022. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).
By Order of the Board of Directors,
Julie Gruber
Corporate Secretary

Note About Forward-Looking Statements

In this proxy statement, the Company has disclosed information which may be considered forward-looking within the meaning of the U.S. federal securities laws. Forward-looking statements may appear throughout this Proxy Statement, including in the Compensation Discussion and Analysis. In some cases, you can identify these forward-looking statements by the use of terms such as "believe," "will," "expect," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "would," and "continue to," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding our response to the COVID-19 pandemic, the potential impact of the COVID-19 pandemic, our current business initiatives and strategy, our longer-term objectives, our equity plans, and our executive compensation program. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from the results expressed or implied by such forward-looking statements, please refer to our SEC filings, including the "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021. The Company undertakes no obligation to update information in this Proxy Statement.

Information Referenced In this Proxy Statement

The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.

APPENDIX A
THE GAP, INC. EMPLOYEE STOCK PURCHASE PLAN (As Amended and Restated Effective as of May 11, 2021)

1.    Purpose of the Plan

The Company originally established The Gap, Inc. Employee Stock Purchase Plan, effective as of December 1, 1994, in order to provide eligible employees of the Company and its participating Subsidiaries with the opportunity to purchase Common Stock through payroll deductions. The Plan was most recently amended and restated effective as of May 11, 2021, subject to shareholder approval at the Company’s 2021Annual Meeting of Shareholders. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code for employees in the United States.

2.     Definitions

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act shall include such Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2    “Board” means the Board of Directors of the Company.

2.3    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.4    “Common Stock” means the common stock of the Company.

2.5    “Company” means The Gap, Inc., a Delaware corporation.

2.6    “Compensation” means a Participant’s compensation, as established by the Plan Administrator, in its sole discretion, on a uniform and nondiscriminatory basis prior to an Enrollment Date for all purchase rights to be granted on such Enrollment Date.

2.7    “Eligible Employee” means every Employee of an Employer, except (a) any Employee who, immediately after the grant of a purchase right under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code) or (b) in the Plan Administrator’s sole discretion and subject to the requirements of Section 423 of the Code, (i) any “highly compensated employees” (within the meaning of Section 414(q) of the Code), (ii) any Employee who is not scheduled to work at least 20 hours per week, and/or (iii) any Employee, who has not been employed for such continuous period preceding such Enrollment Date as the Plan Administrator may require, but in no event will the required period of continuous employment be equal to or greater than two years.

2.8    “Employee” means an individual who is a common-law employee of any Employer. Notwithstanding the preceding sentence, the term “Employee” shall not include any Non-Employee, regardless of any subsequent reclassification of any such Non-Employee as an employee of an Employer by any government agency, court, or other third party, which shall not have a retroactive effect for purposes of the Plan, except to the extent required in order to maintain the qualified status of the Plan under Section 423 of the Code.

2.9    “Employer” or “Employers” means any one or all of the Company and those Subsidiaries which, with the consent of the Board, have adopted the Plan.

2.10    “Enrollment Date” means each March 1, June 1, September 1, and December 1, and such other dates determined by the Plan Administrator (in its discretion) from time to time.

2.11    “Non-Employee” means an individual who is classified by any Employer (a) as a “seasonal employee” (i.e., an employee whose customary employment is for not more than five months in any calendar year) or (b) as an independent contractor or any other non-employee classification that does not receive any compensation through the payroll of Gap, Inc. or any Subsidiary.

2.12    “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 7 or Section 8.

2.13    “Payroll Deduction Account” means an account maintained by the Plan Administrator for each Participant to which shall be credited all payroll deductions and from which shall be deducted amounts charged for the purchase of shares of Common Stock hereunder and withdrawals.

2.14    “Plan” means The Gap, Inc. Employee Stock Purchase Plan, as amended and restated as set forth in this instrument and as hereafter amended from time to time.

2.15    “Plan Administrator” means the Board, the Compensation and Management Development Committee of the Board, or a duly authorized officer of the Company; provided however, none of the foregoing shall have any authority and powers under the Plan, which would jeopardize the Plan’s qualification under Section 423(b) of the Code for employees in the United States and/or are not permitted under other applicable laws, rules and regulations.

2.16    “Purchase Date” means the last business day of May, August, November and February, or such other specific business days as may be established by the Plan Administrator from time to time, on which shares shall be purchased for Participants hereunder.

2.17    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting purchase rights under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.     Shares Subject to the Plan

3.1    Number Available. 52,500,000 shares of Common Stock are available for issuance pursuant to the Plan. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2    Adjustments. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Board to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date or in any calendar year, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Board deems appropriate and such adjustments shall be final, binding and conclusive.

4.     Enrollment

4.1    Participation. Each Eligible Employee may elect to become a Participant by enrolling in the Plan as of any Enrollment Date. Each such election shall be made at such time, and in such manner, as the Plan Administrator shall determine from time to time. A Participant who enrolls as of an Enrollment Date shall be automatically re-enrolled in the Plan on each subsequent Enrollment Date until the Participant withdraws pursuant to Section 7 or otherwise ceases to be a Participant pursuant to Section 8.

4.2    Payroll Withholding. Each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation at a rate equal to any whole percentage from 1% to 15%, or such lesser percentage that the Plan Administrator may establish from time to time. A Participant may elect to increase or decrease his or her rate of payroll withholding (effective as of any Enrollment Date), or may stop his or her payroll withholding entirely. Each election under this Section shall be made at such time, and in such manner, as the Plan Administrator shall determine from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her contributions at the percentage last elected by the Participant.

5.     Right to Purchase Shares of Common Stock

5.1    Purchase Right. Each Participant enrolling or re-enrolling in the Plan on an Enrollment Date shall have the right to purchase shares of Common Stock on the next following Purchase Date.

5.2    Number of Shares Available for Purchase. Each Participant shall have the right to purchase as many full and fractional shares of Common Stock as may be purchased with the amounts credited to his or her Payroll Deduction Account as of the applicable Purchase Date. Notwithstanding the preceding, no Participant shall have the right to purchase shares under the Plan, or under any other similar employee stock purchase plan of the Employers, having a fair market value in excess of $25,000 (with fair market value to be measured at the applicable Enrollment Dates of such shares) in any calendar year during which such Participant is enrolled in the Plan at any time. Furthermore, in no event shall a Participant have the right to purchase in excess of 6,250 shares of Common Stock on any Purchase Date or in excess of 25,000 shares of Common Stock in any calendar year.

5.3    Other Terms and Conditions. Each purchase right shall be subject to the following additional terms and conditions:

(a)payment for shares purchased shall be made only through payroll withholding under Section 4.2;

(b)purchase of shares will be accomplished only in accordance with Section 6.1;

(c)the price per share to be purchased will be determined as provided in Section 6.1; and

(d)the purchase right in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis) as the Plan Administrator shall determine from time to time in its discretion.

6.     Purchase of Shares

6.1    Purchases. On each Purchase Date, the funds then credited to each Participant’s Payroll Deduction Account shall be used to purchase whole shares of Common Stock, or fractional shares of Common Stock at the Plan Administrator’s discretion. To the extent that fractional shares are not purchased, any cash remaining after whole shares of Common Stock have been purchased shall be carried forward in the Participant’s Payroll Deduction Account for the purchase of shares on the next Purchase Date. However, any funds remaining in a Participant’s Payroll Deduction Account after whole shares of Common Stock have been purchased by reason of the limitation on the maximum number of shares purchasable per Participant on the Purchase Date or in any calendar year shall be refunded to the Participant (without interest) as soon as administratively practicable following the applicable Purchase Date. Unless the Plan Administrator establishes a higher price, the price of the shares purchased under the Plan shall be 85% of the closing price of Common Stock on the applicable Purchase Date on the New York Stock Exchange Composite Transactions Index.

6.2    Crediting of Shares. Shares purchased on any Purchase Date shall be delivered to a broker designated by the Plan Administrator to hold shares for the benefit of the Participants. As determined by the Plan Administrator from time to time, such shares shall be delivered as physical certificates or by means of a book entry system. Although the Participant may direct the broker to sell such shares at any time (subject to applicable securities laws), the shares may not be transferred to another broker (other than the one designated from time to time by the Plan Administrator) or to any other person (including the Participant) until 24 months after the Enrollment Date immediately preceding the Purchase Date of the shares.

6.3    Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced proportionately to eliminate the over-enrollment. Any funds that cannot be applied to the purchase of shares due to over-enrollment shall be refunded to the Participants (without interest).

7.     Withdrawal

A Participant may withdraw from the Plan at any time, by notifying the Plan Administrator in accordance with such procedures and within such time periods as the Plan Administrator shall determine. Upon a Participant’s withdrawal, the Participant’s payroll contributions shall cease. All amounts then credited to the Participant’s Payroll Deduction Account shall be used to purchase shares in accordance with Section 6.1 at the next following Purchase Date or, at the election of the Participant and only in accordance with such procedures and within such time periods as the Plan Administrator shall determine, be distributed to him or her (without interest) as soon as administratively feasible thereafter.

8.     Cessation of Participation

A Participant shall cease to be a Participant immediately upon the proper good faith notification to the Plan Administrator of the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason). As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s Payroll Deduction Account shall be distributed to him or her (without interest).

9.     Administration

9.1    Plan Administrator. The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan.

9.2     Powers of Plan Administrator. The Plan Administrator shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a)To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;

(b)To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;

(c)To cause an account or accounts to be maintained for each Participant;

(d)To determine the terms of future offerings, including but not limited to, the time or times when, and the number of shares for which, purchase rights shall be granted, the purchase price of purchase rights and the number of Purchase Dates in an offering;

(e)To establish and revise an accounting method or formula for the Plan;

(f)To designate a broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated broker;

(g)To determine the status and rights of Participants;

(h)To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i)To establish, from time to time, rules for the administration of the Plan;

(j)To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;

(k)To delegate to any person the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan; and

(l)To authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423, but with the requirements of the foreign jurisdictions in which those offerings are conducted. Any such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements, but may be conducted concurrently with those offerings.

9.3    Decisions of Plan Administrator. All actions, interpretations, and decisions of the Plan Administrator shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

9.4     Administrative Expenses. All expenses incurred in the administration of the Plan by the Plan Administrator, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers; except that any stamp duties or transfer taxes applicable to a Participant’s purchase of shares may be charged to the Participant’s Payroll Deduction Account. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but brokerage fees for the resale of shares by a Participant shall be borne by the Participant.

10.     Amendment, Termination and Duration

10.1    Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason, by action of the Plan Administrator.

If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding purchase rights either immediately or upon completion of the purchase of shares on the next Purchase Date, which in the Board’s sole discretion, may occur on an earlier date than originally scheduled. If the purchase rights are terminated before the applicable Purchase Date, all amounts then credited to Participants’ Payroll Deduction Accounts which have not been used to purchase shares shall be returned to the Participants (without interest) as soon as administratively practicable.

10.2    Duration of the Plan. Subject to Section 10.1 (regarding the Board’s right to amend or terminate the Plan), the Plan shall remain in effect indefinitely.

11.     General Provisions

11.1     Participation by Subsidiaries. One or more Subsidiaries of the Company may become Employers by adopting the Plan and obtaining approval for such adoption from the Board. By adopting the Plan, a Subsidiary shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board to amend the Plan, and (b) to the Plan Administrator to administer and interpret the Plan. Any Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

11.2     Inalienability. In no event may either a Participant, a former Participant or his or her beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order. The preceding shall not affect the Participant’s right to direct the sale or transfer of shares that have been delivered to the broker designated by the Plan Administrator under Section 6.2 (subject to the provisions of the Plan).

11.3     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.4     Requirements of Law. The granting of purchase rights, the issuance of shares and the administration of the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Plan Administrator may determine are necessary or appropriate.

11.5     No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of purchase rights, the purchase of shares, nor any action of any Employer or the Plan Administrator, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

11.6     Apportionment of Cost and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Subsidiaries~~,~~, and the costs of the Plan may be equitably apportioned by the Plan Administrator among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

11.7     Construction and Applicable Law. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. The provisions of the Plan shall be construed, administered and enforced in accordance with such Section and with the laws of the State of California (excluding California’s conflict of laws provisions).

11.8     Captions. The captions contained in the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

APPENDIX B
THE GAP, INC. 2016 LONG-TERM INCENTIVE PLAN (As Amended and Restated Effective as of May 11, 2021)

THE GAP, INC., having adopted The Gap, Inc. 2016 Long-Term Incentive Plan (formerly known as the “1996 Stock Option and Award Plan,” the “2006 Long-Term Incentive Plan” and “2011 Long-Term Incentive Plan”) (the “Plan”) effective as of March 26, 1996, and having amended the Plan on several subsequent occasions, hereby amends and restates the Plan in its entirety, effective as of May 11, 2021, as follows:

SECTION 1
BACKGROUND, PURPOSE AND DURATION

1.1 Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, and Stock Units.

1.2 Purpose of the Plan. The Plan is intended to increase incentive and to encourage Share ownership on the part of Employees, Consultants and Nonemployee Directors. The Plan also is intended to further the growth and profitability of the Company and to permit the grant of performance-based equity awards.

1.3 Duration. This amended and restated Plan is effective as of May 11, 2021 and shall remain in effect thereafter unless terminated earlier under Section 11. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after May 17, 2026.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, or Stock Units.

2.5 “Award Agreement” means the written agreement (which may be electronic) setting forth the terms and conditions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan. Unless otherwise determined by the Board, the Compensation and Management Development Committee of the Board shall constitute the Committee.

2.9 “Common Stock” means the common stock of the Company.

2.10 “Company” means The Gap, Inc., a Delaware corporation, or any successor thereto.

2.11 “Consultant” means any consultant, independent contractor, director of an Affiliate, or other person who provides significant services to the Company or an Affiliate, but who is neither an Employee nor a Director.

2.12 “Deferral Period” means the period of time during which Stock Units, Performance Units, or Performance Shares are subject to deferral limitations under Section 9.

2.13 “Determination Date” means, as to a Performance Period, any time when the achievement of the applicable Performance Goal(s) associated with the applicable Performance Period remains substantially uncertain; provided, however, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goal(s) shall be deemed to be substantially uncertain.

2.14 “Director” means any individual who is a member of the Board.

2.15 “Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.16 “Dividend Equivalents” means a Participant’s right to receive cash or Shares for each Share represented by an Award held by such Participant in an amount equal to the ordinary dividends paid on an equivalent number of Shares. Any Dividend Equivalents credited with respect to an Award shall be settled in cash or Shares only if, when and to the extent the Award vests, provided that settlement of earned Dividend Equivalents may be deferred as set forth in Section 10.9. The value of amounts payable with respect to any Award or portion of any Award that does not vest shall be forfeited. Notwithstanding the foregoing, (a) unless otherwise determined by the Committee, no Dividend Equivalents shall be granted to any Participant the Committee believes is likely to be a “covered employee” as defined under Code Section 162(m)(3) when taxable income is recognized pursuant to the Dividend Equivalent or its related Award to the extent such grant would cause the compensation represented by the Dividend Equivalent or its related Award not to constitute performance-based compensation under Code Section 162(m), and (b) unless otherwise determined by the Committee, no Dividend Equivalent right shall be granted to the extent such grant could result in the payment of any tax under Code Section 409A. In addition, no Dividend Equivalents shall be granted with respect to SARs or Stock Options.

2.17 “Employee” means any employee of the Company or an Affiliate. Except as otherwise determined by the Company, a person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Affiliate or (ii) transfers between locations of the Company or between the Company, any Affiliate, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.18 “Exchange Program” means a program established by the Committee (i) providing for the repurchase of outstanding and unexercised Options or Stock Appreciation Rights by the Company whether in the form of a cash payment or otherwise or (ii) under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award or awards under a different equity incentive plan, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.3 or any action taken in connection with a change in control transaction nor (ii) transfer or other disposition permitted under Section 10.5. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without stockholder approval.

2.19 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.20 “Fair Market Value” means the fair market value of a Share on a particular date, as determined by the Committee in good faith. Unless otherwise determined by the Committee, the fair market value shall be the closing stock price of Shares as reported on the New York Stock Exchange (NYSE) on the relevant date (or, if no closing stock price is reported for the relevant date, on the last trading day for which a closing stock price of Shares is reported on the NYSE).

2.21 “Fiscal Year” means the fiscal year of the Company.

2.22 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.23 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.24 “Nonemployee Director” means a Director who is not an Employee.

2.25 “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.26 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.27 “Parent” means a “parent corporation” of the Company whether now or hereafter existing, as defined in Code Section 424(e).

2.28 “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.29 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) pursuant to Section 5 to be applicable to a Participant with respect to an Award.

2.30 “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion during which performance objectives or other vesting criteria must be met.

2.31 “Performance Share” means an Award of Performance Shares granted to a Participant pursuant to Section 9.

2.32 “Performance Unit” means an Award of Performance Units granted to a Participant pursuant to Section 9.
2.33 “Period of Restriction” means the period during which Shares of Restricted Stock, Unrestricted Stock, Stock Units, Performance Units, or Performance Shares are subject to forfeiture and/or restrictions on transferability and therefore, the Shares covered by the Award are subject to a substantial risk of forfeiture. As provided in Section 8 and 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.34 “Plan” means The Gap, Inc. 2016 Long-Term Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35 “Restricted Stock” means an Award granted to a Participant pursuant to Section 8.

2.36 “Retirement” shall, in the case of an Employee, have the meaning, if any, set forth in the Employee’s Award Agreement; provided, however, that with respect to Awards granted prior to May 17, 2011, “Retirement” shall have the meaning set forth in GapShare (the Company’s “401(k)” plan) as of the Grant Date of the applicable Award. With respect to an Award granted to a person who is a Consultant at the time of grant, no Termination of Service shall be deemed to be on account of “Retirement”. With respect to a Nonemployee Director, “Retirement” means a Termination of Service at or after the age of 72 or such other meaning provided by the Committee in an Award Agreement.

2.37 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.38 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39 “Shares” means the shares of the Company’s common stock, $0.05 par value.

2.40 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 7 is designated as a SAR.

2.41 “Stock Unit” means an Award of Stock Units granted pursuant to Section 9.

2.42 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.43 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) and all non-U.S. taxes that are required to be withheld by the Company or the employing Affiliate, and (b) any other Company (or employing Affiliate) taxes the responsibility for which (i) the Participant has agreed to bear or (ii) where permitted by governing authorities outside the U.S., taxes the Company may choose to pass on to Participants, in each case with respect to the applicable Award (including on the grant, vesting or exercise thereof or purchase or issuance of Shares thereunder).

2.44 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) reemployment of the individual by the Company or an Affiliate, or (ii) with respect to Awards (other than Incentive Stock Options) granted on or after January 28, 2003, engagement of the consulting services of the individual by the Company or an Affiliate; (b) in the case of a Consultant, a termination of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) re-engagement of the services of the individual by the Company or an Affiliate, or (ii) with respect to Awards granted on or after January 28, 2003, employment of the individual by the Company or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board, but excluding, with respect to Awards granted on or after May 17, 2011, any such cessation where there is a simultaneous (i) re-engagement of the services of the individual by the Company or an Affiliate, or (ii) employment of the individual by the Company or an Affiliate.

2.45 “Unrestricted Stock” means an Award granted to a Participant pursuant to Section 8.

SECTION 3
ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) “outside directors” under Code Section 162(m).

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. Subject to the provisions of the Plan, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of such Awards or amendments thereto, (c) determine which Nonemployee Directors shall be granted Awards and the terms and conditions thereof, provided that such Awards shall be subject to Board approval if so required by the

Committee Charter, (d) interpret the Plan and the Awards, (e) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Nonemployee Directors who are foreign nationals or employed outside of the United States, (f) implement an Exchange Program, (g) implement or permit (i) an action described in Section 4.3, and/or (ii) a transfer or other disposition permitted under Section 10.5, (h) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (i) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Shareholders of the Company. With respect to Nonemployee Directors, all references in the Plan to the Committee’s discretion shall be subject to this Section 3.2 and shall require Board approval if so required by the Committee Charter.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company in accordance with Applicable Laws; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the performance-based compensation exception under Code Section 162(m) or the exemption under Rule 16b-3.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4
SHARES SUBJECT TO THE PLAN,
NONEMPLOYEE DIRECTOR LIMIT

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed the sum of (a) 193,341,342, (b) the number of Shares (not to exceed 40,225,653) that remain available for grant under the Company’s 2002 Stock Option Plan as of the date of obtaining shareholder approval of the amended and restated Plan on May 9, 2006, (c) any Shares (not to exceed 28,019,786) that otherwise would have been returned to the 2002 Stock Option Plan after May 9, 2006 on account of the expiration, cancellation, or forfeiture of Awards granted thereunder, and (d) 25,000,000 Shares. For purposes of this Section 4.1, effective with respect to Awards granted on or after the May 17, 2011, each Award other than an Option or SAR shall reduce the number of Shares available for Awards under the Plan by 2 Shares for each Share covered by the Award in lieu of the 3-to-1 Share counting rule that applied under the Plan prior to such date. With respect to SARs and Options, the number of Shares which shall cease to be available under the Plan shall equal the total number of Shares covered by each SAR or Option, as evidenced in the applicable Award Agreement. To the extent an Award under the Plan (other than a SAR or Option) is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan (and in the case of Options or SARs shall reduce the number of Shares available for issuance under the Plan by the number of Shares having a Fair Market Value equal to the cash delivered). Subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in this Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under Section 4.2. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. To the extent an Award expires or is cancelled without having been exercised, or is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, or Stock Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto plus the number of additional Shares, if any, that counted against Shares available for issuance under the Plan in respect thereof using the Share counting rule in effect at the time the applicable Award was granted will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the foregoing, and except with respect to shares of Restricted Stock that are forfeited rather than vesting, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the tax and/or exercise price of an Award will not become available for future grant or sale under the Plan. For the avoidance of doubt, Shares purchased by the Company with the proceeds of a Stock Option exercise shall not again be available for issuance under the Plan.

4.3 Adjustments in Awards and Authorized Shares. In the event of a dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, reverse stock split, split-up, spin-off, Share combination, repurchase, or exchange of Shares or other securities of the Company or other significant corporate transaction, or other significant change affecting the Shares, the Committee shall adjust the number, kind and class of securities which may be delivered under the Plan, the number, class, kind and price of securities subject to outstanding Awards, and the numerical limits of Sections 4.4, 6.1, 7.1.1, 8.1 and 9.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to equitably adjust such Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Notwithstanding the foregoing, all adjustments under this Section 4.3 shall be made in a manner that does not result in taxation under Code Section 409A or, for the avoidance of doubt, loss of the performance-based compensation exception under Code Section 162(m) to the extent applicable.

4.4 Limit on Nonemployee Director Awards. Other than the Chairman of the Board, no Nonemployee Director shall be granted Awards in any fiscal year of the Company, taken together with any cash retainers or other similar cash-based payments paid during such fiscal year for services on the Board, having an aggregate value in excess of $500,000. In addition, the non-employee Chairman of the Board shall not be granted Awards in any fiscal year of the Company, taken together with any cash retainers or other similar cash-based payments paid during such fiscal year for services on the Board, having an aggregate value in excess of $700,000. For this purpose, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares and Stock Units shall be valued based on the Fair Market Value on the Grant Date of the maximum number of Shares covered thereby (or the maximum dollar value thereof with respect to Awards denominated in dollars) and Options and SARs shall be valued using a Black-Scholes or other accepted valuation model, in each case, using reasonable assumptions. For the avoidance of doubt, such limit shall include the value of any Awards that are received in lieu of all or a portion of any cash retainers or other similar cash-based payments. The limits set forth in Sections 6.1, 7.1.1, 8.1 and 9.1 shall not apply to Nonemployee Directors.

4.5 The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that such Awards be granted with such terms and conditions as the Committee considers appropriate in the circumstances. Such Awards shall not reduce the Shares available for issuance under the Plan, nor shall shares subject to such Awards be added back to the Shares available for issuance under the Plan. Additionally, subject to the rules of the applicable stock exchange on which the Shares are listed, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consolidation payable to holder of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares available for issuance under the Plan (and shares subject to such Awards shall not be added back to the Shares available for Awards under the Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not eligible to receive Awards under the Plan prior to such acquisition or combination.

SECTION 5
PERFORMANCE GOALS

5.1 Establishment of Performance Goals. For each Performance Period, the Committee shall establish and set forth in writing the Performance Goals, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Goals, if any, for such Awards will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more of the following objectively defined and non-discretionary factors preestablished by the Committee: (a) comparable store sales growth; (b) earnings; (c) earnings per share; (d) return on equity; (e) return on net assets; (f) return on invested capital; (g) gross sales; (h) net sales; (i) net earnings; (j) free cash flow; (k) total shareholder return; (l) stock price; (m) gross margin; (n) operating margin; (o) market share; (p) inventory levels; (q) expense reduction; (r) employee turnover; and/or (s)any financial and non-financial criteria (including, without limitation, subjective criteria and individual performance), as established by the Committee in its sole discretion.

5.2 Committee Discretion on Performance Goals. As determined in the discretion of the Committee, the Performance Goals for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis, (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index) and (f) take into account other factors (including subjective factors). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

5.3 Adjustments. The impact of one or more items (including, but not limited to, one or more of the following ) may be taken into account in any manner established by the Committee on or prior to the Determination Date when determining whether a Performance Goal has been attained: (a) changes in generally accepted accounting principles (“GAAP”); (b) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (c) the sale of investments or non-core assets; (d) discontinued operations, categories or segments; (e) legal claims and/or litigation and insurance recoveries relating thereto; (f) amortization, depreciation or impairment of tangible or intangible assets; (g) reductions in force, early retirement programs or severance expense; (h) investments, acquisitions or dispositions; (i) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (j) natural catastrophes; (k) currency fluctuations; (l) stock based compensation expense; (m) early retirement of debt; (n) conversion of convertible debt securities; and (o) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

SECTION 6
STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 18,000,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof; provided, however, that any Options granted to Consultants or Nonemployee Directors pursuant to this Section 6 shall be Nonqualified Stock Options.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3 Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

6.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

6.3.3 Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4 Expiration of Options.

6.4.1 Expiration Dates. Except as set forth by the Committee in an Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date; or

(c) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(d) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability or death; or

(e) The expiration of one (1) year from the date of the Participant’s Retirement (except as provided in Section 6.8.2 regarding Incentive Stock Options).

6.4.2 Committee Discretion. The Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the term of the Option (subject to Section 6.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 6.4.2(b), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 6.4.2 shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

6.6 Payment. Options shall be exercised by the Participant’s delivery of a notice of exercise in such form and manner as the Company may designate to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (b) by cashless or "net" exercise, or (c) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise in such form and manner as the Company may designate and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

6.8 Certain Additional Provisions for Incentive Stock Options.

6.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries or any Parent) shall not exceed $100,000. To the extent that the aggregate Fair Market Value of the Shares with respect to which an Option designated as an Incentive Stock Option exceeds this $100,000 limit, such Option will be treated as a Nonqualified Stock Option. For purposes of this Section 6.8.1, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

6.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option). Unless otherwise determined by the Committee, any extension of the term or exercise period on an Option pursuant to this Section 6.8.2 shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

6.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

6.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d), owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 7
STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Consultants, and Nonemployee Directors at any time and from time to time as shall be determined by the Committee, in its sole discretion.

7.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 18,000,000 Shares.

7.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The exercise price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. After a SAR is granted, the Committee, in its sole discretion, may accelerate the exercisability of the SAR.

7.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.3 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 also shall apply to SARs.

7.4 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares of equivalent value or a combination thereof, as set forth in the applicable Award Agreement.

SECTION 8
RESTRICTED STOCK AND UNRESTRICTED STOCK

8.1 Grant of Restricted Stock and Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and Unrestricted Stock to Employees, Consultants, and Nonemployee Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 2,000,000 Shares of Restricted Stock or Unrestricted Stock.

8.2 Restricted Stock or Unrestricted Stock Agreement. Each Award of Restricted Stock or Unrestricted Stock shall be evidenced by an Award Agreement that shall specify any Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

8.3 Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 8.4.

8.4.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its Affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

8.4.2 Performance Restrictions. The Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals during the Performance Period. For such Awards, the Performance Goals and Performance Period shall be set by the Committee on or before the Determination Date.

8.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of the restrictions applicable to such Shares.

8.5 Removal of Restrictions. Except as may be provided in the Award Agreement, Restricted Stock shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 8.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to applicable laws. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

8.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

8.7 Dividends and Other Distributions. During any Period of Restriction, Participants holding unvested Shares of Restricted Stock shall not be entitled to any dividends and other distributions paid or distributed by the Company on the equivalent number of vested Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Shares may be credited with such dividends and other distributions provided that such dividends and other distributions shall be paid or distributed to the Participant only if, when and to the extent such Shares vest. The value of dividends and other distributions payable or distributable with respect to any Shares that do not vest shall be forfeited.

8.8 Return of Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 9
STOCK UNITS, PERFORMANCE UNITS, AND PERFORMANCE SHARES

9.1 Grant of Stock Units, Performance Units, or Performance Shares. Subject to the terms and provisions of the Plan, Stock Units, Performance Units, or Performance Shares may be granted to Employees, Consultants, and Nonemployee Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Stock Units, Performance Units, or Performance Shares granted to each Participant, provided that during any Fiscal Year no Participant shall receive Stock Units, Performance Units or Performance Shares having, in the aggregate, a grant date value (assuming maximum payout) greater than $20,000,000 or covering more than 2,000,000 Shares (assuming maximum payout), whichever is greater.

9.2 Initial Value of Stock Units, Performance Units, or Performance Shares. Each Stock Unit and Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Award Agreement. Each Award of Stock Units, Performance Units, or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, Period of Restriction, Deferral Period (if any), and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee shall set performance objectives, a Period of Restriction, Deferral Period, or other vesting criteria in its discretion which, depending on the extent to which they are met, will determine the number or value of Stock Units, Performance Units, or Performance Shares that will be paid out to the Participants. Each Award of Stock Units or Performance Units subject to a Deferral Period and each Award of Performance Shares subject to a Deferral Period shall be referred to herein as Deferred Units or Deferred Shares, respectively. Each Award of Stock Units subject to a Period of Restriction shall be referred to herein as a “Restricted Stock Unit.” The time period during which the Award is subject to deferral shall be the “Deferral Period”.

9.4.1 General Performance Objectives. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, upon continued employment or service with the Company and its Affiliates).

9.4.2 Performance Objectives. The Committee, in its discretion, may determine that the performance objectives applicable to Stock Units, Performance Units, or Performance Shares shall be based on the achievement of Performance Goals during the Performance Period. For such Awards, the Performance Goals and Performance Period shall be set by the Committee on or before the Determination Date.

9.4.3 Deferral of Awards. The Committee may set such terms and conditions for deferral of payment of an Award granted under this Section 9 in accordance with the following provisions or such other terms and conditions determined by the Committee in its sole discretion:

(a) Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b) Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than Fair Market Value on the Grant Date.

(c) Deferral Period. Each grant shall provide that the Deferred Units and Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date (or such earlier time required for compliance with Code Section 409A), and any Award may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event. If the Deferral Period is to terminate on account of a change in control or other similar transaction or event, unless otherwise determined by the Committee, such change in control or other similar transaction or event must constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined in accordance with Section 409A(a)(2)(A)(v) of the Code and Treasury regulation Section 1.409A-3(i)(5)).

9.5 Earning of Stock Units, Performance Units, or Performance Shares. After the applicable Period of Restriction or Deferral Period has ended, the Participant shall be entitled to receive a payout of the number of Stock Units, Performance Units, or Performance Shares earned by the Participant over the Period of Restriction or Deferral Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting requirements have been achieved during the Performance Period.

9.6 Form and Timing of Payment. Except as otherwise set forth in an Award Agreement, payment of earned Stock Units, Performance Units, or Performance Shares shall be upon the expiration of the applicable Period of Restriction (subject to any deferral permitted under Section 10.9) or Deferral Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares, or a combination thereof, as set forth in the applicable Award Agreement.

9.7 Dividend Equivalents and Other Ownership Rights. During the Period of Restriction or Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Stock Units, Performance Units, or Performance Shares and shall not have any right to vote such Awards, but the Committee may, consistent with the requirements of Code Section 409A (including any exemption therefrom), on or after the Grant Date authorize the crediting of Dividend Equivalents on such shares or units in cash or additional Shares.

9.8 Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Stock Units, Performance Units, or Performance Shares shall be forfeited to the Company.

SECTION 10
MISCELLANEOUS

10.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2 Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose. The Company and its Subsidiaries and Affiliates reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws and such person’s written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

10.3 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.4 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.5 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.4. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award granted on or after January 24, 2006, to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time; provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

10.6 No Rights as Stockholder. Except to the limited extent provided in Sections 8.6 and 8.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates (which may be in book entry form) representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.7 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations. Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company the amount of such Tax Obligations within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares covered by such Award.

10.8 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy Tax Obligations, in whole or in part by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted which have been held for such period of time required to avoid adverse accounting consequences. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, and to the extent necessary to avoid adverse accounting consequences not to exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date the Tax Obligations are required to be withheld or remitted or based on such other methodology that the Company deems to be reasonable, in its sole discretion and in accordance with applicable law.

10.9 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. In the event of such a deferral, the Committee, in its discretion, may provide that the settlement of Dividend Equivalents attributable thereto shall be also deferred until such time as the Award will be settled in accordance with the Participant’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which rules and procedures shall comply with the requirements of Code Section 409A, unless otherwise determined by the Committee.

10.10 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Shares or Stock Units. The number of Shares or Stock Units received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 10.10 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise determined by the Committee, the elections permitted under this Section 10.10 shall comply with Code Section 409A or an exemption therefrom.

10.11 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

10.12 Code Section 409A. Unless otherwise determined by the Committee, each Award shall comply with Code Section 409A or an exemption therefrom, and the Committee shall comply with Code Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 10 and taking or permitting such other actions under the terms of the Plan that would otherwise result in a deferral of compensation subject to Code Section 409A.

10.13 Recoupment of Awards. Awards are subject to recoupment in accordance with any Applicable Law and any recoupment policy, arrangement or agreement adopted by the Company from time to time.

10.14 Other Policies. Each Award may be subject to the terms and conditions of any policy (and any amendments thereto) adopted by the Company from time to time, which may include any policy related to the vesting or transfer of Awards, provided that in no event will such policy permit that an Award be transferred for consideration to a third-party financial institution. Whether any such policy will apply to a particular Award may depend, among other things, on when the Award was granted, whom the Award was granted to, and the type of Award.

SECTION 11
AMENDMENT AND TERMINATION

11.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, materially and adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 12
CHANGE IN CONTROL

12.1 Effect of Change in Control on Options and SARs.  Except as set forth in an applicable Award Agreement and subject to Code Section 409A, in the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under outstanding Options or SARs or substitute for outstanding Options or SARs substantially equivalent options or SARs covering the Acquiror’s stock.  Except as set forth in an applicable Award Agreement and subject to Code Section 409A, any Options or SARs which are neither assumed, continued or substituted by the Acquiror in connection with the Change in Control nor exercised as of the Change in Control shall, contingent on the Change in Control, become fully vested and exercisable immediately prior to the Change in Control.  Options and SARs which are assumed or continued in connection with a Change in Control shall be subject to such additional accelerated vesting and/or exercisability as the Board may determine, if any.

12.2 Effect of Change in Control on Other Awards. Except as set forth in an applicable Award Agreement and subject to Code Section 409A, in the event of a Change in Control, the Acquiror may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under outstanding Awards other than Options or SARs or substitute for such Awards substantially equivalent Awards covering the Acquiror’s stock.  Except as set forth in an applicable Award Agreement and subject to Code Section 409A, any such Awards which are neither assumed, continued or substituted by the Acquiror in connection with the Change in Control shall, contingent on the Change in Control, become fully vested.  Awards which are assumed or continued in connection with a Change in Control shall be subject to such additional accelerated vesting or lapse of restrictions as the Board may determine, if any.

12.3 For purposes of the Plan, except as set forth in an applicable Award Agreement and subject to Code Section 409A, “Change in Control” means the consummation of one or more of the following events:

(i)any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange

Act) of shares representing more than 50% of the combined voting power of the then outstanding Voting Stock (as defined below in this Section 12.3) of the Company; provided, however, that a “Change in Control” shall not be deemed to occur solely as the result of the acquisition by Doris F. Fisher, John J. Fisher, William Fisher and/or Robert R. Fisher (collectively, the “Fishers”) and the Permitted Designees (as defined below in this Section 12.3) of shares representing in the aggregate more than 50% but less than 75% of the combined voting power of the then outstanding Voting Stock of the Company;

(ii)the Company consolidates with or merges into any other corporation, any other corporation merges into the Company, or the Company effects a share exchange or the Company conveys, sells, transfers or leases all or substantially all (more than 75%) of its assets (other than to one or more of its wholly-owned subsidiaries), and, in the case of any such consolidation, merger or share exchange transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or securities, unless the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding Voting Stock of the entity resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock of the Company immediately before such transaction, or unless such transaction is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock;

(iii)the Company or the Company and its subsidiaries, taken as a whole, sells, assigns, conveys, transfers or leases all or substantially all (more than 75%) of the assets of the Company or of the Company and its subsidiaries, taken as a whole over a 12-month period, as applicable (other than to one or more wholly-owned subsidiaries of the Company); or

(iv)any time the Continuing Directors (as defined below in this Section 12.3) do not constitute a majority of the Board (or, if applicable, a successor entity to the Company).
For purposes of the above definition of Change in Control, “Continuing Directors” means, as of any date of determination, any member of the Board who (A) was a member of such Board on May 17, 2016 (the “Original Directors”) or (B) was appointed, nominated for election, or elected to such Board with the approval of a majority of the Original Directors or Continuing Directors who were members of such Board at the time of such nomination or election.
For purposes of the above definition of Change-in-Control, “Permitted Designees” means (i) a spouse or lineal descendent by blood or adoption of any of the Fishers; (ii) trusts solely for the benefit of any of the Fishers, one or more charitable foundations, institutions or entities or any of the individuals referred to in clause (i); (iii) in the event of the death of a Fisher, his or her estate, heirs, executor, administrator, committee or other personal representative; or (iv) any Person (as defined below in this Section 12.3) so long as any of the Fishers or any of the individuals referred to in clause (i) are the sole beneficial owners of more than 50% of the Voting Stock of such Person and constitute a majority of the board of directors of such Person, in the case of a corporation, or of the individuals exercising similar functions, in the case of an entity other than a corporation.
For purposes of the above definition of Change in Control, “Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.
For purposes of the above definition of Change in Control, “Voting Stock” means all classes of capital stock (shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the applicable entity, but excluding any debt securities convertible into such equity) of the applicable Person then outstanding and normally entitled to vote in the election of directors.

SECTION 13
LEGAL CONSTRUCTION

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

13.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

13.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

# Gap Inc.

THE GAP, INC.
ATTN: [illegible]
TWO FOLSOM STREET
SAN FRANCISCO, CA 94105

**VOTE BY INTERNET**
*Before The Meeting* - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to www.virtualshareholdermeeting.com/GAP2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39998-P50463

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

THE GAP, INC.

**The Board of Directors recommends you vote "FOR" Item 1.**

1. Election of Directors.

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. John J. Fisher | ☐ | ☐ | ☐ |
| 1b. Robert J. Fisher | ☐ | ☐ | ☐ |
| 1c. William S. Fisher | ☐ | ☐ | ☐ |
| 1d. Tracy Gardner | ☐ | ☐ | ☐ |
| 1e. Isabella D. Goren | ☐ | ☐ | ☐ |
| 1f. Bob L. Martin | ☐ | ☐ | ☐ |
| 1g. Amy Miles | ☐ | ☐ | ☐ |
| 1h. Jorge P. Montoya | ☐ | ☐ | ☐ |
| 1i. Chris O'Neill | ☐ | ☐ | ☐ |
| 1j. Mayo A. Shattuck III | ☐ | ☐ | ☐ |
| 1k. Elizabeth A. Smith | ☐ | ☐ | ☐ |
| 1l. Salaam Coleman Smith | ☐ | ☐ | ☐ |
| 1m. Sonia Syngal | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote "FOR" Items 2, 3, 4 and 5.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 29, 2022. | ☐ | ☐ | ☐ |
| 3. Approval, on an advisory basis, of the overall compensation of the named executive officers. | ☐ | ☐ | ☐ |
| 4. Approval of the amendment and restatement of The Gap Inc. Employee Stock Purchase Plan. | ☐ | ☐ | ☐ |
| 5. Approval of the amendment and restatement of The Gap Inc. 2016 Long-Term Incentive Plan. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D39999-P50463

**THE GAP, INC.**
**Annual Meeting of Shareholders**
**May 11, 2021 10:00 a.m.**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoint(s) Sonia Syngal, Julie Gruber and Katrina O'Connell, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions, as designated on the reverse side of this proxy, all of the shares of common stock of THE GAP, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m. San Francisco Time on May 11, 2021, virtually at www.virtualshareholdermeeting.com/GAP2021, and any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**